                                  SCHEDULE 14A
                                 (RULE 14A-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

     Filed by the registrant [X]

     Filed by a party other than the registrant [ ]

     Check the appropriate box:

     [X] Revised Preliminary proxy statement[ ] Confidential, for Use of the
                                                Commission Only (as permitted by
                                                Rule 14a-6(e)(2))

     [ ] Definitive proxy statement

     [ ] Definitive additional materials

     [ ] Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                               DAVID WHITE, INC.
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                (Name of Registrant as Specified in Its Charter)
--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):

     [X] No fee required

     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
0-11.

     (1) Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------

     (2) Aggregate number of securities to which transactions applies:

--------------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------

     [ ] Fee paid previously with preliminary materials:

     Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount previously paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

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     (4) Date Filed:

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

                               DAVID WHITE, INC.
                                11711 River Lane
                                 P.O. Box 1007
                        Germantown, Wisconsin 53022-8207
                                  414-251-8100

Dear Shareholder:


     You are cordially invited to attend a Special Meeting of the Shareholders of David White, Inc. (the "Company"), to be held in the Company's corporate offices at 11711 River Lane, Germantown, Wisconsin 53022-8207, on July 30, 1997, at 10:00 a.m., local time. A notice of the Special Meeting, a proxy statement and a proxy card are enclosed. All holders of the Company's outstanding shares of Common Stock as of June 27, 1997 (the "Record Date"), will be entitled to notice of and to vote at the Special Meeting.


     At the Special Meeting, you will be asked to consider and to vote upon a proposal to approve and adopt an Agreement and Plan of Merger (the "Merger Agreement"), dated as of April 30, 1997, by and among Choucroute Partners LLC ("Choucroute"), FC Sub Corporation, a wholly owned subsidiary of Choucroute ("Choucroute Sub") and the Company, pursuant to which Choucroute Sub will be merged with and into the Company (the "Merger"). If the Merger Agreement is approved and the Merger becomes effective, each outstanding share of Common Stock of the Company will be converted into the right to receive $12.00 in cash, without interest (other than shares of Common Stock, if any, held by the Company, Choucroute or Choucroute Sub, which are to be canceled as part of the Merger). Approval of the Merger Agreement requires the affirmative vote of the holders of a majority of all outstanding shares of the Company's Common Stock voting as a group.

     Details of the proposed Merger and other important information are set forth in the accompanying Proxy Statement which you are urged to read carefully.

     Your Board of Directors has carefully reviewed and considered the terms and conditions of the proposed Merger. In addition, the Board of Directors has received the opinion of its financial advisor, Cleary Gull Reiland & McDevitt Inc., that the $12.00 per share consideration to be received pursuant to the Merger Agreement by the holders of the Company's Common Stock is fair to such shareholders from a financial point of view.

     YOUR BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE MERGER AND RECOMMENDS THAT YOU VOTE FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.

     Whether or not you plan to attend the Special Meeting, please complete, sign and date the accompanying proxy card and return it in the enclosed prepaid envelope. SHAREHOLDERS SHOULD NOT SEND ANY STOCK CERTIFICATES WITH THEIR PROXY CARDS. If you attend the Special Meeting, you may revoke such proxy and vote in person if you wish, even if you have previously returned your proxy card. Your prompt cooperation will be greatly appreciated.

                                          Very truly yours,
                                        Tony L. Mihalovich
                                          Tony L. Mihalovich
                                          President and Chief Executive Officer


July 8, 1997

                               DAVID WHITE, INC.

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS


                          TO BE HELD ON JULY 30, 1997


TO SHAREHOLDERS OF DAVID WHITE, INC.


     A special meeting of the shareholders of David White, Inc. (the "Company"), will be held in the Company's corporate offices at 11711 River Lane, Germantown, Wisconsin 53022-8207, on July 30, 1997, at 10:00 a.m., local time (the "Special Meeting"), for the following purposes:


     1. To consider and vote upon a proposal to approve and adopt an Agreement and Plan of Merger (the "Merger Agreement"), dated as of April 30, 1997, by and among Choucroute Partners LLC, a Wisconsin limited liability company ("Choucroute"), FC Sub Corporation, a Wisconsin corporation and a wholly owned subsidiary of Choucroute ("Choucroute Sub") and the Company. Pursuant to the Merger Agreement, among other things, Choucroute Sub will be merged with and into the Company (the "Merger") and each outstanding share of common stock, par value $3.00 per share, of the Company (the "Common Stock" or "Company Shares"), will be converted into the right to receive $12.00 in cash, without interest (other than shares of Common Stock, if any, held by the Company, Choucroute or Choucroute Sub, which are to be canceled as part of the Merger). A copy of the Merger Agreement is attached as Exhibit A to the accompanying Proxy Statement.

     2. To transact such other business as may properly come before the Special Meeting or any adjournment or adjournments thereof.


     The close of business on June 27, 1997 is the record date for the Special Meeting and only shareholders of record at that time will be entitled to notice of and to vote at the Special Meeting or any adjournment or adjournments thereof.


     Your attention is called to the Proxy Statement accompanying this Notice for a more complete statement regarding the matters to be acted upon at the Special Meeting. THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" APPROVAL OF THE MERGER AGREEMENT.

                                          By Order of the Board of Directors,

                                          James L. Younk
                                          James L. Younk, Secretary

Germantown, Wisconsin

July 8, 1997


YOUR VOTE IS IMPORTANT. ALL SHAREHOLDERS ARE CORDIALLY INVITED TO ATTEND THE SPECIAL MEETING. WHETHER OR NOT YOU PLAN TO ATTEND, PLEASE MARK, SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE. YOU MAY NEVERTHELESS VOTE IN PERSON IF YOU ATTEND THE SPECIAL MEETING.

                               DAVID WHITE, INC.
                                11711 River Lane
                                 P.O. Box 1007
                        Germantown, Wisconsin 53022-8207
                                  414-251-8100

                                PROXY STATEMENT


     This Proxy Statement is being furnished to the shareholders of David White, Inc. (the "Company") in connection with the solicitation of proxies by the Company's Board of Directors to be voted at the Special Meeting of shareholders to be held on July 30, 1997, at 10:00 a.m., local time, in the Company's corporate offices at 11711 River Lane, Germantown, Wisconsin 53022-8207 (the "Special Meeting") and at any adjournments or postponements thereof. The enclosed proxy card, the accompanying Notice of Special Meeting of Shareholders and this Proxy Statement are being first mailed to shareholders of the Company on or about July 8, 1997. At the Special Meeting, the shareholders of the Company will consider and vote upon a proposal to approve and adopt an Agreement and Plan of Merger dated as of April 30, 1997 (the "Merger Agreement") by and among Choucroute Partners LLC, a Wisconsin limited liability company ("Choucroute"), FC Sub Corporation, a Wisconsin corporation and a wholly owned subsidiary of Choucroute ("Choucroute Sub"), and the Company.


     If the Merger is consummated, Choucroute Sub will be merged into the Company, with the Company being the surviving corporation (the "Surviving Corporation"). Pursuant to the Merger Agreement each outstanding share of the Company's $3.00 par value common stock (the "Common Stock" or "Company Shares"), will be converted into the right to receive $12.00 per share in cash, without interest (other than shares of Common Stock, if any, held by the Company, Choucroute or Choucroute Sub, which are to be canceled as part of the Merger). Each outstanding share of Choucroute Sub common stock will be converted into one share of Common Stock of the Surviving Corporation and the Company will become a wholly owned subsidiary of Choucroute.

                               TABLE OF CONTENTS


SUMMARY.....................................................      1
  General...................................................      1
     The Special Meeting....................................      1
     Purpose of The Special Meeting; Quorum; Vote
      Required..............................................      1
     The Parties to the Merger..............................      1
     The Merger.............................................      2
     Certain Effects of the Merger..........................      2
     Procedures for Exchange of Certificates................      2
     Opinion of the Company's Financial Advisor.............      2
     Recommendation of Board of Directors...................      2
     Interests of Certain Persons in the Merger.............      3
     Accounting Treatment...................................      3
     Federal Income Tax Consequences........................      3
  The Merger Agreement......................................      4
     Effective Time of the Merger...........................      4
     Conditions to Consummation of the Merger...............      4
     Waiver of Conditions to Consummation of the Merger.....      4
     Financing Contingency..................................      4
     Termination of the Merger Agreement....................      4
     Amendments to the Merger Agreement.....................      5
     Dissenters' Rights.....................................      5
  Market Price Data.........................................      5
  Selected Financial Data of the Company....................      6
INTRODUCTION................................................      7
  Proposal to be Considered at the Special Meeting..........      7
  Voting Rights; Vote Required for Approval.................      7
  Proxies...................................................      7
THE MERGER..................................................      8
  Effects of the Merger.....................................      8
  Effective Time............................................      8
  Procedures for Exchange of Certificates...................      9
  Background of the Merger..................................      9
  The Company's Reasons for the Merger; Recommendation of
     the Company's Board of Directors.......................     12
  Opinion of Financial Advisor to the Company...............     13
  Interests of Certain Persons in the Merger................     16
     Stock Options..........................................     16
     Severance Arrangement..................................     16
     Indemnification and Insurance..........................     16
  Accounting Treatment......................................     17
  Certain Federal Income Tax Consequences of the Merger to
     the Company's Shareholders.............................     17
  Source and Amount of Funds................................     18
  Dissenters' Rights of Appraisal...........................     18
  Regulatory Approvals......................................     18
THE MERGER AGREEMENT........................................     18
  General...................................................     18
  Effective Time............................................     19
  Consideration to be Received by Shareholders of the
     Company................................................     19
  Representations and Warranties............................     19
  Covenants.................................................     20
  Conditions to Consummation of the Merger..................     21
  Termination...............................................     22
  Termination Fee and Expenses..............................     23

  Amendments and Waivers....................................     23
RIGHTS AGREEMENT............................................     23
  Summary of Features.......................................     24
  Certain Effects of the Rights on the Merger...............     25
DISSENTERS' RIGHTS..........................................     25
BUSINESS....................................................     26
  General...................................................     26
  David White Instruments...................................     26
  Ammann....................................................     26
  Competition...............................................     27
  Certain Credit Terms......................................     27
  Seasonality...............................................     27
  Patent and Engineering;
     Research and Product Development.......................     27
  Environmental Regulation..................................     27
  Raw Materials.............................................     28
  Employees.................................................     28
  Properties................................................     28
  Legal Proceedings.........................................     28
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
  AND RESULTS OF OPERATIONS.................................     29
  Results of Operations.....................................     29
  Liquidity.................................................     30
  Capital Resources.........................................     30
  Known Trends or Uncertainties.............................     30
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
  MANAGEMENT................................................     31
DIRECTORS AND EXECUTIVE OFFICERS............................     32
  Directors.................................................     32
  Executive Officers........................................     32
OTHER MATTERS...............................................     32
SHAREHOLDER PROPOSALS.......................................     33
EXPENSES OF SOLICITATION....................................     33
INDEPENDENT AUDITORS........................................     33
AVAILABLE INFORMATION.......................................     33
FINANCIAL STATEMENTS........................................    F-1
EXHIBITS
Exhibit A -- Agreement and Plan of Merger dated as of April
             30, 1997 among Choucroute Partners LLC, FC Sub
             Corporation and David White, Inc.
Exhibit B -- Opinion of Cleary Gull Reiland & McDevitt Inc.

                                    SUMMARY

     The following is a summary of certain information contained elsewhere in this Proxy Statement. The summary is not intended to be complete and is qualified in its entirety by reference to the more detailed information contained in this Proxy Statement and the exhibits hereto. Shareholders are urged to review the entire Proxy Statement carefully.

GENERAL

The Special Meeting

     The Special Meeting of shareholders of David White, Inc. (the "Company") will be held on July 30, 1997, at 10:00 a.m., local time, in the Company's corporate offices at 11711 River Lane, Germantown, Wisconsin 53022-8207 (the "Special Meeting"). Only holders of record of shares of the $3.00 par value common stock of the Company (the "Common Stock" or "Company Shares") at the close of business on June 27, 1997 are entitled to notice of and to vote at the Special Meeting. On that date, there were 457,323 Company Shares outstanding, with each share entitled to cast one vote at the Special Meeting. See "INTRODUCTION -- Voting Rights; Vote Required for Approval."

Purpose of the Special Meeting; Quorum; Vote Required

     At the Special Meeting, shareholders will consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger, dated as of April 30, 1997, among Choucroute Partners LLC, FC Sub Corporation and the Company, a copy of which is attached as Exhibit A to this Proxy Statement (the "Merger Agreement"). The Merger Agreement provides for the merger of FC Sub Corporation into the Company (the "Merger"), such that the Company, as the surviving corporation (the "Surviving Corporation"), would become a wholly owned subsidiary of Choucroute Partners LLC. The presence, in person or by proxy, of the holders of a majority of the outstanding Company Shares at the Special Meeting is necessary to constitute a quorum at the Special Meeting. Under Wisconsin law, approval of the Merger Agreement requires the affirmative vote of the holders of a majority of the outstanding Company Shares. All of the Company's executive officers and directors, who collectively own 93,922 shares of Common Stock, representing approximately 20.5% of the outstanding Common Stock, have indicated their intent to vote for approval and adoption of the Merger Agreement. See "INTRODUCTION -- Voting Rights; Vote Required for Approval," and "THE MERGER AGREEMENT -- Conditions to Consummation of the Merger."

The Parties to the Merger

     Choucroute Partners LLC. Choucroute Partners LLC ("Choucroute") is a Wisconsin limited liability company that was formed for the limited purpose of acquiring the Company through the Merger and engaging in the transactions contemplated by the Merger Agreement. Robert T. Foote, Jr. controls Choucroute as its sole manager and by directly or indirectly controlling all of the interests in Choucroute. Choucroute was formed with approximately $2.1 million of equity capital contributed by Mr. Foote and certain trusts controlled by Mr. Foote or members of his family. The principal executive offices of Choucroute are located at 32451 Oakland Road, Nashotah, Wisconsin 53058 and the telephone number is 414-367-3323.

     David White, Inc. The Company is a manufacturer and distributor of medium and high technology products in the specialty market of optical and laser surveying instruments for productivity improvement in the construction industry. The principal executive offices of the Company are located at 11711 River Lane, P.O. Box 1007, Germantown, Wisconsin 53022-8207 and the telephone number is 414-251-8100.

     FC Sub Corporation. FC Sub Corporation ("Choucroute Sub") is a wholly owned subsidiary of Choucroute, formed solely for the purpose of the Merger. Choucroute Sub has not engaged in any business activity unrelated to the Merger. The principal executive offices of Choucroute Sub are located at 32451 Oakland Road, Nashotah, Wisconsin 53058 and the telephone number is 414-367-3323.

The Merger

     Pursuant to the Merger Agreement, Choucroute Sub will merge into the Company, with the Company being the Surviving Corporation. Each outstanding share of the Company's Common Stock will be converted into the right to receive from Choucroute $12.00 in cash, without interest (other than shares of Common Stock, if any, held by the Company, Choucroute or Choucroute Sub, which are to be canceled as part of the Merger). The consideration to be received by the Company's shareholders pursuant to the Merger Agreement is sometimes referred to herein as the "Merger Consideration." Choucroute intends to fund payment of the Merger Consideration through existing cash and by entering into a new credit facility. See "THE MERGER -- Source and Amount of Funds." Each outstanding share of Choucroute Sub's $.01 par value common stock (the "Choucroute Sub Shares") will be converted into one share of common stock of the Surviving Corporation. At the effective time of the Merger (the "Effective Time"), Choucroute will own 100% of the outstanding Company Shares. See "THE MERGER AGREEMENT."

Certain Effects of the Merger

     As a result of the Merger, Choucroute will acquire the entire equity interest in the Company. Therefore, following the Merger the present holders of the Company Shares will no longer have an equity interest in the Company and will no longer share in future earnings and growth of the Company, the risks associated with achieving such earnings and growth, or the potential to realize greater value for their Company Shares through divestitures, strategic acquisitions or other corporate opportunities that may be pursued by the Company in the future. Instead, each such holder of Company Shares immediately prior to the Effective Time will have the right to receive the Merger Consideration to which such holder is entitled under the Merger Agreement. The Company Shares will no longer be traded in the over-the-counter market or quoted on Nasdaq and the registration of the Company Shares under the Securities Exchange Act of 1934, as amended (the "Exchange Act") will be terminated. See "THE MERGER -- Effects of the Merger."

Procedures for Exchange of Certificates

     Promptly after the Effective Time, a letter of transmittal and instructions for surrendering stock certificates evidencing shares of the Company's Common Stock will be mailed to each holder of the Company's Common Stock for use in exchanging such holder's stock certificates for the Merger Consideration to which such holder is entitled under the Merger Agreement. SHAREHOLDERS SHOULD NOT SEND ANY STOCK CERTIFICATES WITH THEIR PROXY CARDS. See "THE MERGER -- Procedures for Exchange of Certificates."

Opinion of the Company's Financial Advisor

     Cleary Gull Reiland & McDevitt Inc. ("Cleary Gull") has rendered its written opinion that, subject to the assumptions set forth therein, the $12.00 per share to be received by the holders of Company Shares is fair to such holders from a financial point of view. The full text of Cleary Gull's written opinion, dated May 14, 1997, which sets forth the assumptions made, matters considered and the scope and limitations of the review undertaken and procedures followed by Cleary Gull in rendering its opinion, is attached hereto as Exhibit
B. HOLDERS OF COMPANY SHARES ARE URGED TO AND SHOULD READ SUCH OPINION IN ITS ENTIRETY. For information relating to the opinion of Cleary Gull, see "THE MERGER -- Opinion of Financial Advisor to the Company."

Recommendation of Board of Directors

     The Board of Directors has determined that the Merger and the Merger Consideration are fair to, and in the best interests of, the Company's shareholders. The Board of Directors has unanimously approved the Merger Agreement and recommends that shareholders vote FOR the proposal to approve and adopt the Merger Agreement. See "THE MERGER -- The Company's Reasons for the Merger; Recommendation of the Company's Board of Directors."

Interests of Certain Persons in the Merger

     As a consequence of the Merger certain members of the Company's management and the Board of Directors will receive benefits in addition to the interests of shareholders of the Company generally. Those benefits include cash payments to officers and directors equal to the difference between the exercise price of stock options of the Company and the Merger Consideration in the aggregate amount of $174,000; certain severance payments which may be due the President of the Company upon termination of his employment following in the Merger in the amount of approximately $330,000; and indemnification and insurance for the benefit of former officers, directors, employees, agents and representatives of the Company. See "THE MERGER -- Interests of Certain Persons in the Merger." In the opinion of the Company, these benefits do not have a material adverse effect upon non-affiliated shareholders.

Accounting Treatment

     The Merger will be accounted for by Choucroute under the purchase method of accounting. See "THE MERGER -- Accounting Treatment."

Federal Income Tax Consequences

     The receipt of the Merger Consideration for Company Shares pursuant to the Merger will be a taxable transaction for federal income tax purposes under the Internal Revenue Code of 1986, as amended, and also may be a taxable transaction under applicable state, local, foreign and other tax laws. For federal income tax purposes, a shareholder of the Company will realize taxable gain or loss as a result of the Merger equal to the difference, if any, between the amount of cash received by the shareholder in the Merger (i.e., $12.00 per share) and the shareholder's adjusted tax basis in such stock. The discussion regarding federal income tax consequences is based upon the Internal Revenue Code of 1986, as amended. The Company will not seek any rulings from the Internal Revenue Service or an opinion of counsel with respect to the transactions contemplated by the Merger Agreement. See "THE MERGER -- Certain Federal Income Tax Consequences of the Merger to the Company's Shareholders."

THE MERGER AGREEMENT

Effective Time of the Merger

     The Merger will become effective (the "Effective Time") on the later of (a) the date the Department of Financial Institutions of the State of Wisconsin receives the Articles of Merger for filing or (b) the effective date and time specified in the Articles of Merger. The filing of the Articles of Merger will occur after all conditions to the Merger contained in the Merger Agreement have been satisfied or waived. The Company, Choucroute and Choucroute Sub anticipate that the Merger will be consummated promptly following the Special Meeting. See "THE MERGER AGREEMENT -- General" and "-- Effective Time."

Conditions to Consummation of the Merger


     The respective obligations of the Company, Choucroute and Choucroute Sub to effect the Merger are subject to the satisfaction at or prior to the Effective Time of various closing conditions. Such conditions include, among others, the approval and adoption of the Merger Agreement by the holders of a majority of the outstanding Company Shares, the receipt by Choucroute of acquisition and working capital financing, and the correctness in all material respects of the representations and warranties of the parties to the Merger Agreement. If the Company's shareholders do not approve the Merger Agreement, the Company will not consummate the Merger, either Choucroute or the Company may terminate the Merger Agreement, and, in the event of such termination, all expenses will be borne solely and entirely by the party incurring such expenses. See "THE MERGER AGREEMENT -- Conditions to Consummation of the Merger," "--Termination," and "Termination Fees and Expenses."



Waiver of Conditions to the Consummation of the Merger



     Under the Merger Agreement, any of the conditions to the consummation of the Merger may be waived by the party seeking the fulfillment of such condition to the extent permitted by applicable law, including, without limitation, conditions relating to the absence of certain types of actions or proceedings before a court or governmental agency with respect to the Merger, the receipt by Choucroute of acquisition and working capital financing, the receipt of opinions of legal counsel, and the correctness in all material respects of the representations and warranties of the parties to the Merger Agreement. If any such waiver is made, the Company could consummate the Merger without resoliciting approval of the Merger Agreement by the Company's shareholders. The Company does not believe that any such waiver would have a material adverse effect on the Company's shareholders. See "THE MERGER AGREEMENT -- Conditions to the Consummation of the Merger."



Financing Contingency



     Under the Merger Agreement Choucroute may terminate the Merger Agreement in the event it is unable to obtain acquisition and working capital financing on substantially the terms and conditions set forth in a letter provided to the Company upon execution of the Merger Agreement. On May 27, 1997, Choucroute received a commitment letter from a bank which does satisfy that requirement. See "THE MERGER -- Source and Amount of Funds" and "THE MERGER AGREEMENT -- Conditions to Consummation of the Merger."


Termination of the Merger Agreement

     The Merger Agreement may, under specified circumstances, be terminated and the Merger abandoned at any time prior to the Effective Time, notwithstanding approval of the Merger Agreement by the shareholders of the Company. The Merger Agreement requires the Company to reimburse Choucroute for all expenses incurred after the date of the Merger Agreement and in addition to pay Choucroute a termination fee (the "Termination Fee") of $200,000 (approximately $0.44 per Company Share) if (a) the Company terminates the Merger Agreement because the Board of Directors of the Company determines, in the exercise of its judgment as to its fiduciary duties to the Company's shareholders after consultation with counsel, that such termination is required by reason of any Competing Transaction (as defined in the Merger Agreement), or (b) Choucroute terminates the Merger Agreement because (i) the Board of Directors of the Company withdraws, modifies or changes in a manner materially adverse to Choucroute its recommendation of the Merger Agreement or the Merger or resolves to do any of the foregoing, (ii) the Board of Directors of the Company recommends a Competing Transaction to the shareholders of the Company or resolves to do so, or

(iii) a tender offer or exchange offer for 50% or more of the outstanding shares of Common Stock is commenced, and the Board of Directors of the Company, within ten business days after such tender offer or exchange offer is so commenced, either fails to recommend against acceptance of such tender offer or exchange offer by the Company's shareholders or takes no position with respect to the acceptance of such tender offer or exchange offer by the Company's shareholders. In addition, if either party terminates the Merger Agreement due to a material intentional breach by the other party of any of its covenants in the Merger Agreement, the party in breach must reimburse the other party for all expenses (whether incurred before or after the date of the Merger Agreement) and in addition pay such party the sum of $200,000. In addition, if the Merger Agreement is terminated by Choucroute as a result of its inability to obtain financing, unless such inability arises as a result of the Company's failure to accurately disclose relevant facts or circumstances to Choucroute's financing sources, Choucroute is obligated to reimburse the Company for up to $75,000 of expenses actually incurred by the Company subsequent to April 15, 1997. See "THE MERGER AGREEMENT -- Termination" and "-- Termination Fee and Expenses."

Amendments to the Merger Agreement


     The Merger Agreement may not be amended except by action of the Company, Choucroute and Choucroute Sub set forth in an instrument in writing signed on behalf of each of the parties. Following approval of the Merger Agreement by the Company's shareholders, the Company will resolicit shareholders with respect to amendments to the Merger Agreement that reduce the amount or change the type of Merger Consideration or as otherwise required by applicable law. See "THE MERGER AGREEMENT -- Amendments and Waivers."


DISSENTERS' RIGHTS

     Under the Wisconsin Business Corporation Law ("WBCL"), holders of a class of stock quoted on the National Association of Securities Dealers, Inc. automated quotations system (such as the Company Shares) do not have dissenters' rights except in certain circumstances, none of which are present with respect to the Merger. See "DISSENTERS' RIGHTS."

MARKET PRICE DATA

     The Company's Common Stock is traded in the over-the-counter market and is quoted on Nasdaq under the symbol DAWH. As of April 30, 1997, there were approximately 266 shareholders of record. The following table sets forth the reported high and low bid prices of the Company's Common Stock for the periods indicated. The prices represent inter-dealer quotations and do not include adjustments for retail markups, markdowns or commissions and do not necessarily represent actual transactions. The Company has not paid any dividends on its Common Stock since 1990.

                                                                     HIGH           LOW
                                                                     ----           ---
Fiscal Year Ended December 31, 1995
        First Quarter                                              $11   3/4      $ 8  3/4
        Second Quarter                                              11   3/4        9  1/2
        Third Quarter                                               11              9  3/4
        Fourth Quarter                                              12              9  3/4
Fiscal Year Ended December 31, 1996
        First Quarter                                               12   7/8       11  1/2
        Second Quarter                                              11   5/8       11  1/2
        Third Quarter                                               11   1/2       10
        Fourth Quarter                                              11   1/4        7  1/2
Fiscal Year Ending December 31, 1997
        First Quarter                                                8   1/4        7  1/2
        Second Quarter (through April 29, 1997)                      9   1/2        7  7/8

     On April 29, 1997, the last full day of trading prior to the announcement by the Company and Choucroute of the execution of the Merger Agreement, the reported high and low bid prices per share of Common Stock were $9.50 and
$7.875, respectively. On                   , the last full day of trading prior
to the printing of this Proxy Statement, such reported high and low bid prices
per share were $          and $          , respectively.

SELECTED FINANCIAL DATA OF THE COMPANY


     The following selected financial data for the three years ended December 31, 1996 are derived from the financial statements of the Company and the following selected financial data for the three months ended March 31, 1997 and 1996 are derived from unaudited financial statements of the Company and include all adjustments, consisting only of normal recurring accruals that the Company considers necessary for a fair presentation of the financial position and results of operations for those periods.



                                                     FOR THE THREE
                                                      MONTHS ENDED               FOR THE YEARS
                                                       MARCH 31,              ENDED DECEMBER 31,
                                                   ------------------    -----------------------------
                                                    1997       1996       1996       1995       1994
                                                    ----       ----       ----       ----       ----
                                                   (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)
Income Statement Data:
  Net sales                                         $4,128    $ 3,953    $13,372    $15,278    $15,886
  Income before other (income) expense and
     income taxes                                      399        371        566        795      1,090
  Other income (expense)                             --         --           185         38         12
  Loss on sale of subsidiary                         --         --         --          (722)     --
  Loss on termination of pension plan                --         --         --          (523)     --
  Environmental expenses                             --         --         --          (297)     --
  Interest expense                                     (42)       (86)      (284)      (290)      (264)
  Earnings (loss) before income taxes                  357        285        467       (999)       838
  Income taxes                                          89         57        140       (147)       137
  Net earnings (loss)                                  268        228        327       (852)       701
  Net earnings (loss) per common share               $0.59      $0.50      $0.72     $(1.75)     $1.33
  Average common shares outstanding                457,323    457,323    457,323    486,698    527,624
Balance Sheet Data:
  Current assets                                    $7,121    $ 8,314     $5,185     $6,219    $ 7,091
  Other assets                                         300        474        302        493      1,928
  Plant, property and equipment, net                 1,805      2,406      1,816      2,465      2,176
                                                   -------    -------    -------    -------    -------
       Total assets                                 $9,226    $11,194     $7,303     $9,177    $11,195
                                                   =======    =======    =======    =======    =======
  Current liabilities                               $2,923    $ 4,379     $1,209     $2,508    $ 2,398
  Long-term liabilities                              1,032      1,955      1,091      2,037      2,765
  Shareholders' investment                           5,271      4,860      5,003      4,632      6,032
                                                   -------    -------    -------    -------    -------
       Total liabilities and shareholders'
          investment                                $9,226    $11,194     $7,303     $9,177    $11,195
                                                   =======    =======    =======    =======    =======

                                  INTRODUCTION


     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of David White, Inc. (the "Company") to be voted at a Special Meeting of shareholders to be held on July 30, 1997 (the "Special Meeting") and any adjournments or postponements thereof. Shares represented by properly executed proxies received by the Company will be voted at the Special Meeting or any adjournment thereof in accordance with the terms of such proxies, unless revoked. Proxies may be revoked at any time prior to the voting thereof either by written notice filed with the Secretary of the meeting or by attendance and voting in person at the meeting.


PROPOSAL TO BE CONSIDERED AT THE SPECIAL MEETING

     At the Special Meeting, the shareholders of the Company will consider and vote upon a proposal to approve and adopt an Agreement and Plan of Merger, dated as of April 30, 1997 (the "Merger Agreement"), among Choucroute Partners LLC ("Choucroute"), FC Sub Corporation, a Wisconsin corporation which is a wholly owned subsidiary of Choucroute ("Choucroute Sub") and the Company.

     The Merger Agreement provides for the merger (the "Merger") of Choucroute Sub into the Company, with the Company being the surviving corporation (the "Surviving Corporation"). Pursuant to the Merger, each outstanding share of the common stock, $3.00 par value, of the Company (the "Common Stock" or "Company Shares"), will be converted into the right to receive $12.00 per share in cash, without interest (other than shares of Common Stock, if any, held by the Company, Choucroute or Choucroute Sub, which are to be canceled as part of the Merger), and each outstanding share of Choucroute Sub common stock, $.01 par value per share (the "Choucroute Sub Shares"), will be converted into one share of Common Stock of the Surviving Corporation. The consideration to be received by the Company's shareholders pursuant to the Merger is sometimes referred to herein as the "Merger Consideration." A copy of the Merger Agreement is attached as Exhibit A to this Proxy Statement.

VOTING RIGHTS; VOTE REQUIRED FOR APPROVAL


     The record date for the Special Meeting is the close of business on June 27, 1997. At that date, there were 457,323 Company Shares outstanding. Each Company Share entitles its holder to one vote concerning all matters properly coming before the Special Meeting. Any shareholder entitled to vote may vote either in person or by duly authorized proxy. A majority of the shares entitled to vote, represented in person or by proxy, will constitute a quorum. Abstentions and broker non-votes (i.e., shares held by brokers in street name, voting on certain matters due to discretionary authority or instructions from the beneficial owner but not voting on other matters due to lack of authority to vote on such matters without instructions from the beneficial owner) are counted for the purpose of establishing a quorum. Under the Wisconsin Business Corporation Law ("WBCL"), for the Merger to be approved by shareholders, the Merger Agreement must be approved and adopted by the holders of at least a majority of the outstanding Company Shares. Accordingly, abstentions and broker non-votes have the same effect as a vote "AGAINST" approval of the Merger. Votes will be tabulated by Firstar Trust Company.


PROXIES

     All Company Shares represented by properly executed proxies received prior to or at the Special Meeting and not revoked will be voted in accordance with the instructions indicated in such proxies. IF NO INSTRUCTIONS ARE INDICATED, SUCH PROXIES WILL BE VOTED FOR THE PROPOSAL TO APPROVE AND ADOPT THE MERGER AGREEMENT AND, IN THE DISCRETION OF THE PERSONS NAMED IN THE PROXY, ON SUCH OTHER MATTERS AS MAY PROPERLY BE PRESENTED AT THE SPECIAL MEETING.

     A shareholder may revoke his, her or its proxy at any time prior to its use by delivering to the Secretary of the Company a signed notice of revocation or a later dated and signed proxy or by attending the Special Meeting and voting in person. Attendance at the Special Meeting will not in itself constitute the revocation of a proxy.

     Expenses in connection with the solicitation of proxies will be paid by the Company. Upon request, the Company will reimburse brokers, dealers and banks or their nominees, for reasonable expenses incurred in forwarding copies of the proxy material to the beneficial owners of shares which such persons hold of record. Solicitation of proxies will be made principally by mail. Proxies may also be solicited in person, or by telephone or facsimile, by officers and regular employees of the Company who will receive no additional compensation in connection with the solicitation. The Company has also engaged Georgeson & Company, Inc. to solicit proxy appointments on behalf of the Company's Board of Directors in connection with the Special Meeting at an anticipated cost of approximately $5,000 plus reasonable out-of-pocket expenses.

                                   THE MERGER

     The following information describes the material aspects of the Merger. This description does not purport to be complete and is qualified in its entirety by reference to the exhibits hereto, including the Merger Agreement, which is attached to this Proxy Statement as Exhibit A and is incorporated herein by reference. All shareholders are urged to read Exhibit A in its entirety. See also "THE MERGER AGREEMENT."

     The Board of Directors of the Company has unanimously approved the Merger Agreement and recommended approval and adoption of the Merger Agreement by the shareholders and has determined that the transactions contemplated by the Merger Agreement are fair to, and in the best interests of, the Company's shareholders. See "-- The Company's Reasons for the Merger; Recommendation of the Company's Board of Directors."

     THE BOARD OF DIRECTORS OF THE COMPANY UNANIMOUSLY RECOMMENDS A VOTE FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.

EFFECTS OF THE MERGER

     Upon consummation of the Merger, (a) Choucroute Sub will merge with and into the Company, with the Company being the Surviving Corporation; (b) the Company will become a wholly owned subsidiary of Choucroute; (c) each Company Share outstanding immediately prior to the Effective Time (other than shares of Common Stock, if any, held by the Company, Choucroute or Choucroute Sub) will be converted, in a taxable transaction, into the right to receive $12.00 in cash, without interest; (d) each Company Share outstanding immediately prior to the Effective Time and held by the Company as treasury shares or by Choucroute or Choucroute Sub will be canceled and retired without consideration; and (e) each Choucroute Sub Share will be converted into one share of Common Stock of the Surviving Corporation.

     As of the record date, there were 457,323 Company Shares outstanding and 46,750 Company Shares reserved for future issuance pursuant to currently outstanding stock options. Assuming that no additional Company Shares or stock options are outstanding at the Effective Time, then, upon consummation of the Merger, holders of Company Shares and stock options would be entitled to receive, in the aggregate, approximately $5.7 million.

     Each certificate previously representing Company Shares will thereafter represent only the right to receive the Merger Consideration to which such certificate is entitled pursuant to the Merger Agreement. Certificates previously representing Company Shares may be exchanged for the Merger Consideration as provided below. Each Company Share held by Choucroute, Choucroute Sub or the Company will be canceled and retired and no payment will be made with respect thereto.

     For a description of the procedures for exchanging certificates representing Company Shares, see "-- Procedures for Exchange of Certificates."

EFFECTIVE TIME

     If the Merger Agreement is adopted by the requisite vote of the Company's shareholders and the other conditions to the Merger are satisfied (or waived to the extent permitted), the Merger will be consummated and effective on the later of (a) the date the Department of Financial Institutions of the State of Wisconsin receives the Articles of Merger for filing and (b) the effective date and time specified in the Articles of Merger. The date and time the Merger is effective is referred to herein as the "Effective Time."

     The Merger Agreement provides that the parties will cause the Effective Time to occur as promptly as practicable after the adoption of the Merger Agreement by the shareholders of the Company and the satisfaction (or waiver, if permissible) of the other conditions set forth in the Merger Agreement. In certain circumstances, Choucroute or the Company may terminate the Merger Agreement prior to the Effective Time, whether before or after approval and adoption of the Merger Agreement by the Company's shareholders. See "THE MERGER AGREEMENT -- Termination."

PROCEDURES FOR EXCHANGE OF CERTIFICATES

     Immediately prior to the Effective Time, Choucroute will deposit, or will cause to be deposited, with a bank or trust company to be designated by Choucroute (the "Exchange Agent") approximately $5.5 million (the "Exchange Fund"), for the benefit of the holders of Company Shares for exchange in accordance with the terms of the Merger Agreement. Pursuant to irrevocable instructions, the Exchange Agent will deliver out of the Exchange Fund the portion of the Merger Consideration associated with the outstanding Company Shares pursuant to the Merger Agreement.

     At or after the Effective Time there will be no transfers of Company Shares on the stock transfer books of the Company.

     Promptly after the Effective Time, Choucroute will instruct the Exchange Agent to mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding Company Shares (the "Certificates") (a) a letter of transmittal in customary form (which will specify that delivery will be effected, and risk of loss and title to the Certificates will pass, only upon proper delivery of the Certificates to the Exchange Agent), and (b) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate for cancellation to the Exchange Agent together with a letter of transmittal, duly executed, and any other documents as may be required pursuant to such instructions, the holder of a Certificate will be entitled to receive in exchange therefor the Merger Consideration to which such Certificate is entitled. The Certificate so surrendered will forthwith be canceled. In the event of a transfer of ownership of Company Shares which is not registered in the stock transfer records of the Company, it shall be a condition to such exchange that a Certificate representing the proper number of Company Shares be presented by a transferee to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon surrender the Merger Consideration to which such Certificate is entitled.

     SHAREHOLDERS OF THE COMPANY SHOULD NOT FORWARD THEIR STOCK CERTIFICATES TO THE EXCHANGE AGENT WITHOUT A LETTER OF TRANSMITTAL AND SHOULD NOT RETURN THEIR STOCK CERTIFICATES WITH THE ENCLOSED PROXY.

     Any portion of the Exchange Fund remaining undistributed 180 days after the Effective Time will be returned to Choucroute, and any holders of theretofore unsurrendered Company Shares will thereafter be able to look only to Choucroute for any portion of the Exchange Fund to which they are entitled. Choucroute will not be liable to any holder of Company Shares for Merger Consideration delivered to a public official pursuant to any abandoned property, escheat or similar law.

BACKGROUND OF THE MERGER

     The terms of the Merger Agreement are the result of arms-length negotiations between representatives of the Company and Choucroute. The following describes the background of the discussions between the Company and Choucroute leading up to the execution of the definitive Merger Agreement on April 30, 1997.

     For the past several years, the Company's Board of Directors has from time to time considered various strategic alternatives as part of its ongoing effort to enhance shareholder value. Among the alternatives explored were (i) continuing to operate the Company, with ongoing efforts to improve operating performance and expand the Company's business, through internal growth and/or acquisitions; and (ii) identifying a potential strategic or financial buyer to enter into a business combination with the Company.

     As part of the Company's exploration of strategies to maximize shareholder value, directors of the Company have had discussions from time to time with other companies believed to be potentially interested in a business combination or similar transaction with the Company, although in the two years prior to 1995, no such discussions advanced beyond the preliminary stage.


     On November 29, 1995, Robert T. Foote, Jr. contacted the Company's Chairman of the Board on an unsolicited basis to explore a potential acquisition of the Company by Mr. Foote, a group of investors related to Mr. Foote and another individual (collectively, the "Foote Group"). Specifically, the Foote Group proposed to acquire the Common Stock at a price of $14.00 per share, subject to a due diligence review, the negotiation of a definitive acquisition agreement and other conditions. Accordingly, the Foote Group, and the Company executed a confidentiality agreement (the "Confidentiality Agreement") agreeing to maintain the secrecy of each other's confidential information. The Company issued a press release regarding the Foote Group's November 29, 1995 proposal on December 1, 1995. During December 1995, representatives of the Foote Group began a due diligence investigation of the Company to determine whether the Foote Group was interested in pursuing an acquisition or other business transaction with the Company.



     On December 13, 1995, the Company's Board of Directors retained Cleary Gull to assist the Board of Directors in the negotiations with the Foote Group. Cleary Gull was selected by the Company as its financial advisor in connection with the Merger based on recommendation of counsel, who recommended Cleary Gull because of its familiarity with the Company and its knowledge of the potential market for companies the size of and in the industry of the Company. Cleary Gull was also selected because of its reputation and expertise as an investment banking firm experienced in transactions of this type. Cleary Gull, as part of its investment banking business, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, underwritings of equity securities, private placements and valuations for corporate and other purposes. Cleary Gull had not previously provided investment banking or financial advisory services to the Company. No other companies were considered as the Company's financial advisor.



     On December 20, 1995, representatives of the Foote Group and representatives of the Company met to discuss due diligence and negotiate the terms of the proposed transaction. Shortly after the meeting, counsel for the Foote Group circulated an initial draft of a merger agreement.



     On January 5, 1996, representatives of the Foote Group, counsel for the Company, and Messrs. Tony L. Mihalovich and Marshall A. Loewi (the Company's president and CEO and Chairman of the Board, respectively) met to discuss the terms of the proposed transaction. Representatives of the Foote Group and representatives of the Company had additional discussions concerning the terms of the proposed transaction on January 15, 1996.



     On January 18, 1996, the Foote Group circulated a revised draft of the merger agreement, and proposed a purchase price of $14.50 per share. On January 26, 1996, counsel for the Foote Group provided counsel for the Company with a summary of environmental issues and discussed the effect that such issues could have on the willingness of the Foote Group to pursue the proposal at the $14.50 per share price. The parties' representatives had an additional meeting on February 2, 1996, to discuss the environmental issues.



     Negotiations between the Foote Group and the Company terminated in March, 1996 due to the environmental concerns and the Company's lower than expected financial performance. Following the termination of negotiations with the Foote Group, the Company's Board of Directors decided to explore two strategic alternatives that were available to the Company to enhance shareholder value. These alternatives were (i) continuing to operate the Company, with ongoing efforts to improve operating performance and expand the Company's business, through internal growth and/or acquisitions; and (ii) identifying a potential strategic or financial buyer to enter the business combination with the Company. In order to effectively explore the latter alternative, in May, 1996, the Company authorized Cleary Gull to assist the Company in identifying and contacting, on a confidential basis, three companies which had indicated an interest in pursuing a transaction with the Company and other qualified companies identified by the Company and Cleary

Gull to determine their interest in acquiring the Company. During the months of June 1996 through September 1996, Cleary Gull contacted a total of 19 parties to solicit their interest in an acquisition of the Company, including Mr. Foote. During this period, the Company had discussions with several interested parties, none of which developed into bona fide bids or proposals.


     In January 1997, Mr. Foote informed the Company that through Choucroute, he was interested in renewing discussions regarding an acquisition of the Company.


     On February 12, 1997, Choucroute proposed a purchase price of $9.00 per share. Following negotiations and discussions with representatives of the Company regarding the business terms of the proposal, the offer was revised to $10.875 per share on March 12, 1997, and Choucroute circulated a draft Merger Agreement consistent with the agreement previously negotiated by the Company and the Foote Group. The Company rejected the $10.875 offer and negotiations between representatives of the Company and Choucroute continued.



     On April 15, 1997, Choucroute proposed a purchase price of $12.00 per share. At a special meeting of the Board of Directors on April 16, 1997, the Board of Directors considered Choucroute's offer as well as the possibility of continuing to operate the Company. As part of the latter option, the Board of Directors considered the fact that the Company was eligible to be de-registered as a public company under the rules of the Securities and Exchange Commission. It was the opinion of the Board of Directors that because the Company is engaged in a cyclical business and the Common Stock had been trading at a relatively higher level than it had historically, and because the proposed price of $12.00 per share represented a significant premium over the price at which the Common Stock was then trading, it was in the best interests of the Company's shareholders to proceed with the sale to Choucroute. The Board of Directors therefore authorized Cleary Gull and the Company's legal counsel to negotiate and finalize a definitive Merger Agreement with Choucroute.



     Representatives of Choucroute and representatives of the Company continued their negotiations and had the final terms of the Merger Agreement ready for approval by the Board of Directors at a meeting scheduled for April 30, 1997. On April 29, 1997, the Company's Board of Directors received a proposal from another party (the "Potential Acquiror") with whom the Company had discussions over the preceding year. Prior to this date, the Company had not received any bona fide bids or proposals from any party except Choucroute and the Foote Group. After a review of the proposal by counsel and Cleary Gull it was presented to the Board of Directors of the Company with the Choucroute proposal at a meeting held on April 30, 1997. The two offers were not materially different from a financial point of view but otherwise had materially different terms and conditions. The April 29 proposal included the following terms that compared unfavorably to the Merger Agreement: (1) a provision requiring the Company to represent that its merger expenses would not exceed $300,000 (which was contrary to advice already given to the Potential Acquiror); (2) a provision requiring that the executive officers and directors commit to vote their shares in favor of this proposal without regard to their fiduciary duty to the shareholders; (3) a provision regarding environmental issues which would have required the Company to share unlimited expenses of an environmental survey to be conducted by the Potential Acquiror, and would give the Potential Acquiror the option in the event a problem was identified of either terminating the agreement or requiring that the Company correct the condition to its satisfaction; (4) a provision allowing termination by the Potential Acquiror if it were unable to obtain financing on conditions contained in a bank commitment letter to be provided "and on such other terms and conditions as are acceptable to" the Potential Acquiror; (5) a provision allowing termination by the Potential Acquiror if, in its sole discretion, its due diligence investigation of the Company was unsatisfactory; (6) a provision allowing the Potential Acquiror to terminate the agreement if the Company's net worth were to fall below $5,000,000; (7) a provision allowing the Potential Acquiror to terminate upon the occurrence any adverse change in the Company's business if the Potential Acquiror's Board of Directors determines that consummation of the merger would not be in its best interests; and (8) a break-up fee of 6% of the value of any transaction entered into with another party after signing the agreement, plus expenses, noting that this obligation is not limited to a termination based upon exercise of fiduciary duty but extends to any substantial sale of assets or common stock occurring within 36 months after the date of termination of the agreement for any reason and again without reference or limitation related to exercise of the Board's fiduciary duty to the shareholders. In addition, Choucroute indicated that it was unwilling to extend the time for signing the Merger Agreement to permit further negotiations with respect to the Potential Acquiror's April 29 proposal. After considering the terms and conditions of each of the offers, the risks involved in extending negotiations, the Board's fiduciary responsibilities and the recommendations of Cleary Gull, legal counsel and management of the Company, the Board of Directors selected Choucroute's offer. The Board of Directors then unanimously determined that the Merger was in the best interests of the Company's shareholders, unanimously approved the Merger Agreement and the transactions contemplated by the Merger Agreement, and unanimously resolved to recommend that the Company's shareholders vote for adoption of the Merger Agreement.


THE COMPANY'S REASONS FOR THE MERGER; RECOMMENDATION OF THE COMPANY'S BOARD OF DIRECTORS

     At a special meeting of the Board of Directors held on April 30, 1997, at which all directors were present, the Company's Board of Directors unanimously determined that the Merger is in the best interests of the Company's shareholders, unanimously approved the Merger Agreement and the transactions contemplated by the Merger Agreement and unanimously resolved to recommend that the Company's shareholders vote for adoption of the Merger Agreement. As described above under "-- Background of the Merger," at meetings held on April 16, 1997 and April 30, 1997, the Company's Board of Directors received advice or presentations from, and reviewed the then-current terms of the Merger Agreement with the Company's management and its financial and legal advisors. The presentations by the Company's legal advisors described and explained (i) the terms and conditions of the proposed Merger as set forth in the draft of the Merger Agreement, and (ii) the fiduciary duties applicable to the Company's Board of Directors in the evaluation of the proposed transaction.


     In reaching its conclusion to enter into the Merger Agreement and recommend that the Company's shareholders vote for adoption of the Merger Agreement, the Company's Board of Directors considered the following factors, which were outlined by Cleary Gull in support of its fairness opinion discussed below:


     (i) The amount and type of consideration to be received in the Merger by the shareholders of the Company and the historical trading prices of the Company's Common Stock, including the fact that the Merger Consideration represented a significant premium over the then-prevailing market price of the Company Shares, and the relationship between the Merger Consideration and the Company's reported earnings and certain other measures.

     (ii) A comparison of selected acquisition transactions involving companies of similar size or in similar industries as the Company.

     (iii) Current market conditions and historical market prices, volatility and trading information with respect to the Company Shares.

     (iv) The condition, prospects and strategic direction of the Company's business.

     (v) The fact that over a period of approximately one year and after extensive contacts by Cleary Gull, there ultimately was only one competing proposal, which was not materially different from a financial point of view and was subject to significant conditions not present in the Merger Agreement.

     (vi) The terms and conditions of the Merger and the Merger Agreement, including the amount and the form of the consideration, as well as the parties' mutual representations, warranties and covenants, and the conditions to their respective obligations, and a comparison of the terms and conditions of the Merger and the Merger Agreement with the competing proposal received by the Company.

     (vii) The terms of the Merger Agreement that permit the Company's Board of Directors, in the exercise of their fiduciary duties and subject to certain conditions, to respond to inquiries regarding potential business combination transactions, to provide information to, and negotiate with, third parties making an unsolicited proposal to acquire the Company in such a transaction and to terminate the Merger Agreement if the Company's Board of Directors determines in the exercise of its judgment as to its fiduciary duties to the Company's shareholders, after consultation with counsel, that such termination is required by reason of a subsequent Acquisition Proposal (as defined in the Merger Agreement). In that regard, the Board of Directors specifically considered the applicability of the Termination Fee. See "THE MERGER AGREEMENT -- Termination Fee and Expenses." The Company's Board of Directors did not view the Termination Fee provision of the Merger Agreement as unreasonably impeding any interested third party from proposing a superior transaction.

     (viii) The likelihood that the Merger will be consummated.


     These were all of the material factors that were considered by the Board of Directors in reaching its conclusion to enter into the Merger Agreement. The Board of Directors concluded that each of these factors favored entering into the Merger Agreement. In view of the wide variety of factors considered in connection with its evaluation of the terms of the Merger, the Company's Board of Directors did not find it practicable to, and did not, quantify or otherwise attempt to assign relative weights to the specific factors considered in reaching its conclusions.


OPINION OF FINANCIAL ADVISOR TO THE COMPANY

     The Company has engaged Cleary Gull to act as its financial advisor in connection with the transactions contemplated by the Merger Agreement and to render a fairness opinion. Cleary Gull provided a written fairness opinion to the Company's Board of Directors on May 14, 1997, to the effect that the consideration to be received by the holders of the Common Stock, pursuant to the Merger Agreement, is fair, from a financial point of view, to such holders.

     The full text of Cleary Gull's fairness opinion, which sets forth the assumptions made, general procedures followed, matters considered and limits on the review undertaken, is attached hereto as Exhibit B to this Proxy Statement. Cleary Gull's opinion is directed only to the fairness, from a financial point of view, to the holders of Common Stock of the consideration to be received by such holders pursuant to the Merger Agreement and does not constitute a recommendation to any holder of Common Stock as to how such shareholder should vote with respect to the Merger Agreement. The summary of Cleary Gull's opinion set forth below is qualified in its entirety by reference to the full text of such opinion attached hereto as Exhibit B. SHAREHOLDERS OF THE COMPANY ARE URGED TO READ SUCH OPINION IN ITS ENTIRETY.

     In arriving at its opinion, Cleary Gull reviewed, analyzed and considered such financial and other factors as it deemed appropriate under the circumstances, including among others, the following: (i) certain publicly available business and historical financial information relating to the Company;
(ii) certain other internal information, primarily financial in nature, concerning the business and operations of the Company furnished to Cleary Gull by the Company, for purposes of its analysis; (iii) the historical and current stock market data for Common Stock and for certain other companies that Cleary Gull believed to be generally comparable to the Company; (iv) publicly available financial information with respect to certain other companies that Cleary Gull believed to be generally comparable to the Company; (v) an unleveraged after-tax discounted cash flow analysis of the Company; (vi) an analysis of the price at which a financial buyer could purchase the business while providing appropriate market returns for its debt and equity investors; (vii) a comparison of the purchase price premium to be paid for the Common Stock to certain other similar-sized mergers; (viii) certain publicly available information concerning the nature and terms of certain other transactions that Cleary Gull believed to be relevant on a comparative basis; (ix) reviewed drafts of the proxy statement; and (x) the terms of the Merger Agreement. Cleary Gull also met with certain officers of the Company to discuss the foregoing, as well as other matters Cleary Gull believed relevant to its inquiry.

     In preparing its opinion, Cleary Gull relied on the accuracy and completeness of all information that was publicly available, supplied or otherwise communicated to Cleary Gull by or on behalf of the Company, and Cleary Gull did not independently verify such information. Cleary Gull also assumed that (i) certain expense reductions contemplated by Choucroute will be realized as a result of the Merger and (ii) all material liabilities (contingent or otherwise, known or unknown) of the Company are as set forth in the consolidated financial statements of the Company, or were disclosed to Cleary Gull. Cleary Gull did not make an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of the Company. Cleary Gull did not make any physical inspection of the properties or assets of the Company. Cleary Gull's fairness opinion is based upon economic, monetary and market conditions existing on the date thereof. Cleary Gull's fairness opinion does not address the relative merits of the Merger, or the decision of the Company's Board of Directors to proceed with the Merger. The Merger Consideration was determined by the Company and Choucroute in arm's-length negotiations. Cleary Gull did not, and was not requested to, make any recommendations as to the form or amount of Merger Consideration to be paid pursuant to the Merger Agreement. The Company did not place any limitations upon Cleary Gull with respect to the procedures followed or factors considered in rendering its opinion.

     The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant quantitative methods of financial analyses and the application of those methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to partial analysis or summary description. Accordingly, Cleary Gull believes that its analyses must be considered as a whole and that considering any portion of such analyses and of the factors considered, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying Cleary Gull's opinion. In its analyses, Cleary Gull made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of the Company. Any estimates contained in these analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than as set forth therein. In addition, analyses relating to the value of businesses do not purport to be appraisals or to reflect the prices at which businesses may actually be sold. Cleary Gull's opinion and financial analyses were only one of many factors considered by the Company's Board of Directors in its evaluation of the Merger and should not be viewed as determinative of the views of the Company's Board of Directors or management with respect to the proposed Merger.

     In evaluating the consideration to be received pursuant to the Merger Agreement by the holders of Common Stock, Cleary Gull performed a variety of financial analyses with respect to the Company. Certain of these financial analyses are summarized below.

     Analysis of Selected Publicly Traded Companies Comparable to the
Company. Using publicly available information, Cleary Gull reviewed and compared certain actual and estimated financial, operating and stock market information of the Company and a group of publicly traded construction, industrial tool or measurement instrument related companies, including Eastern Co., Greenfield Industries, Ingersoll-Rand, Kennametal Inc., Pentair Inc. and L.S. Starrett (the "Public Comparables"). Cleary Gull compared equity values as a multiple of trailing net income, projected 1997 net income, and book value as well as the equity market capitalization plus total debt less cash and cash equivalents (the "Adjusted Market Value") as a multiple of the latest twelve months net revenue ("LTM"), LTM earnings before interest and taxes ("EBIT") and LTM earnings before interest, taxes, depreciation and amortization ("EBITDA"). Net income projections for the Public Comparables were based on either analysts' estimates or the Institutional Brokers Estimate System and future net income for the Company was based on the Company's 1997 budget. All trading multiples were based on closing stock prices as of April 30, 1997, the date on which the Merger Agreement was signed (the "Announcement Date").


     Cleary Gull noted that Company's ratio of purchase price to its reported LTM earnings per share was 16.7x, compared to a range of 10.5x to 41.3x and a median of 13.9x for the Public Comparables. Cleary Gull also calculated the multiples of Company's Adjusted Market Value to LTM net revenues, LTM EBIT and LTM EBITDA. Cleary Gull noted that the purchase price represented 0.6x its LTM net revenue, 7.9x its LTM EBIT and 5.3x its LTM EBITDA compared to a range of 0.7x to 1.0x, 6.0x to 22.4x and 4.6x to 8.3x and medians of 0.9x, 9.1x and 6.8x, respectively, for the Public Comparables. It was the opinion of Cleary Gull that due to reasons relating to size, historical operating performance, and lack of liquidity in stock, the Company would be valued at a multiple below the median of the Public Comparables. This analysis indicated that the derived multiples of EBIT, EBITDA and LTM net income, while below the median, were all within the range for the Public Comparables.


     This analysis resulted in a range of equity values for the Company of $11.13 to $13.74 per fully diluted share.


     Financial Buyer Analysis. Cleary Gull analyzed the price at which a financial buyer could purchase the business while providing market returns for its debt and equity investors based on a capital structure including approximately $2.0 million of subordinated debt and equity capital and a financial plan prepared by the

Company's management. Based on this analysis, Cleary Gull derived an equity value range for the Company of $11.00 to $12.50 per fully diluted share.

     Discounted Cash Flow Analysis of the Company. Cleary Gull analyzed the Company's fully diluted per share value based on an unleveraged after-tax discounted cash flow analysis of the five-year financial performance of the Company. The annual after-tax cash flows for the five-year period were based on a financial plan prepared by the Company's management. The discounted cash flow analysis determined the discounted present value of the unleveraged after-tax cash flows generated over the five-year period and then added a terminal value based on a range of EBITDA multiples from 5.0x to 6.0x. The unleveraged after-tax cash flows and terminal value were discounted using a range of discount rates from 14.0% to 18.0%. Cleary Gull derived the range of EBITDA multiples and discount rates on the basis of multiples of EBITDA and estimated risk adjusted costs of capital for the Public Comparables. Based on this analysis, Cleary Gull derived an equity value range for the Company of $10.12 to $14.15 per fully diluted share.


     Analysis of Selected Comparable Transactions. Cleary Gull reviewed 18 transactions involving the acquisition or proposed acquisition of companies of similar size or in similar industries as the Company (the "Transactions"). Cleary Gull calculated the multiples of Adjusted Market Value to LTM net revenues, LTM EBIT and LTM EBITDA (the "Acquisition Multiples") for each of these transactions. Cleary Gull compared the multiples based on the purchase price to the Acquisition Multiples. Clearly Gull did not believe that any one transaction was most comparable and therefore relied on the median values of the Transactions for its analysis. The median multiple for the Transactions for LTM net revenue and LTM EBITDA was 0.54x and 6.12x, respectively. Clearly Gull noted that on a LTM net revenue basis the Merger Consideration was above the median multiple for the public comparable transactions and on a LTM EBITDA basis the multiple was within the range of the Transactions. This analysis resulted in an overall equity value range for each fully-diluted share of Common Stock to $9.52 to $14.13.


     Premium Analysis. Cleary Gull analyzed the closing prices of the Common Stock over the one-day, one-month, six-month, twelve-month and 24-month periods preceding the Announcement Date and the premiums implied by the Merger Consideration as of such dates. This analysis resulted in a range of purchase price premiums for the Common Stock of (i) 50.0% based upon the last trade of the Common Stock prior to the Announcement Date ($8.00 per share on April 29, 1997); (ii) 34.5% based upon the average closing price during the one-month period prior to the Announcement Date ($8.92); (iii) 32.8% based upon the average closing price during the 6-month period prior to the Announcement Date ($9.03); (iv) 17.4% based upon the average closing price during the 12-month period prior to the Announcement Date ($10.22); and (v) 11.0% based upon the average closing price during the 24-month period prior to the Announcement Date ($10.81). Cleary Gull noted that the market for the Common Stock was highly illiquid for a publicly traded security and that there were sustained periods with limited trading volume of the Common Stock. Cleary Gull further noted that the indicated purchase price premiums compared favorably with the mean premiums on transactions between $10 million and $50 million in size between June 1, 1996 and April 26, 1997 (25.2% premium over the price four weeks prior to the announcement date of the transaction as calculated using publicly available data). Premium data for transactions of less than $10 million were not available.

     These analyses resulted in an overall equity value range for each fully-diluted share of Common Stock of $10.75 to $13.73. Cleary Gull also noted that the Merger Consideration of $12.00 was within the indicated range of value for each valuation analysis.

     Compensation. Pursuant to an engagement letter between Cleary Gull and the Company, the Company paid Cleary Gull a monthly non-refundable fee of $3,000 (the "Retainer") during the period of the engagement and $50,000 (the "Signing Fee") upon the signing of the Merger Agreement. In addition, Cleary Gull will be paid a fee of $300,000 less the Signing Fee and the aggregate amount of the Retainer, upon consummation of the Merger. Cleary Gull will not be entitled to any additional fees or compensation, other than the Retainer and Signing Fee, in the event the Merger is not approved or otherwise consummated. The Company has also agreed to reimburse Cleary Gull for its reasonable out-of-pocket expenses and to indemnify it against certain expenses and liabilities in connection with its services as financial advisor, including those arising under federal securities laws.

     Cleary Gull does not currently and has not in the past made a market in the equity securities of the Company.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

     In considering the recommendation of the Board of Directors of the Company with respect to the Merger Agreement and the transactions contemplated thereby, shareholders should be aware that certain members of the Company's management and the Board of Directors have certain interests in the Merger that are in addition to the interests of shareholders of the Company generally.

Stock Options

     Pursuant to the Merger Agreement, at the Effective Time, each of the outstanding stock options of the Company will be canceled and converted into the right to receive a cash payment equal in amount to the difference between (i) the Merger Consideration and (ii) the exercise price of such stock option (the "Spread"). As of April 30, 1997, stock options covering a total of 46,750 Company shares were outstanding with exercise prices between $6.50 and $10.00 per share. The aggregate Spread on all stock options payable pursuant to the Merger is approximately $174,000. Such options include options covering a total of 18,250 Company Shares that are not currently exercisable but which provide for accelerated vesting in the event of a change of control, including upon consummation of the Merger.

Severance Arrangement


     Pursuant to the Employment Agreement dated as of January 1, 1994, as amended, between the Company and Tony L. Mihalovich, President and Chief Executive Officer of the Company, Mr. Mihalovich will be entitled to receive from the Company, if the Company terminates his employment following the Merger or if Mr. Mihalovich resigns after the occurrence of certain events following the Merger, a cash payment equal to two times his base salary at the date of termination plus a prorated share of any incentive bonus due Mr. Mihalovich and one-year of extended benefits, provided, however, that such amount shall not exceed the amount which would cause a penalty under section 280G of the Internal Revenue Code. The events which would permit Mr. Mihalovich to receive the severance payment after a resignation include any involuntary (a) reassignment to any position, duties or responsibilities inconsistent with his position, duties or responsibilities as of the Effective Time, (b) reduction in his base compensation below the base compensation as of the Effective Time, or a material reduction in his benefits or prerequisites, or (c) transfer to an office location outside of the Metropolitan Milwaukee area. This payment would equal approximately $330,000. In addition, under a deferred compensation agreement between Mr. Mihalovich and the Company, Mr. Mihalovich has the ability to defer up to 25% of his base compensation and 100% of any incentive bonus and he has been participating in that arrangement. Under this arrangement the deferred payments have been placed in a Rabbi Trust at Marshall & Ilsley Trust Company. Such deferred payments have a current value of approximately $120,000 and are payable to Mr. Mihalovich upon employment termination for any reason.


Indemnification and Insurance

     Pursuant to the Merger Agreement, Choucroute agreed to, and agreed to cause the Surviving Corporation to, indemnify the present and former officers, directors, employees, agents and representatives of the Company with respect to events occurring at or prior to the Effective Time, including the transactions contemplated by the Merger Agreement, to the full extent permitted or required under the WBCL. In addition, Choucroute agreed that all rights to indemnification as provided in the Company's Articles of Incorporation or By-Laws or other agreements or provisions, as in effect as of the date of the Merger Agreement, with respect to matters occurring through the Effective Time, will survive the Merger and will continue in full force and effect. Choucroute also agreed to cause the Surviving Corporation to use reasonable efforts to obtain extended coverage under the fiduciary liability, professional liability and directors and officers liability policies currently covering any of the Company's directors, employees, agents or representatives, and, in the event the Surviving Corporation is unable to obtain extended coverage, to use reasonable efforts to provide similar coverage for the Company's directors, employees, agents or representatives under policies maintained by Choucroute; provided that such similar coverage is available to Choucroute at a cost not substantially higher than the Company's present coverage.

ACCOUNTING TREATMENT

     The Merger will be accounted for under the purchase method of accounting under which the total consideration paid in the Merger will be allocated among the Surviving Corporation's assets and liabilities based on the fair values of the assets acquired and liabilities assumed and any amount of consideration in excess of the total fair value of such assets and liabilities will be booked as goodwill. At the Effective Time, the Company will become a wholly owned subsidiary of Choucroute.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER TO THE COMPANY'S SHAREHOLDERS

     Set forth below is a description of certain federal income tax aspects of the Merger to holders of Company Shares disposed of in the Merger under current law and regulations. The discussion is based on the Internal Revenue Code of 1986, as amended. The Company will not seek any rulings from the Internal Revenue Service ("IRS") or an opinion of counsel with respect to the transactions contemplated by the Merger Agreement.

     The following discussion is limited to the material federal income tax aspects of the Merger for a holder of Company Shares who is a citizen or resident of the United States, and who, on the date of disposition of such holder's Company Shares, holds such shares as capital assets. All holders are urged to consult their own tax advisors regarding the federal, foreign, state and local tax consequences of dispositions of Company Shares in the Merger. The following discussion does not address potential foreign, state, local and other tax consequences, nor does it address taxpayers subject to special treatment under the federal income tax laws, such as life insurance companies, tax-exempt organizations, S corporations, regulated investment companies and taxpayers subject to alternative minimum tax.

     A holder of Company Shares will recognize gain or loss upon the surrender of such holder's Company Shares and receipt of the Merger Consideration pursuant to the Merger in an amount equal to the difference, if any, between (a) the amount of cash received, and (b) such holder's aggregate adjusted tax basis in the Company Shares surrendered therefor.

     In general, any gain or loss recognized by a shareholder in the Merger will be eligible for capital gain or loss treatment. Any capital gain or loss recognized by shareholders will be long-term capital gain or loss if the Company Shares giving rise to such recognized gain or loss have been held for more than one year; otherwise such capital gain or loss will be short term. An individual's long-term capital gain is currently subject to federal income tax at a maximum rate of 28% while any capital loss (assuming there are no capital loss carryovers from prior years) can be offset only against other capital gains plus $3,000 ($1,500 for married persons filing separately) of other income in any tax year. Any unutilized capital loss will carry over as a capital loss to succeeding years for an unlimited time until the loss is exhausted.

     For corporations, a capital gain is subject to federal income tax at a maximum rate of 39% while any capital loss can be offset only against other capital gains. Any unutilized capital loss generally can be carried back three years and forward five years to be offset against net capital gains generated in such years.

     Under the federal income tax backup withholding rules, unless an exemption applies, the Exchange Agent will be required to withhold, and will withhold, 31% of all cash payments to which a holder of Company Shares or other payee is entitled pursuant to the Merger Agreement, unless the shareholder or other payee provides a tax identification number (social security number, in the case of an individual, or employer identification number, in the case of other Company shareholders) and certifies that such number is correct and that the shareholder or other payee is not subject to backup withholding. Each Company shareholder, and, if applicable, each other payee, should complete and sign the Substitute Form W-9 included as part of the letter of transmittal to be returned to the Exchange Agent in order to provide the information and certification necessary to avoid backup withholding, unless an applicable exemption exists and is proved in a manner satisfactory to the Exchange Agent.

     THE FEDERAL INCOME TAX CONSEQUENCES SET FORTH ABOVE ARE FOR GENERAL INFORMATION ONLY. EACH HOLDER OF COMPANY SHARES IS URGED TO CONSULT HIS OR HER OWN TAX ADVISOR TO DETERMINE THE PARTICULAR TAX CONSEQUENCES OF THE MERGER TO SUCH SHAREHOLDER (INCLUDING THE APPLICABILITY AND EFFECT OF FOREIGN, STATE, LOCAL AND OTHER TAX LAWS).

SOURCE AND AMOUNT OF FUNDS

     Choucroute intends to fund payment of the Merger Consideration through existing cash and a new credit facility that Choucroute expects to obtain prior to the Effective Time. Choucroute has received a commitment letter from a bank (the "Commitment Letter") to extend credit of up to $6.5 million, on the terms and subject to the conditions set forth in the Commitment Letter, to fund the Merger, transaction expenses related to the Merger and Choucroute's ongoing working capital needs. It is a condition to Choucroute's obligations to consummate the transactions under the Merger Agreement that Choucroute obtain financing on substantially the terms and conditions contained in the Commitment Letter. If the Merger Agreement is terminated by Choucroute as a result of its inability to obtain financing (except for such inability as arises as a result of the Company's failure to accurately disclose relevant facts or circumstances to Choucroute, Choucroute Sub or Choucroute's financing sources), Choucroute must reimburse the Company for up to $75,000 of expenses incurred subsequent to April 15, 1997. See "THE MERGER AGREEMENT -- Conditions to Consummation of the Merger" and "-- Termination Fee and Expenses."

     The aggregate cost to Choucroute of acquiring all of the Company Shares in the Merger, making required payments to holders of stock options (see "THE MERGER -- Interests of Certain Persons in the Merger") and payment of its fees and expenses will be approximately $6.4 million.

DISSENTERS' RIGHTS OF APPRAISAL

     Under the WBCL, holders of a class of stock quoted on the National Association of Securities Dealers, Inc. automated quotations system (such as the Company Shares) do not have dissenters' rights except in certain circumstances, none of which are present with respect to the Merger. See "DISSENTERS' RIGHTS."

REGULATORY APPROVALS

     There are no significant regulatory approvals or governmental consents required prior to the consummation of the Merger.

                              THE MERGER AGREEMENT


     The following is a discussion of the material provisions of the Merger Agreement. The discussion of the Merger Agreement is qualified in its entirety by reference to the complete text of the Merger Agreement, which is included in this Proxy Statement as Exhibit A (exclusive of all exhibits and schedules) and incorporated herein by reference.


GENERAL

     The Merger Agreement provides for the merger of Choucroute Sub into the Company. The Company will be the Surviving Corporation of the Merger and, as a result of the Merger, Choucroute will indirectly own all of the Surviving Corporation's Common Stock. In the Merger, the shareholders of the Company, other than Choucroute and Choucroute Sub, will receive the Merger Consideration described below.

EFFECTIVE TIME

     The Effective Time of the Merger will occur upon the later of (a) the date the Department of Financial Institutions of the State of Wisconsin receives Articles of Merger for filing and (b) the effective date and time specified in the Articles of Merger. It is anticipated that such Articles of Merger will be filed promptly after the approval and adoption of the Merger Agreement by the shareholders of the Company at the Special Meeting. Such filing will be made, however, only upon satisfaction or waiver of all conditions to the Merger contained in the Merger Agreement.

CONSIDERATION TO BE RECEIVED BY SHAREHOLDERS OF THE COMPANY

     In connection with the Merger, each outstanding Company Share at the Effective Time will be converted into the right to receive $12.00 in cash, without interest (other than shares of Common Stock, if any, held by the Company, Choucroute or Choucroute Sub, which are to be canceled as part of the Merger). Instructions with regard to the surrender of certificates formerly representing Company Shares, together with the letter of transmittal to be used for that purpose, will be mailed to shareholders as soon as practicable after the Effective Time. The Exchange Agent as soon as practicable following receipt from the shareholder of a duly executed letter of transmittal, together with certificates formerly representing Company Shares and any other items specified by the letter of transmittal, shall pay, by check or draft, to such shareholder, the Merger Consideration to which such holder is entitled.

     Each outstanding Choucroute Sub Share will automatically be converted into one share of common stock, par value $.01 per share, of the Surviving Corporation.

     SHAREHOLDERS SHOULD NOT SEND ANY STOCK CERTIFICATES FOR COMPANY SHARES WITH THE ENCLOSED PROXY CARD.

     After the Effective Time, the holder of a certificate formerly representing Company Shares shall cease to have any rights as a shareholder of the Company, and such holder's sole right will be to receive the Merger Consideration with respect to such shares. If payment is to be made to a person other than the person in whose name the surrendered certificate is registered, it will be a condition of payment that the certificate so surrendered be properly endorsed or otherwise in proper form for transfer and that the person requesting such payment shall pay any transfer or other taxes required by reason of such payment or establish to the satisfaction of the Surviving Corporation that such taxes have been paid or are not applicable. No transfer of shares outstanding immediately prior to the Effective Time will be made on the stock transfer books of the Surviving Corporation after the Effective Time. Certificates formerly representing Company Shares presented to the Surviving Corporation after the Effective Time will be canceled in exchange for the Merger Consideration to which such shares are entitled.

     In no event will holders of Company Shares be entitled to receive any interest on the Merger Consideration to be distributed to them in connection with the Merger.

REPRESENTATIONS AND WARRANTIES

     The Merger Agreement contains various representations and warranties relating to, among other things, (a) corporate organization, existence, good standing and power and authority to own and operate properties and carry on business; (b) corporate power and authority to enter into, and the due, valid and binding execution and delivery of, the Merger Agreement; (c) the absence of any violations of applicable law by the Company; (d) consents and approvals of public bodies; (e) the Merger not resulting in conflicts with respect to the articles of incorporation or By-Laws, breaches of any agreements or instruments or violations of orders relating to the Company, Choucroute or Choucroute Sub;
(f) the capital structure of the Company; (g) the fair presentation of financial statements supplied by the Company to Choucroute; (h) the absence of certain material adverse changes concerning the Company; (i) the absence of certain undisclosed liabilities of the Company; (j) the absence of litigation or product liability claims involving the Company; (k) certain matters pertaining to federal, state and local taxes and employee benefit plans of the Company; (l) the status of the Company's inventory; (m) the absence of defaults under or terminations of the Company's material contracts; (n) certain matters pertaining to the Company's intellectual property rights; (o) certain matters pertaining to the Company's accounts receivable and major customers and suppliers; (p) certain matters pertaining to the ownership and control of Choucroute and Choucroute Sub by Mr. Foote and the lack of prior activities by Choucroute and Choucroute Sub; and (q) the absence of undisclosed transactions between the Company and its officers and directors or their relatives.

     None of the representations and warranties described above survive the Effective Time of the Merger.

COVENANTS

     Each of the parties to the Merger Agreement has agreed to use its reasonable best efforts to take all such action as may be necessary or appropriate to effectuate the Merger under the WBCL, including cooperation in the preparation and filing of this Proxy Statement, expiration or termination of governmental filings and waiting period requirements, and execution of any additional instruments reasonably necessary to effect the transactions contemplated by the Merger Agreement.

     Pursuant to the Merger Agreement, the Company has agreed that, except as expressly contemplated by the Merger Agreement or consented to in writing by Choucroute, from the date of the Merger Agreement until the Effective Time, the Company will carry on its business in the ordinary course of business consistent with its past practice and, to the extent consistent with such business, will use its reasonable efforts to preserve intact its present business organization, maintain its rights and franchises, keep available the services of its present officers and key employees, preserve its relationships with its key customers and suppliers and keep in full force and effect liability insurance and bonds comparable in amount and coverage to that maintained as of the date of the Merger Agreement. In addition, the Company has agreed that, except as contemplated by the Merger Agreement or consented to in writing by Choucroute, from the date of the Merger Agreement until the Effective Time, the Company shall not do any of the following:

     (a) Increase the compensation payable to any director, officer or employee of the Company; grant any severance or termination pay (other than pursuant to the normal severance policy of the Company in effect as of the date of the Merger Agreement) to, or enter into any severance agreement with, any director or officer; enter into or amend any employment agreement with any director or officer that would extend beyond the Effective Time except on an at-will basis; or establish, adopt, enter into or amend any employee benefit plan, except as may be required to comply with applicable law;

     (b) Declare or pay any dividend on, or make any other distribution in respect of, outstanding shares of capital stock;

     (c) Redeem, purchase or otherwise acquire any shares of its capital stock or any securities or obligations convertible into or exchangeable for any shares of its capital stock, or any options, warrants or conversion or other rights to acquire any shares of its capital stock; effect any reorganization or recapitalization; or split, combine or reclassify any of its capital stock (except for the issuance of shares upon the exercise of options or warrants in accordance with their terms);

     (d) Issue, deliver, award, grant or sell, or authorize the issuance, delivery, award, grant or sale (including the grant of any security interests, liens, claims, pledges, limitations on voting rights, charges or other encumbrances) of, any shares of any class of its capital stock, any securities convertible into or exercisable or exchangeable for any such shares, or any rights, warrants or options to acquire any such shares (except for the issuance of shares upon the exercise of options or warrants in accordance with their terms), or amend or otherwise modify the terms of any such rights, warrants or options the effect of which shall be to make such terms more favorable to the holders thereof, except as contemplated by the Merger Agreement;

     (e) Acquire or agree to acquire, by merging or consolidating with, by purchasing an equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets of any other person (other than the purchase of assets from suppliers or vendors in the ordinary course of business and consistent with the Company's past practice);

     (f) Sell, lease, exchange, mortgage, pledge, transfer or otherwise dispose of, or agree to sell, lease, exchange, mortgage, pledge, transfer or otherwise dispose of, any material amount of any of its assets, except for dispositions in the ordinary course of business and consistent with the Company's past practice;

     (g) Adopt any amendments to its Articles of Incorporation or By-Laws;

     (h) Change any of its methods of accounting in effect at December 31, 1994 or make or rescind any express or deemed election relating to taxes, settle or compromise any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to taxes, or change any of its methods of reporting income or deductions for federal income tax purposes from those employed in the preparation of the federal income tax returns for the taxable year ending December 31, 1994, except in either case as may be required by law, the IRS, generally accepted accounting principals or in the ordinary course of business consistent with past practice;

     (i) Except with respect to increased bank debt pursuant to the Company's existing revolving credit facility, incur any obligation for borrowed money or purchase money indebtedness, whether or not evidenced by a note, bond, debenture or similar instrument, except as approved by Choucroute in advance; or

     (j) Agree in writing or otherwise to do any of the foregoing.

     The Merger Agreement also provides that the Company and its officers, directors, employees, agents and advisors will immediately cease any existing discussions or negotiations with any parties with respect to any Acquisition Proposal (as defined below). The Company is not prohibited from (a) furnishing information and access in response to unsolicited requests to any person or entity pursuant to confidentiality agreements, or (b) participating in discussions and negotiating with any person or entity concerning any merger, sale of assets, sale of shares of capital stock or similar transaction involving the Company, if such person or entity has submitted a written proposal to the Company's Board of Directors relating to any such transaction, and the Company's Board of Directors determines in good faith after consultation with independent legal counsel that the failure to provide such information or access or to engage in such discussions or negotiations would be inconsistent with their fiduciary duties to the Company's shareholders under applicable law. The Company is required to notify Choucroute immediately if any such request or proposal, or any inquiry or contact with any person with respect thereto, is made and to keep Choucroute apprised of all developments that could reasonably be expected to culminate in the Company's Board of Directors withdrawing, modifying or amending its recommendation of the Merger and the other transactions contemplated by the Merger Agreement. The Merger Agreement defines "Acquisition Proposal" as any proposal or offer for a merger, asset acquisition or other business combination (other than the Merger) involving the Company and any other person or entity, or any proposal or offer to acquire a significant equity interest in, or a significant portion of the assets of, the Company by any other person or entity.

CONDITIONS TO CONSUMMATION OF THE MERGER

     The Merger Agreement provides that the obligations of the parties to effect the Merger are subject to the satisfaction or waiver at or prior to the Effective Time of the following conditions: (a) the Company's shareholders shall have approved the Merger Agreement and the Merger and (b) no action or proceeding has been instituted or is pending by any governmental entity before any court or administrative agency, and no order or decree has been entered in any action or proceeding before any such court or agency, (i) imposing or seeking to impose limitations on the ability of Choucroute to acquire or hold or to exercise full rights of ownership of any of the Company Shares; (ii) imposing or seeking to impose limitations on the ability of Choucroute to combine and operate the business and assets of the Company with Choucroute or Choucroute Sub; (iii) imposing or seeking to impose other sanctions, damages or liabilities arising out of the Merger on Choucroute, Choucroute Sub, the Company or any of their officers or directors; (iv) requiring or seeking to require divestiture by Choucroute of all or any material portion of the business, assets or property of the Company; or (v) restraining, enjoining or prohibiting or seeking to restrain, enjoin or prohibit the consummation of the Merger.

     The Company's obligation to effect the Merger is also subject to the satisfaction, at or prior to the Effective Time, of the following additional conditions, any or all of which may be waived in whole or in part by the
Company: (a) the representations and warranties of Choucroute and Choucroute Sub contained in the Merger Agreement shall be true and correct in all material respects at and as of the Effective Time; (b) Choucroute and Choucroute Sub shall have performed in all material respects their obligations required to be performed by them under the Merger Agreement prior to the Effective Time; and
(c) the Company shall have received an opinion of counsel to Choucroute and Choucroute Sub in form and substance satisfactory to the Company and its counsel.

     The obligation of Choucroute and Choucroute Sub to effect the Merger is also subject to the satisfaction, at or prior to the Effective Time, of the following additional conditions: (a) the representations and warranties of the Company contained in the Merger Agreement shall have been true and correct in all material respects when made and such representations and warranties, as updated by any update schedule delivered by the Company to Choucroute, shall be true and correct in all material respects at and as of the Effective Time; (b) the Company shall have performed in all material respects the obligations required to be performed by it under the Merger Agreement at or prior to the Effective Time; (c) the Company shall have obtained all required third-party consents except where the failure to obtain such consents would not have a material adverse effect on the Company or the Merger; (d) Choucroute shall have received an opinion of counsel to the Company in form and substance satisfactory to Choucroute, and its counsel; and (e) Choucroute shall have obtained acquisition and working capital financing on substantially the terms and conditions set forth in the Commitment Letter. See "-Source and Amount of Funds."


     Any or all of the foregoing conditions to the consummation of the Merger may be waived by the party seeking the fulfillment of the condition to the extent allowable by applicable law. Following shareholder approval of the Merger Agreement, the Company will not resolicit shareholders with respect to the waiver of any conditions to the consummation of the Merger Agreement unless such resolicitation is required by applicable law.


TERMINATION

     The Merger Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time, notwithstanding approval of the Merger Agreement by the shareholders of the Company:

     (a) by mutual written consent of Choucroute and the Company;

     (b) by either Choucroute or the Company in the event the conditions to such party's obligations under the Merger Agreement have not been met or waived on or prior to July 31, 1997, but only if the party terminating has not caused the condition giving rise to termination to be not satisfied through its own action or inaction;

     (c) by either Choucroute or the Company if any decree, permanent injunction, judgment, order or other action by any court of competent jurisdiction or any governmental entity preventing or prohibiting consummation of the Merger has become final and nonappealable;

     (d) by Choucroute, if (i) the Company's Board of Directors withdraws, modifies or changes in a manner materially adverse to Choucroute its recommendation of the Merger Agreement or the Merger or has resolved to do any of the foregoing, (ii) the Company's Board of Directors has recommended to the shareholders of the Company any Competing Transaction (as defined below) or resolved to do so, or (iii) a tender offer or exchange offer for 50% or more of the outstanding shares of capital stock of the Company is commenced, and the Board of Directors of the Company, within 10 business days after such tender offer or exchange offer is so commenced, either fails to recommend against acceptance of such tender offer or exchange offer by its shareholders or takes no position with respect to the acceptance of such tender offer or exchange offer by its shareholders;

     (e) by the Company if, in the exercise of its judgment as to its fiduciary duties to its shareholders as imposed by applicable law and, after consultation with and receipt of advice from outside legal counsel, the

Company's Board of Directors determines that such termination is required by reasons of any Competing Transaction being made or proposed; or

     (f) by Choucroute, if any of the Company's updated schedules contains disclosures of any fact or condition which (i) makes untrue, or shows to have been untrue, any representation or warranty by the Company in this Agreement and
(ii) the effect of the fact or condition so disclosed upon the representation or warranty so affected would constitute a material adverse effect on the Company, unless concurrently with the delivery of such updated schedules, the Company represents and warrants that the disclosed fact or condition can and will be corrected at the Company's expense prior to the Effective Time.

     The Merger Agreement defines a "Competing Transaction" as any proposed acquisition of the Company by any person or entity or any "group" (as such term is defined under section 13(d) of the Exchange Act) other than Choucroute and its affiliates by (i) merger, consolidation, share exchange, business combination or other similar transaction, (ii) purchase of all or a substantial part of the assets of the Company and its subsidiaries, taken as a whole, or
(iii) the acquisition of more than 50% of the Company's outstanding equity securities.

     In the event of the termination of the Merger Agreement and the Merger for any reason, the Merger Agreement will become void, all rights of each party thereto shall cease and none of the Company, Choucroute, Choucroute Sub or their respective officers, directors, shareholders, agents or advisors will have any liability except for the provisions in the Merger Agreement with respect to payment of the Termination Fee and expenses described below. In addition, the termination of the Merger Agreement does not affect the parties' obligations under the Confidentiality Agreement, which obligations survive such termination.

TERMINATION FEE AND EXPENSES


     Pursuant to the Merger Agreement, the Company must reimburse Choucroute for all expenses incurred after the date of the Merger Agreement and in addition pay Choucroute a Termination Fee of $200,000 (or approximately $0.44 per Company Share outstanding on April 30, 1997) if the Merger Agreement is terminated by the Company pursuant to the sections of the Merger Agreement described in paragraphs (d) or (e) of the above section. If the Merger Agreement is terminated pursuant to paragraph (b) of the above section as a direct result of a material intentional breach by a party of any of its covenants in the Merger Agreement, the party in breach must reimburse the other party for all expenses (whether incurred before or after the date of the Merger Agreement) and must in addition pay such party the sum of $200,000. If the Merger Agreement is terminated by Choucroute as a result of its inability to obtain financing (except for such inability as arises as a result of the Company's failure to accurately disclose relevant facts or circumstances to Choucroute, Choucroute Sub or Choucroute's financing sources), Choucroute must reimburse the Company for up to $75,000 of expenses incurred subsequent to April 15, 1997. If the Merger is not consummated and the Merger Agreement is terminated for any other reason, each party must bear its own expenses. If the Merger is consummated, all expenses will be paid by the Surviving Corporation.


AMENDMENTS AND WAIVERS


     At any time prior to the Effective Time of the Merger (notwithstanding any shareholder approval) if authorized by Choucroute, Choucroute Sub and the Company and to the extent permitted by law, (a) the parties to the Merger Agreement may, by written agreement, modify, amend or supplement any term or provision of the Merger Agreement, and (b) any term or provision of the Merger Agreement may be waived by any party which is entitled to the benefits thereof, provided that after such shareholder approval, the Company will resolicit shareholders with respect to amendments or waivers that reduce the amount or change the type of Merger Consideration or as otherwise required by applicable law.


                                RIGHTS AGREEMENT

     On August 29, 1988, the Company's Board of Directors declared a dividend distribution of one Common Stock Purchase Right (a "Right") for each outstanding share of Common Stock, pursuant to a Rights

Agreement, dated as of August 29, 1988, by and between the Company and Firstar Trust Company (the "Rights Agent"). Each Right entitles the registered holder, under certain defined circumstances, to purchase from the Company one share of Common Stock at a price of $35 per share (the "Purchase Price"), subject to adjustment. The features of the Rights are summarized below.

SUMMARY OF FEATURES

     As soon as practicable following the earlier to occur of (i) ten days following a public announcement that a person or group of affiliated or associated persons (an "Acquiring Person") has acquired, or obtained the right to acquire, beneficial ownership of 20% or more of the outstanding shares of Common Stock (the "Stock Acquisition Date") or (ii) ten business days following the commencement or announcement of an intention to make a tender offer or exchange offer that would result in a person or group beneficially owning 20% or more of the outstanding shares of Common Stock (the earlier of such dates being called the "Distribution Date"), separate certificates evidencing the Rights ("Right Certificates") will be mailed to holders of record of the Company's Common Stock as of the close of business on the Distribution Date and such separate Right Certificates alone will evidence the Rights. Prior to the Distribution Date, the Rights are evidenced solely by Common Stock certificates. The Rights are not exercisable until the Distribution Date and will expire on September 9, 1998, unless earlier redeemed by the Company as described below.

     In the event that at any time following the Stock Acquisition Date (i) the Company is acquired in a merger or other business combination transaction or
(ii) 50% or more of the assets or earning power of the Company is sold (the events described in clauses (i) and (ii) are herein referred to as "Flip-Over Events"), each holder of a Right will thereafter have the right to receive, upon the exercise thereof at the then current exercise price of the Right, that number of shares of common stock of the acquiring company which at the time of such transaction would have a market value equal to two times the exercise price of the Right.

     In the event that (i) the Company is the surviving corporation in a merger with an Acquiring Person and its Common Stock is not changed or exchanged, (ii) a person becomes the beneficial owner of 20% of the then outstanding shares of Common Stock, (iii) an Acquiring Person engages in one of a number of self-dealing transactions specified in the Rights Agreement, or (iv) during such time as there is an Acquiring Person, an event occurs which results in such Acquiring Person's ownership interest being increased by more than 1% (i.e., a reverse stock split) (the events described in clauses (i)-(iv) are herein referred to as "Flip-In Events"), at any time following the Distribution Date (but no earlier than the expiration of the redemption period of the Rights), each holder of a Right will thereafter have the right to receive upon exercise that number of shares of the Common Stock (or, in certain circumstances, cash, property or other securities of the Company) having a market value of two times the exercise price of the Right. Notwithstanding any of the foregoing, following the occurrence of any of the events set forth in this paragraph, all Rights that are, or (under certain circumstances specified in the Rights Agreement) were, or subsequently become beneficially owned by an Acquiring Person or his transferees will be null and void.

     The Purchase Price is payable in cash or, if so provided by the Company, the Purchase Price following the occurrence of a Flip-In Event and until the first Flip-Over Event may be paid in shares of Common Stock of the Company having an equivalent value.

     At any time until 10 days following the Stock Acquisition Date (subject to unlimited extension by the Company's Board of Directors made before expiration of such 10-day period or the end of any such extended period), the Company may redeem the Rights in whole, but not in part, at a price of $.01 per Right (the "Redemption Price"). Immediately upon the action of the Board of Directors of the Company electing to redeem the Rights, the Company shall make an announcement thereof and, upon such election, the right to exercise the Rights will terminate and the only right of the holders of Rights will be to receive the Redemption Price.

     Other than those provisions relating to the principal economic terms of the Rights, any of the provisions of the Rights Agreement may be amended by the Board of Directors of the Company prior to the Distribution Date, including an amendment to lower the threshold for exercisability of the Rights from 20% to not less than the greater of (i) any percentage greater than the largest percentage of the outstanding Common Stock of the

Company then known to the Company to be beneficially owned by any person or group of affiliated or associated persons and (ii) 10%. After the Distribution Date, the provisions of the Rights Agreement may be amended by the Board in order to cure any ambiguity, to make changes which do not adversely affect the interest of holders of Rights (excluding the interests of any Acquiring Person), or to shorten or lengthen any time period under the Rights Agreement; provided, however, that no amendment to adjust the time period governing redemption shall be made at such time as the Rights are not redeemable.

     A copy of the Rights Agreement has been filed with the Securities and Exchange Commission as an Exhibit to the Company's Registration Statement on Form 8-A filed with respect to the Rights. A copy of the Rights Agreement is available free of charge from the Company. This summary description of the Rights does not purport to be complete and is qualified in its entirety by reference to the Rights Agreement, which is hereby incorporated herein by reference. Terms defined in the Rights Agreement which are used herein and are not otherwise defined shall have the meaning ascribed to them in the Rights Agreement.

CERTAIN EFFECTS OF THE RIGHTS ON THE MERGER

     Because Choucroute does not beneficially own 20% or more of the Common Stock and has not announced a tender offer or exchange offer with respect to the Common Stock, the consummation of the Merger and the other transactions contemplated by the Merger Agreement will not cause a Distribution Date under the Rights Agreement or otherwise cause the Rights to become exercisable prior to the Effective Time.

     The Rights have certain anti-takeover effects which may impede or dissuade third parties from making bids to acquire the Company or the Company Shares in competition with the Merger. The Rights will cause substantial dilution to a person or group that attempts to acquire the Company without conditioning the offer on redemption of the Rights or on a substantial number of Rights being acquired. The Rights should not interfere with any business combination approved by the Board of Directors of the Company prior to the time that the Rights may not be redeemed (as described above) since the Board of Directors may, at its option, at any time until ten days following the Stock Acquisition Date (subject to extension) redeem all but not less than all the then outstanding Rights at $.01 per Right.

                               DISSENTERS' RIGHTS

     Holders of stock quoted on the National Association of Securities Dealers, Inc. automated quotations system (such as the Company Shares) generally have no dissenters' rights under the WBCL. See Wisconsin Statutes section 180.1302(4). The WBCL provides an exception to this general rule where the subject transaction constitutes a "business combination" as defined in the WBCL. Because Choucroute is not a "significant shareholder," as defined in the WBCL, the Merger does not constitute a "business combination" and, accordingly, holders of the Company Shares do not have dissenters' rights.

                                    BUSINESS



GENERAL



     Founded in 1900, the Company is a manufacturer and distributor of medium and high technology products in the specialty market of optical and laser surveying instruments for productivity improvement in the construction industry.



     Prior to June 1989, the Company was divided into two product divisions, David White Instruments and Micrographic Systems, in addition to an International Division which handled international marketing and sales for both product divisions. The Company effected two significant organizational changes to its business in 1989. First, on June 30, 1989, the Company purchased 90% of the outstanding capital stock of Ammann Lasertechnik, AG ("Ammann"), a Swiss corporation. Second, on October 4, 1989, the Company sold its Micrographic Systems Division.



     On June 6, 1995, the Company entered into an agreement with HRA Holding Company ("HRA"), Hans-Rudolf Ammann ("Mr. Ammann") and Thomas Ammann pursuant to which the Company sold all of its interest in Ammann to HRA. HRA is a Swiss entity owned and controlled by Mr. Ammann. In exchange for the sale of its Ammann stock, the Company received 70,500 shares of Company stock formerly owned by Mr. Ammann and Thomas Ammann, as well as $300,000 (U.S.) in cash and cash equivalents. In connection with the transaction, the Company also entered into a Reciprocal Supply Agreement and Technology Transfer Agreement with Ammann. Under the Reciprocal Supply Agreement, Ammann agreed to supply its products to the Company for two years for distribution in connection with the Company's business, and the Company agreed to supply its products to Ammann for two years for distribution in connection with Ammann's business. Under the Technology Transfer Agreement, Ammann assigned certain patent rights to the Company (valued at $200,000), and the Company granted Ammann a non-exclusive license to make, use and sell products covered by the patents. Ammann agreed to pay the Company a royalty of $25,000 per year for ten years in consideration of the license.



     The Company's business is now concentrated primarily in the development, production and marketing of David White surveying instruments, including those surveying instruments covered by the patents transferred to the Company from Ammann. The Company also concentrates on producing and marketing Ammann products under the Reciprocal Supply Agreement with Ammann.



DAVID WHITE INSTRUMENTS



     The Company's surveying instruments can be divided generally into two categories: conventional optical survey instruments and laser surveying instruments.



     The Company's conventional optical surveying instruments include levels, level/transits, automatic levels and level/transits, hand levels, rods, targets, plumb bobs, tripods and other precision tools used by builders, contractors, engineers, farmers, plumbers and others. The Company entered the laser surveying instrument field in 1981 through the acquisition of a manufacturer of rotating laser beam electronic levels. The Company's laser and electronic surveying instruments consist primarily of infrared invisible laser beam and visible laser beam electronic levels and ancillary equipment primarily for builders and contractors.



     The Company's conventional surveying instruments, along with its laser surveying instruments, are principally marketed under the "David White" trade name. The Company's products are sold on a nonexclusive basis through approximately 600 distributors throughout the world. The Company has entered into certain marketing and cross-distribution arrangements for the sale of the Company's laser products in Japan, the Pacific Rim, Asia and other areas. The Company has also entered into additional marketing and distribution arrangements with other companies in Europe and is investigating the feasibility of other international strategic marketing alliances. The supply and technology transfer agreements with Ammann and the marketing arrangements with foreign companies reflect the Company's increasing global emphasis.



AMMANN



     The Ammann product line consists of five laser surveying instruments, including several products designed to meet the specific requirements of both the light and the heavy construction industry. Ammann continues to market both David White and Ammann products abroad through the companies' distribution networks and marketing arrangements with other companies. The manufacturing and assembly of two Ammann laser instruments continues to take place at the Company's Berlin, Wisconsin plant.



COMPETITION



     The Company experiences intense competition from numerous domestic and foreign producers. Some of the Company's competitors are significantly larger than the Company and have substantially greater financial resources. The Company expects that it will continue to encounter highly competitive conditions both domestically and internationally.



     The Company attempts to maintain its competitive posture through quality control, pricing strategies and an on-going program of product improvement, new product development and increased manufacturing efficiencies. The Company believes that its research and development team, well-developed distribution network, marketing arrangements, established David White trade name, reputation for quality products and ability to manufacture and market both optical and laser surveying instruments, provide it with certain market advantages over its competitors in the surveying equipment industry.



CERTAIN CREDIT TERMS



     Customers of the Company who place their orders for optical and laser instruments between November l and February 28 of each year and are considered creditworthy are extended payment terms of one-third on April l, one-third on May l and one-third on June l. European product sales are not included in the foregoing credit programs.



SEASONALITY



     Because distributors, suppliers and end users of surveying instruments generally place their orders for delivery prior to or during the spring and summer construction season, third quarter sales are traditionally lower than sales for other quarters. The Company's sales are also partially dependent upon the growth and success of the construction industry. Interest rates may also impact this industry. Construction industry expenditures are subject to variation and have been affected during recent years by recessionary cycles.



PATENTS AND ENGINEERING: RESEARCH AND PRODUCT DEVELOPMENT



     The Company places considerable emphasis on the optical, mechanical and electromechanical design of its products. Most of the Company's key products have been designed by the Company, and the Company's Technology Transfer Agreement with Ammann granted the Company patent rights with respect to two products that were originally designed by Ammann. Although a number of the Company's products are covered by patents, its business is not materially dependent on them.



     In 1996, the Company employed five individuals in research and development and expended $327,000 for this activity, compared to $399,000 in 1995. The Company has budgeted $326,000 for research and development during 1997.



ENVIRONMENTAL REGULATION



     On October 23, 1995, the Company entered into an agreement with the State of Wisconsin to settle a claim that the Company violated state regulations concerning the operation of an underground storage tank on the Company's Berlin, Wisconsin property. Pursuant to that agreement, the Company paid a $25,000 forfeiture to the State of Wisconsin. The Company has also agreed to clean up contamination caused by leakage from the tank. The Company reserved $200,000 in the fourth quarter of 1995 for the clean-up, which the Company believes will be sufficient to cover any material expenses in the future.



     Apart from the foregoing, the Company does not expect foreign, federal, state or local environmental legislation to have a material effect on its capital expenditures, earnings or competitive position.

RAW MATERIALS



     Principal raw materials used by the Company in its manufacturing operations are a variety of electronic components, die castings, molded plastics, various metals and optical components. All of such raw materials are available to the Company from several suppliers.



EMPLOYEES



     The Company employs approximately 130 full time people, approximately two-thirds of whom are in production. The balance are employed in executive, administrative, engineering, sales and clerical capacities.



PROPERTIES



     The following table summarizes the Company's principal properties:



                                                                 OWNED      YEAR
                                                                   OR       LEASE     APPROXIMATE
   LOCATION                           USE                        LEASED    EXPIRED      SQ. FT.
   --------                           ---                        ------    -------    -----------
Germantown,
  Wisconsin        Executive Offices, Marketing, Advertising,    Leased     1997         12,800
                   Finance, Service Department
Berlin,
  Wisconsin        Manufacture of Optical and Electronic          Owned       --        105,000
                   Surveying Products, Research and
                   Development and Design Engineering



     The Company believes its current facilities are suitable, adequate and provide sufficient capacity to support current operations. No present plans exist for the improvement or further development of any of the properties. The Company intends to lease a smaller facility for its executive offices beginning in late fall of 1997. In the opinion of the Company's management, the properties are adequately insured.



     The Company leases its Germantown, Wisconsin property from Tony L. Mihalovich pursuant to a triple-net lease. The Company pays monthly rental of $10,600 under the lease. The initial term of the lease will expire on June 30, 1997, following which it will become a month-to-month lease.



     The Berlin, Wisconsin property is owned by the Company and is currently subject to a first mortgage as security for a $2,500,000 term note through Firstar Bank Fond du Lac (the "Bank") to the Company. As of January 31, 1997, the outstanding balance on the term note was $1,165,000. The term note is 70% guaranteed by Farmers Home Administration. The Berlin property is also currently subject to a second mortgage as security for the Bank's revolving line of credit to the Company, which is adjusted periodically according to seasonal requirements and ranges from $1,750,000 to $2,000,000. Pursuant to Instruction E, information regarding the Company's term note and line of credit required by this item is incorporated herein by reference from the information set forth in
Note 3 to the Company's Consolidated Financial Statements, set forth on page 6 of the Annual Report. As of January 31, 1997, the outstanding balance under the line of credit was $340,000.



     The federal tax basis of the land and building at the Berlin, Wisconsin location is $36,000 and $380,000, respectively. Depreciation is taken by the Company over the estimated useful life of the building using the straight line method. For purposes of depreciation, the remaining life claimed with respect to the Berlin property is 3 years, although different depreciation schedules with remaining lives ranging from 3 to 32 years exist for various improvements to the Berlin property. For 1996, the Company has paid or will pay annual realty taxes on the Berlin, Wisconsin property in the amount of $25,000. The company also paid $16,365 toward the realty taxes of the Germantown, Wisconsin property in 1996, representing the prorated portion of the previous year's taxes through the date the building was sold to Tony L. Mihalovich.



LEGAL PROCEEDINGS



     The Company is not currently a party, nor are any of its properties subject, to any legal proceeding the ultimate disposition of which would have a material effect on the Company.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION


                           AND RESULTS OF OPERATIONS



RESULTS OF OPERATIONS



1996 Compared to 1995



     Sales for 1996 of $13.4 million were down $1.9 million from 1995's sales of $15.3 million. Most of the decrease, or $1.6 million is attributed to the inclusion of the former Swiss subsidiary, Ammann, for the first five months of 1995. The subsidiary was sold in May, 1995. The Company's sales, exclusive of Ammann, were down 2% for 1996. Shipments of laser products at the Company increased 22% while sales of optical products declined 9%. Gross margins increased slightly in 1996 to 23.5% from 23.3% in 1995. The Company reduced inventories by $930,000 in 1996. Reducing inventories decreases profits temporarily by reducing the Company's ability to absorb normal manufacturing overhead into inventory. Selling and administrative expenses declined 27%, primarily due to the inclusion of Ammann's selling and administrative expenses in 1995 and a one-time charge in 1995 of $523,000 for converting a costly defined benefit pension plan into a much less expensive 401(k) program. Other income of $185,000 included a $153,000 gain resulting from the sale of the Company's corporate office. The Company intends to lease a smaller facility for its executive offices beginning in late fall of 1997. Interest expense declined slightly as the Company reduced its debt levels with the cash generated from the sale of the corporate office and reduction of inventories.



     On June 6, 1995, the Company entered into an agreement with HRA Holding Company ("HRA"), Hans-Rudolf Ammann ("Mr. Ammann") and Thomas Ammann pursuant to which the Company sold all of its interest in Ammann to HRA. HRA is a Swiss entity owned and controlled by Mr. Ammann. In exchange for the sale of its Ammann stock, the Company received 70,500 shares of Company stock formerly owned by Mr. Ammann and Thomas Ammann, as well as $300,000 (U.S.) in cash and cash equivalents. In connection with the transaction, the Company also entered into a Reciprocal Supply Agreement and Technology Transfer Agreement with Ammann. Under the Reciprocal Supply Agreement, Ammann agreed to supply its products to the Company for two years for distribution in connection with the Company's business, and the Company agreed to supply its products to Ammann for two years for distribution in connection with Ammann's business. Under the Technology Transfer Agreement, Ammann assigned certain patent rights to the Company (valued at $200,000), and the Company granted Ammann a non-exclusive license to make, use and sell products covered by the patents. Ammann agreed to pay the Company a royalty of $25,000 per year for ten years in consideration of the license.



     The deteriorating U.S. dollar made the products from Switzerland too expensive to compete effectively in the U.S. market, resulting in losses. The price negotiated was higher than the book value of Ammann but not enough to cover the $1.1 million of goodwill remaining as of May 31, 1995. The loss of $575,000, net of tax benefit, included the write-off of the remainder of goodwill of $1.1 million.

First Quarter 1997 Compared to First Quarter 1996



     A summary of the period to period changes in the principal items included in the consolidated condensed statements of operations is shown below:



                                                                 COMPARISON OF
                                                              -------------------
                                                              THREE MONTHS ENDED
                                                                MARCH 31, 1997
                                                                   AND 1996
                                                              ------------------
                                                              INCREASE (DECREASE)
                                                                    (000'S)
Net sales                                                              175
Cost of goods sold                                                     117
Selling and administrative expenses                                     30
Other income                                                             0
Interest expense                                                       (44)
Earnings before income taxes                                            72
Income taxes                                                            32
Net earnings                                                            40



     Sales of $4.13 million for the first quarter of 1997 were up 4% from 1996's first quarter sales of $3.95 million. On the higher volume, gross margins also improved. For the first quarter of 1997, gross margins improved to 28.2% from 28.0% in 1996. Selling and administrative expenses were up 4% or $30,000 on the 4% increase in sales. Interest expense for the first quarter of 1997 was down $44,000 due to a significant decrease in bank borrowing. The Company has reduced inventories $1.5 million since March 31, 1996. Much of this reduction was the direct result of the installation of a new manufacturing software package during the second quarter of 1996. Extensive training along with the new software allowed for an enhanced ability to automatically replenish inventory, thereby allowing the Company to decrease the size of its inventory. Net earnings improved from $228,000 for the first quarter of 1996 to $268,000 for the first quarter of 1997.



     The working capital at the end of the first quarter 1997 improved to $4.2 from $3.9 million at the end of the first quarter 1996. The Company's current ratio at the end of the first quarter 1997 improved to 2.4:1 from 1.9:1 at the end of the first quarter 1996.



LIQUIDITY



     Each year receivables increase during the first quarter as the Company offers a deferred payment program to its key distributors. The deferred payment program allows for shipments from November 1 through the end of February with payments due as follows: 1/3 due April 1; 1/3 due May 1; and 1/3 due June 1. The deferred payment program defers between $2,500,000 and $3,000,000 of the Company's receivables.



     The Company currently has available a domestic bank revolving line of credit to meet its short term borrowing needs. The amount available under the line of credit is adjusted periodically according to seasonal requirement, and ranges from $1,750,000 to $2,000,000. Borrowings against the line of credit are payable on demand with interest payable monthly at the prime rate, which was 8.5% as of March 31, 1997. As of March 31, 1997, the Company had borrowed $1,315,000 against its line of credit. The Company will be reducing its outstanding borrowings in the second quarter as the deferred payments described above are collected.



CAPITAL RESOURCES



     No significant capital commitments were outstanding on March 31, 1997.



KNOWN TRENDS OR UNCERTAINTIES



     As the Company's products are used primarily in the construction industry, it is difficult to project trends as the construction industry's expenditures are subject to variation and have been affected in recent years by recessionary cycles and changes in interest rates. The outlook for 1997 appears to be stable.

                        SECURITY OWNERSHIP OF CERTAIN
                       BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock by each director, the Chief Executive Officer ("CEO"), each person known to own more than 5% of the Company's Common Stock, and all directors and executive officers as a group, as of April 30, 1997. Except for the CEO, no executive officer's salary and bonus exceeded $100,000 in 1996. Except as indicated in the footnotes such persons have sole voting and investment power of the shares beneficially owned. None of the persons listed below have any relationship or arrangement with Choucroute.

                                                                TOTAL NUMBER OF SHARES    PERCENTAGE
                  NAME OF BENEFICIAL OWNER                        BENEFICIALLY OWNED       OF CLASS
                  ------------------------                      ----------------------    ----------
Charles D. Jacobus                                                       11,300               2.5
Marshall A. Loewi(1)                                                     56,445              12.3
R. Ron Heiligenstein(2)                                                  40,000               8.5
Michael S. Ariens                                                         1,500              *
Tony L. Mihalovich(3)                                                     9,427               2.0
Thomas A. Harenburg(4)                                                   81,197              17.8
Charlotte H. Simmons(5)                                                  26,500               5.8
William D. Van Dyke III(6)                                               50,000              10.9
Heartland Advisors, Inc.(7)                                              42,000               9.2
All directors and executive officers as a group (8
  persons)(8)                                                           121,172              25.0

------------------------
 *  Less than 1%.

(1) Includes 38,607 shares held in a trust pursuant to which Mr. Loewi shares investment power but retains sole voting power.

(2) The information listed is as of January 11, 1996, as reported by Mr. Heiligenstein in an amendment to his Schedule 13D filed with the Commission. In addition, the number of shares shown includes 16,000 shares subject to the exercise of stock options.

(3) Includes 8,750 shares subject to the exercise of stock options.

(4) The information listed is as of December 31, 1996, as reported by Mr. Harenburg in an amendment to his Schedule 13D filed with the Commission. The listed shares are held in trusts pursuant to which Mr. Harenburg shares voting power but retains sole investment power. Mr. Harenburg's address is 6360 East Decorah, Oshkosh, Wisconsin 54901.

(5) The information listed is as of January 20, 1992, as reported by Ms. Simmons, as executrix of the Estate of Richard W. Simmons, in her Schedule 13D filed with the Commission, except to the extent information is otherwise known to the Company. Ms. Simmons' address is 500 Lakeland, Lake Bluff, Illinois 60044.

(6) The information listed is as of November 20, 1990 as reported by Mr. Van Dyke in his Schedule 13D filed with the Commission, except to the extent information is otherwise known to the Company. Mr. Van Dyke's address is 111 East Wisconsin Avenue, Milwaukee, Wisconsin 53202.

(7) The information listed is as of February 12, 1997, as reported by Heartland Advisors, Inc. in its Schedule 13G filed with the Commission. The address of Heartland Advisors, Inc. is 790 North Milwaukee Street, Milwaukee, Wisconsin 53202.

(8) Includes (a) 27,250 shares subject to exercise of stock options, and (b) 38,607 shares held in a trust pursuant to which Mr. Loewi shares investment power but retains sole voting power.

     The above beneficial ownership information is based on information furnished, or Schedule 13G or Schedule 13D filings made, by the specified persons and is determined in accordance with Rule 13d-3, as required for purposes of this Proxy Statement. It is not necessarily to be construed as an admission of beneficial ownership for other purposes.

                       DIRECTORS AND EXECUTIVE OFFICERS

DIRECTORS

     Information regarding the Company's directors is set forth in the following table. Unless otherwise indicated, each director has been employed in his present listed principal occupation for five years or more.

                                                    PRINCIPAL OCCUPATION AND                  DIRECTOR
        NAME                AGE                       BUSINESS EXPERIENCE                      SINCE
        ----                ---                     ------------------------                  --------
Charles D. Jacobus          70        President of Jacobus Co. (diversified company with        1983
                                      interests in petroleum and home security systems).
Marshall A. Loewi           69        Chairman of the Board of the Company. President and       1980
                                      Chief Executive Officer of Milwaukee Resistor
                                      Corporation (Manufacturer of power resistors and
                                      specialized resistance products).
R. Ron Heiligenstein        64        Business consultant to various business enterprises.      1988
Michael S. Ariens           65        President of Ariens Company (manufacturer of outdoor      1980
                                      power equipment). Mr. Ariens is also a director of
                                      Wisconsin Public Service Corporation (public utility
                                      company).
Tony L. Mihalovich          49        President and Chief Executive Officer of the Company      1992
                                      since November 1992. Interim President and Chief
                                      Operating Officer of the Company from October 1992
                                      to November 1992. Executive Vice President and Chief
                                      Operating Officer of the Company from October 1989
                                      to October 1992.

EXECUTIVE OFFICERS

     Information concerning those executive officers of the Company who are not directors is set forth in the following table:

      NAME              AGE                         POSITION AND EXPERIENCE
      ----              ---                         -----------------------
James L. Younk          54        Chief Financial Officer (since December 1992), Vice
                                  President -- Finance (since February 1995), Secretary (since
                                  May 1993), and Treasurer (since January 1988).
Larry P. Hutzler        55        Vice President -- Manufacturing (since May 1994). Plant
                                  Manager of the Company (from October 1992 to May 1994) and
                                  Director -- Labor Relations and Human Resources of the
                                  Company (from August 1973 to May 1994).
Stephen M. Smith        47        Vice President -- Sales and Marketing (since February 1995).
                                  National Sales Manager of the Company (from November 1991 to
                                  February 1995) and Director -- Sales and Marketing of the
                                  Company (from January 1993 to February 1995).

                                 OTHER MATTERS

     The Board of Directors of the Company is not aware of any matters to be presented for action at the Special Meeting other than those described herein and does not intend to bring any other matters before the Special Meeting. However, if other matters should come before the Special Meeting, it is intended that the holders of proxies solicited hereby will vote thereon in their discretion, unless such authority is withheld.

                             SHAREHOLDER PROPOSALS

     As described in the Company's Proxy Statement relating to its 1997 Annual Meeting (in the event the Merger is not consummated for any reason), proposals of shareholders intended to be presented at the 1998 Annual Meeting of Shareholders must be received by the Company at its principal executive offices not later than November 26, 1997, for inclusion in the Company's proxy statement and form of proxy relating to that meeting. Shareholders should mail any proposals by certified mail-return receipt requested.

                            EXPENSES OF SOLICITATION

     The expenses in connection with solicitation of the enclosed form of proxy, will be borne by the Company. In addition to solicitation by mail, officers or regular employees of the Company, who will receive no compensation for such services other than their regular salaries, may solicit proxies personally or by telephone or facsimile. The Company has also engaged Georgeson & Company, Inc. to solicit proxy appointments on behalf of the Company's Board of Directors in connection with the Special Meeting at an anticipated cost of approximately $5,000 plus reasonable out-of-pocket expenses. Arrangements will be made with brokerage houses, nominees, participants in central certificate depository systems and other custodians and fiduciaries to supply them with solicitation material for forwarding to their principals, and arrangements may be made with such persons to obtain authority to sign proxies. The Company may reimburse such persons for reasonable out-of-pocket expenses incurred by them in connection therewith.


                              INDEPENDENT AUDITORS



     The financial statements of the Company as of December 31, 1996, and for each of the years in the two-year period ended December 31, 1996, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report.


     A representative of Deloitte & Touche LLP will be at the Special Meeting to answer questions by shareholders and will have the opportunity to make a statement if so desired.

                             AVAILABLE INFORMATION

     The Company is subject to the informational reporting requirements of the Exchange Act and, in accordance therewith, files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information are available for inspection and copying at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington D.C. 20549 and at the Commission's regional office located at 7 World Trade Center, 13th Floor, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material can also be obtained from the Public Reference Section of the Commission at its Washington address at prescribed rates. Such reports and other information filed with the Commission may also be available at the Commission's site on the World Wide Web at http://www.sec.gov.


                                          By order of the Board of Directors

                                        Tony L. Mihalovich
                                          Tony L. Mihalovich
                                          President and Chief Executive Officer

Germantown, Wisconsin

July 8, 1997

                         INDEPENDENT AUDITORS' REPORT



To the Stockholders and Directors of David White, Inc.:



     We have audited the accompanying balance sheet of David White, Inc. and subsidiary as of December 31, 1996, and the related statements of operations, stockholders' investment, and cash flows for the years ended December 31, 1996 and 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.



     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.



     In our opinion, such financial statements present fairly, in all material respects, the financial position of David White, Inc. at December 31, 1996, and the results of its operations and its cash flows for the years ended December 31, 1996 and 1995 in conformity with generally accepted accounting principles.



Deloitte & Touche LLP
Milwaukee, Wisconsin
January 31, 1997

          FINANCIAL STATEMENTS -- FISCAL YEAR ENDED DECEMBER 31, 1996
                                 BALANCE SHEET

ASSETS
Current Assets:
  Cash and cash equivalents                                     $    47,000
  Trade accounts receivable, less allowance of $95,000 (Note
     3)                                                           1,315,000
  Inventories (Note 3)                                            3,681,000
  Prepaid expenses and other current assets                         142,000
                                                                -----------
       Total Current Assets                                       5,185,000
Other Assets:
  Technology and patents, less accumulated amortization of
     $71,000                                                        141,000
  Intangible pension asset (Note 5)                                 107,000
  Deferred income taxes (Note 6)                                     31,000
  Other                                                              23,000
                                                                -----------
       Total Other Assets                                           302,000
Property, plant and equipment at cost (Note 3):
  Land                                                               36,000
  Buildings and improvements                                      1,524,000
  Machinery and equipment                                         6,011,000
                                                                -----------
                                                                  7,571,000
  Less accumulated depreciation                                   5,755,000
                                                                -----------
                                                                  1,816,000
                                                                -----------
                                                                $ 7,303,000
                                                                -----------
LIABILITIES AND STOCKHOLDERS' INVESTMENT
Current Liabilities:
  Trade accounts payable                                        $   354,000
  Accrued wages and amounts withheld from employees                 255,000
  Accrued retirement plan costs                                     129,000
  Other accrued liabilities                                         246,000
  Current maturities of long-term debt (Note 3)                     225,000
                                                                -----------
       Total Current Liabilities                                  1,209,000
Long-term debt, less current maturities (Note 3)                    958,000
Long-term pension liability (Note 5)                                133,000
Stockholders' Investment (Notes 3 and 4):
  Preferred stock, par value $1 a share: Authorized
     1,000,000 shares; none issued
  Common stock, par value $3 a share: Authorized 5,000,000
     shares; issued 692,240 shares                                2,077,000
  Additional paid-in capital                                      1,024,000
  Retained earnings                                               4,222,000
  Additional pension liability (Note 5)                             (26,000)
  Treasury stock at cost -- 234,917 shares                       (2,294,000)
                                                                -----------
                                                                  5,003,000
                                                                -----------
                                                                $ 7,303,000
                                                                -----------

   The accompanying notes are an integral part of these Financial Statements.

                             FINANCIAL STATEMENTS



                           STATEMENTS OF OPERATIONS



                                                              YEARS ENDED DECEMBER 31,
                                                              -------------------------
                                                                 1996          1995
                                                                 ----          ----
Revenues:
  Net sales                                                   $13,372,000   $15,278,000
  Interest and other income                                       185,000        38,000
                                                              -----------   -----------
                                                               13,557,000    15,316,000
Cost and expenses:
  Cost of goods sold                                           10,235,000    11,422,000
  Selling and administrative expenses                           2,554,000     3,061,000
  Loss on sale of subsidiary                                                    722,000
  Loss on termination of pension plan                                           523,000
  Environmental expenses                                           17,000       297,000
  Interest expense                                                284,000       290,000
                                                              -----------   -----------
                                                               13,090,000    16,315,000
  Earnings (loss) before income taxes                             467,000      (999,000)
  Income tax expense (benefit) (Note 6)                           140,000      (147,000)
                                                              -----------   -----------
  Net earnings (loss)                                         $   327,000   $  (852,000)
                                                              ===========   ===========
  Net earnings (loss) per share (Note 7)                      $       .72   $     (1.75)
                                                              ===========   ===========



                     STATEMENTS OF STOCKHOLDERS' INVESTMENT



                                                          YEARS ENDED DECEMBER 31, 1996 AND 1995
                                  ---------------------------------------------------------------------------------------
                                      COMMON STOCK       ADDITIONAL                ADDITIONAL   CUMULATIVE
                                  --------------------    PAID-IN      RETAINED     PENSION     TRANSLATION    TREASURY
                                  SHARES      AMOUNT      CAPITAL      EARNINGS    LIABILITY    ADJUSTMENT       STOCK
                                  ------      ------     ----------    --------    ----------   -----------    --------
Balances at
  January 1, 1995                 692,240   $2,077,000   $1,024,000   $4,747,000   $(362,000)    $ 83,000     $(1,537,000)
  Net loss                                                              (852,000)
  Currency translation
    adjustments                                                                                   (83,000)
  Additional pension liability
    (Note 5)                                                                         292,000
  Receipt of common stock from
    sale of subsidiary                                                                                           (757,000)
                                  -------   ----------   ----------   ----------   ---------     --------     -----------
Balances at
  December 31, 1995               692,240    2,077,000    1,024,000    3,895,000     (70,000)           0      (2,294,000)
  Net earnings                                                           327,000
  Reduction of pension liability
    (Note 5)                                                                          44,000
                                  -------   ----------   ----------   ----------   ---------     --------     -----------
Balances at
  December 31, 1996               692,240   $2,077,000   $1,024,000   $4,222,000   $ (26,000)    $      0     $(2,294,000)
                                  =======   ==========   ==========   ==========   =========     ========     ===========



   The accompanying notes are an integral part of these Financial Statements.

               FINANCIAL STATEMENTS -- FISCAL YEAR ENDED 12/31/96
                            STATEMENTS OF CASH FLOWS



                                                                YEARS ENDED DECEMBER 31,
                                                                ------------------------
                                                                   1996          1995
                                                                   ----          ----
Cash flows from operating activities:
  Net earnings (loss)                                           $   327,000    $(852,000)
  Adjustments to reconcile net earnings (loss) to net cash
     provided by (used in) operating activities:
       Depreciation                                                 419,000      388,000
       Amortization of intangible assets                             55,000       75,000
       Gain on sale of building                                    (153,000)
       Loss on sale of subsidiary                                                722,000
       Deferred income taxes                                        116,000     (147,000)
       Change in assets and liabilities:
          (Increase) decrease in:
            Accounts receivable                                     164,000      305,000
            Inventories                                             930,000     (701,000)
            Prepaid expenses and other assets                       (13,000)     137,000
          Increase (decrease) in:
            Accounts payable and accrued expenses                  (501,000)     (16,000)
            Income taxes                                                         (89,000)
                                                                -----------    ---------
       Net cash provided by (used in) operating activities        1,344,000     (178,000)
                                                                -----------    ---------
Cash flows from investing activities:
  Additions to property, plant and equipment                       (292,000)    (733,000)
     Cash proceeds from sale of building                            675,000
                                                                -----------    ---------
          Net cash provided by (used in) investing
            activities                                              383,000     (733,000)
                                                                -----------    ---------
Cash flows from financing activities:
  Principal payments on long-term debt                             (966,000)    (283,000)
  Net (decrease) increase in notes payable to bank                 (714,000)     297,000
                                                                -----------    ---------
          Net cash (used in) provided by financing
            activities                                           (1,680,000)      14,000
                                                                -----------    ---------
Effect of exchange rate changes on cash                                   0        5,000
                                                                -----------    ---------
Net increase (decrease) in cash and cash equivalents                 47,000     (892,000)
Cash and cash equivalents at beginning of year                            0      892,000
                                                                -----------    ---------
Cash and cash equivalents at end of year                        $    47,000    $       0
                                                                -----------    ---------
Supplemental disclosures of cash flow information:
  Cash paid during the year for:
     Interest                                                   $   284,000    $ 290,000
     Income taxes, net of refunds                                    50,000      155,000



   The accompanying notes are an integral part of these Financial Statements.

          NOTES TO FINANCIAL STATEMENTS FOR FISCAL YEAR ENDED 12/31/96



1. COMPANY BUSINESS AND ACCOUNTING POLICIES



     David White, Inc. (the "Company") is engaged in the manufacture of surveying instruments and lasers and is a distributor of certain other products. The Company operates predominantly in the construction industry within the United States and Europe. The Company's significant accounting policies are summarized as follows:



     Cash Equivalents -- The Company considers all highly liquid investments with maturities of three months or less when acquired to be cash equivalents.



     Inventories -- Inventories are stated on the basis of the lower of cost or market, including material, labor and manufacturing overhead. Cost is determined under the first-in, first-out method. It is not practical to segregate the components of raw material, work-in process and finished goods at the balance sheet date, since the breakdown is possible only as a result of a physical inventory which is taken at a date different than the balance sheet date. The Company's estimate as of December 31, 1996 was that finished goods represented 30% of total inventory, and that raw material and work-in process represented 70% of total inventory.



     Property, Plant and Equipment -- The Company provides depreciation over the estimated useful lives (3 to 32 years) of the respective assets using the straight-line method.



     Intangible Assets -- Technology and patents are being amortized over their estimated lives, which range from 5 to 8 years. Deferred financing costs are being amortized on a straight-line method over the term of the related debt agreement.



     Research and Development Costs -- Research and development costs are expensed as incurred and totaled $327,000 and $399,000 in 1996 and 1995, respectively.



     Fair Value of Financial Instruments -- The Company believes the carrying amount of its financial instruments is a reasonable estimate of the fair value of these instruments.



     Use of Estimates -- The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.



     Environmental Expenses -- The Company recorded a $200,000 environmental reserve in the fourth quarter of 1995 to cover the primary expenses related to an agreement with the State of Wisconsin to settle a claim to clean up contamination caused by the leakage from an underground storage tank. As discussed under "Use of Estimates" above, the Company estimates the costs to monitor the environmental system to be disclosed in operations each year. The Company does not expect these expenses to be material in future years.



     Impairment of Long-Lived Assets -- Long-lived assets include a minor amount of technology and patents, exclusive of property, plant and equipment (PPE). The Company continues to evaluate PPE on an undiscounted cash flow basis and believes there is no impairment. The implementation of SFAS 121 has had no material impact on the Company's financial statements.

2. SALE OF FOREIGN SUBSIDIARY



     The Company sold its 90% interest in the outstanding capital stock of Ammann Lasertechnik AG on May 31, 1995. The transaction was summarized as follows:



Net carrying value of assets sold                               $  (691,000)
Write-off of goodwill                                            (1,123,000)
Fair market value of Company common stock received                  757,000
Other assets received, net                                          335,000
                                                                -----------
Loss on sale of subsidiary                                         (722,000)
Tax benefit                                                         147,000
                                                                -----------
Loss on sale of subsidiary, net of taxes                        $  (575,000)
                                                                -----------



     Net sales for the subsidiary to unrelated parties during 1995 were approximately $1,601,000. Net losses incurred by the subsidiary for 1995 were approximately $77,000.



3. BANK LINES OF CREDIT AND LONG-TERM DEBT



     Long term debt consists of a term note with a domestic bank which is payable in monthly installments of $26,500, including interest at 8.5%, through August, 2001. The term note is collateralized by a first mortgage on the Company's manufacturing facility and a second lien on the Company's accounts receivable, inventory and equipment. The loan agreement contains restrictions with respect to levels of working capital ($1,000,000 on December 31, 1996) and net worth ($5,000,000 on December 31, 1996) and minimum debt-to-net worth and current ratios. In addition, capital expenditures are limited to a specified level each year. The term note is 70% guaranteed by the Rural Economic and Community Development Service.



     The aggregate scheduled future maturities for the fiscal years ending December 31 are as follows:



1997                                                               225,000
1998                                                               245,000
1999                                                               267,000
2000                                                               291,000
Thereafter                                                         155,000
                                                                ----------
                                                                $1,183,000
                                                                ==========



     The Company currently has available a domestic bank revolving line of credit to meet its short term borrowing needs. The amount available under the line of credit is adjusted periodically according to seasonal requirements and ranges from $1,750,000 to $2,000,000. Borrowings against the line are payable on demand with interest payable monthly at the prime rate. The Company had no borrowings under the line at December 31, 1996. The line renews annually in September. Borrowings under the line of credit are based on a percentage of qualified accounts receivable and inventory (the borrowing base), which are secured under the related agreement. The agreement contains the same restrictions described above related to the term note.



4. STOCK RIGHTS PLAN AND EMPLOYEE STOCK OPTION PLAN



     In 1988, the Company made a dividend distribution of one Common Stock Purchase Right on each outstanding share of common stock. The Rights are exercisable only if a person or group acquires 20% or more of the Company's common stock or announces a tender or exchange offer that would result in such a person or group owning 20% or more of the common stock. When exercisable, each Right entitles the holder thereof to purchase one share of common stock at an exercise price of $35.00. Further, upon the occurrence of certain defined events, the Rights are modified to entitle the holder to purchase common stock of the Company or common stock of an "acquiring person" having a market value equivalent to two times the exercise price of the Right. At no time do the Rights have any voting power. The Rights expire on September 29, 1998. The Company is entitled to redeem the Rights at $0.01 per Right until ten days (subject to extension) after a public announcement that a 20% or more position has been acquired, at which time they become nonredeemable. At December 31, 1996, 457,323 shares of common stock were reserved for issuance upon exercise of the Rights.



     In 1992, the stockholders approved the issuance of up to 32,000 shares of common stock under an incentive stock option plan. Options granted are exercisable in varying increments and at various times as determined by the Compensation Committee of the Board of Directors. The option period cannot exceed ten years from the date of the grant and the options can be granted until January, 2002, under this plan. In 1995, the stockholders approved the issuance of up to 50,000 shares of common stock under a new incentive stock option plan with terms similar to the 1992 plan described above. The options can be granted until February, 2005. The following table summarizes stock option activity for the years ended December 31, 1996 and 1995.



                                                                 SHARES
                                                               OUTSTANDING
                                                    RESERVED     OPTIONS     AVAILABLE
                                                    --------   -----------   ---------
Balances, January 1, 1995
  $6.50 - $10.44 per share                           33,200      33,200            0
Reserved                                             50,000                   50,000
Expired -- $6.50 - $10.44 per share                  (1,200)     (7,950)       6,750
                                                     ------      ------       ------
Balances, December 31, 1995
  $6.50 - $6.88 per share                            82,000      25,250       56,750
                                                     ------      ------       ------
Granted                                                  --          --           --
Exercised                                                --          --           --
Expired                                                  --          --           --
Balances, December 31, 1996
  $6.50 - $6.88 per share                            82,000      25,250       56,750
                                                     ------      ------       ------
Options exercisable at December 31, 1996
  $6.50-$6.88 per share                                          25,250
                                                                 ------



     In the event of a change in control of the Company, all options become exercisable and those holding options shall have the right to require the Company to purchase their options. The purchase price of the options will be the excess of the greater of the market value of the Company stock or highest tender offer price paid over the option price.



     In 1990, the Company issued a nonqualified stock option to its former Chairman of the Board of Directors, providing for the purchase of 16,000 shares of common stock at $10 per share. In January, 1994, the option became fully vested and is exercisable in whole or in part until January, 1998. The option expires upon the death of the optionee.



     The Company has adopted the disclosure-only provisions of SFAS No. 123, "Accounting for Stock-Based Compensation," but applies Accounting Principles Board Opinion No. 25 and related interpretations in accounting for its plans. Because the Company did not grant any stock options during either 1995 or 1996, there would be no impact on proforma net income or earnings per share under SFAS No. 123.



5. EMPLOYEE BENEFIT PLANS



     The Company has a certain defined benefit pension plan covering certain non-union employees. The non-union plan contains provision for benefits relating to past service based on an employee's compensation and years of service at the time the plan became effective.

     The Company's funding policy for the plan is consistent with the funding requirements of federal law and regulations. The following table sets forth the non-union past service plan's funded status as estimated by consulting actuaries as of October 1, 1996 and the amounts recognized in the Company's financial statements:



Actuarial present value of benefit obligations:
  Accumulated benefit obligation, entirely vested             $ 574,000
                                                              ---------
Projected benefit obligation for service rendered to date     $ 574,000
Plan assets at fair value (government obligations, mutual
  stock funds and money market funds)                           369,000
                                                              ---------
Projected benefit obligations in excess of plan assets         (205,000)
Unrecognized net loss                                            26,000
Unrecognized net obligation at January 1, 1987 being
  amortized over 15 years                                       107,000
Additional minimum liability                                   (133,000)
                                                              ---------
Pension liability recognized in the consolidated balance
  sheet                                                       $(205,000)
                                                              =========



     Net periodic pension cost for the Company's non-union plan included the following components:



                                                             1996       1995
                                                             ----       ----
Interest cost on projected benefit obligation              $ 38,000   $ 43,000
Actual return on plan assets                                (41,000)   (49,000)
Net amortization and deferral                                33,000     45,000
                                                           --------   --------
     Total pension expense                                 $ 30,000   $ 39,000
                                                           ========   ========



     The weighted average discount rate and expected long term rate of return used to develop the periodic pension costs for the above plan was as follows:



                                                              1996     1995
                                                              ----     ----
Discount rate                                                 7.25%    6.25%
Expected long-term return on assets                           7.75%    7.75%



     The Company has reflected those provisions of Statement of Financial Accounting Standards No. 87, "Employers' Accounting for Pensions," which require recognition in the balance sheet of an additional minimum liability and intangible asset for pension plans with accumulated benefits in excess of plan assets. Because the asset recognized may not exceed the amount of unrecognized prior service cost, the excess is reported as a separate reduction of stockholders' investment.



     In addition, the Company has contributory 401(k) savings plans covering substantially all employees, under which eligible participants may elect to contribute a specified percentage of their compensation, subject to certain limitations. The Company makes contributions subject to certain limitations. Company contributions vest over a five-year period at a rate of 20% per year. Contributions charged to operations under the plans aggregated approximately $81,000 and $45,000 for the years ended December 1996 and 1995, respectively.



     In the fourth quarter of 1995, the accumulated benefit obligation of the Company's defined benefit pension plan covering all union members was settled by the purchase of a non-participating group annuity contract or a lump-sum distribution for retired participants and lump sum distributions to active participants. Active participants were given the option to transfer their distributions into a 401(k) plan begun on January 1, 1996. The settlement was accounted for in accordance with Statement of Financial Accounting Standards No. 88, "Employers' Accounting for Settlements and Curtailments of Defined Benefit Pension Plans and for Termination Benefits," and resulted in a pre-tax loss to the Company of approximately $523,000. Pension expense related to this plan for the years ended December 31, 1995 was $70,000.

     The Company has Key Executive Employee and Severance Agreements with certain officers and key employees which provide for severance pay of up to two years salary in the event of a change in control of the Company, as defined, and subsequent termination of employment.



6. INCOME TAXES



     Income tax expense (benefit) consists of the following:



                                                            YEAR ENDED DECEMBER 31,
                                                            -----------------------
                                                              1996          1995
                                                              ----          ----
Current                                                      $ 24,000     $       0
Deferred                                                      116,000      (147,000)
                                                             --------     ---------
                                                             $140,000     $(147,000)
                                                             ========     =========



     A reconciliation of statutory federal tax rate and effective rates is as follows:



                                                                   YEAR ENDED
                                                                  DECEMBER 31,
                                                                -----------------
                                                                1996        1995
                                                                ----        ----
Statutory federal rate                                           34.0%      (34.0)%
Net operating loss and tax credit carryforward adjustment        (4.0)       26.6
Nondeductible amortization                                         --        (2.6)
Other                                                              --        (4.7)
                                                                -----       -----
                                                                 30.0%      (14.7)%
                                                                =====       =====



     The tax effects of temporary differences, tax credit carryforwards and net operating loss carryforwards that give rise to significant portions of deferred tax assets and liabilities consist of the following:



                                                                DECEMBER 31,
                                                           -----------------------
                                                             1996          1995
                                                             ----          ----

Deferred tax assets
  Inventory                                                $ 168,000    $  233,000
  Liabilities and reserves                                   198,000       292,000
  Tax credits and net operating loss carryforwards           465,000       539,000
                                                           ---------    ----------
  Gross deferred tax assets                                  831,000     1,064,000
  Valuation allowance                                       (559,000)     (648,000)
                                                           ---------    ----------
                                                             272,000       416,000
Deferred tax liabilities
  Property, plant and equipment                              215,000       207,000
  Other                                                       26,000        62,000
                                                           ---------    ----------
                                                             241,000       269,000
                                                           ---------    ----------
     Net deferred tax asset                                $  31,000    $  147,000
                                                           =========    ==========



     At December 31, 1996, the Company had alternative minimum tax credit carryforwards totaling $196,000, which expire in various years through 2008. The Company has state net operating carryforwards of $352,000 which expire through 2007, and capital loss carryforwards of $520,000 which expire in 2010.



7. RELATED PARTY TRANSACTIONS -- FOURTH QUARTER EVENT



     During the fourth quarter of 1996, the Company sold the building which housed its office headquarters to the Company President. The building had a net book value of $522,000 and was sold for cash of $675,000 resulting in a gain of $153,000. The purchase price was determined based on negotiations between the Company President and the Board of Directors and included an independent appraisal of the building's value.

     The Company then entered into a short term lease with the Company President for the facility. The monthly rental related to this lease is $10,600.



8. EARNINGS (LOSS) PER SHARE



     Net earnings (loss) per share of common stock is based upon net (loss) earnings divided by the weighted average shares outstanding. Weighted average shares outstanding for the years ended December 31, 1996 and 1995 were 457,323 and 486,698 shares, respectively.

             FINANCIAL INFORMATION FOR QUARTER ENDED MARCH 31, 1997



                              FINANCIAL STATEMENTS
                               DAVID WHITE, INC.
                     CONSOLIDATED CONDENSED BALANCE SHEETS
                                    (000'S)



                                                                 MARCH 31,     DECEMBER 31,
                                                                   1997            1996
                                                                 ---------     ------------
                                                                (UNAUDITED)
                           ASSETS
CURRENT ASSETS
Cash and cash equivalents                                         $   136        $    47
Trade accounts receivable, net                                      3,625          1,315
Inventories                                                         3,192          3,681
Other current assets                                                  168            142
                                                                  -------        -------
     Total current assets                                           7,121          5,185
OTHER ASSETS
Technology and patents, net                                           141            141
Intangible pension asset                                              107            107
Other                                                                  52             54
                                                                  -------        -------
                                                                      300            302
Property, plant and equipment, net                                  1,805          1,816
                                                                  -------        -------
     Total assets                                                 $ 9,226        $ 7,303
                                                                  =======        =======

          LIABILITIES AND STOCKHOLDERS' INVESTMENT
CURRENT LIABILITIES
Notes payable to bank                                             $ 1,315        $     0
Trade accounts payable                                                711            354
Accrued liabilities                                                   578            630
Income taxes                                                           89              0
Current maturities of long-term debt                                  230            225
                                                                  -------        -------
     Total current liabilities                                      2,923          1,209
Long-term debt, less current maturities                               899            958
Long-term pension liability                                           133            133
STOCKHOLDERS' INVESTMENT
Preferred stock, par value $1 a share:
  Authorized 1,000,000 shares; none issued
Common stock, par value $3 a share:
  Authorized 5,000,000 shares; issued 692,240 shares                2,077          2,077
Additional paid-in capital                                          1,024          1,024
Retained earnings                                                   4,490          4,222
Additional pension liability                                          (26)           (26)
Treasury stock at cost -- 234,917 shares                           (2,294)        (2,294)
                                                                  -------        -------
Total stockholders' investment                                      5,271          5,003
                                                                  -------        -------
     Total liabilities and stockholders' investment               $ 9,226        $ 7,303
                                                                  =======        =======



See accompanying notes to unaudited consolidated condensed financial statements.

                              DAVID WHITE, INC.



                CONSOLIDATED CONDENSED STATEMENTS OF EARNINGS
                   (000'S) EXCEPT SHARE AND PER SHARE DATA
                                 (UNAUDITED)



                                                              THREE MONTHS ENDED
                                                                   MARCH 31,
                                                              -------------------
                                                                1997       1996
                                                                ----       ----
Net sales                                                     $  4,128   $  3,953
Cost of goods sold                                               2,962      2,845
                                                              --------   --------
     Gross margin                                                1,166      1,108
Selling and administrative expenses                                767        737
                                                              --------   --------
     Earnings from operations before other income (expenses)
      and income taxes                                             399        371
Other income (expenses)
  Other income                                                       0          0
  Interest expense                                                 (42)       (86)
                                                              --------   --------
Earnings before income taxes                                       357        285
Income taxes                                                        89         57
                                                              --------   --------
Net earnings                                                  $    268   $    228
                                                              ========   ========
Net earnings per common share                                 $    .59   $    .50
Average common shares outstanding                              457,323    457,323
Dividends per common share outstanding                        $    .00   $    .00



See accompanying notes to unaudited consolidated condensed financial statements.

                               DAVID WHITE, INC.



                CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS


                                    (000'S)


                                  (UNAUDITED)



                                                                THREE MONTHS ENDED
                                                                    MARCH 31,
                                                                ------------------
                                                                 1997       1996
                                                                 ----       ----
Cash flows from operating activities:
  Net earnings                                                  $   268    $   228
  Adjustments to reconcile net earnings to net cash used in
     operating activities:
     Depreciation                                                   129        129
     Change in assets and liabilities:
       (Increase) decrease in:
          Accounts receivable                                    (2,310)    (2,103)
          Inventories                                               489        (51)
          Prepaid expenses and other assets                         (24)        78
       Increase (decrease) in:
          Accounts payable and accrued liabilities                  305        172
          Income taxes                                               89         57
                                                                -------    -------
          Net cash used in operating activities                  (1,054)    (1,490)
Cash flows from investing activities:
  Additions to property, plant & equipment                         (118)       (70)
                                                                -------    -------
          Net cash used in investing activities                    (118)       (70)
Cash flows from financing activities:
  Principal payments on debt                                        (54)       (75)
  Net increase in notes payable to bank                           1,315      1,635
                                                                -------    -------
          Net cash provided by financing activities               1,261      1,560
Net increase (decrease) in cash and cash equivalents                 89          0
Cash and cash equivalents at beginning of year                       47          0
                                                                -------    -------
Cash and cash equivalents at end of period                      $   136    $     0
                                                                =======    =======
Supplemental disclosures of cash flow information:
  Cash paid during the period for:
     Interest                                                        42         86
     Income taxes                                                     0          0



See accompanying notes to unaudited consolidated condensed financial statements.

                              DAVID WHITE, INC.



        NOTES TO UNAUDITED CONSOLIDATED CONDENSED FINANCIAL STATEMENTS



1. The condensed financial statements included herein have been prepared by the Company, without audit, pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations, although the Company believes that the disclosures are adequate to make the information presented not misleading. It is suggested that these condensed financial statements be read in conjunction with the audited financial statements and the notes thereto incorporated by reference in the Company's latest annual report on Form 10-KSB.



2. In the opinion of management, the aforementioned statements reflect all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of the results for the interim periods. The results of operations for the three months ended March 31, 1997 are not necessarily indicative of the results to be expected for the full year.



3. It is not practicable to segregate the amounts of raw materials, work in progress, finished goods or supplies.



4. Accounting Standard to be Adopted. In February, 1997, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 128, "Earnings Per Share." Under the accounting and disclosure requirements promulgated in the statement, the Company must adopt the provisions in its year ending December 31, 1997, SFAS 128 is effective for fiscal years ending after December 15, 1997. The Company is currently evaluating the accounting and disclosure alternatives provided for under the provisions of the statement.

                                                                       EXHIBIT A

                          AGREEMENT AND PLAN OF MERGER
                                  BY AND AMONG
                            CHOUCROUTE PARTNERS LLC,
                               FC SUB CORPORATION
                                      AND
                               DAVID WHITE, INC.
                                 APRIL 30, 1997

                               TABLE OF CONTENTS

                                                                        PAGE
                                                                        ----

                                 ARTICLE I
                                 THE MERGER
1.01    The Merger                                                        1
1.02    Effective Time                                                    1
1.03    Effect of the Merger                                              1
1.04    Articles of Incorporation; By-Laws                                1
1.05    Directors and Officers                                            1
1.06    Taking Necessary Action; Further Action                           2
1.07    The Closing                                                       2

                                 ARTICLE II
                          CONVERSION OF SECURITIES
2.01    Conversion of Securities                                          2
2.02    Dissenting Shares                                                 2
2.03    Exchange of Certificates                                          3
2.04    Stock Options                                                     3

                                ARTICLE III
               REPRESENTATIONS AND WARRANTIES OF THE COMPANY
3.01    Organization and Qualification; Subsidiaries                      4
3.02    Articles of Incorporation; By-Laws                                4
3.03    Capitalization                                                    4
3.04    Authority; Vote Required                                          5
3.05    No Conflict; Required Filings and Consents                        5
3.06    Permits; Compliance                                               6
3.07    Reports; Financial Statements                                     6
3.08    Absence of Certain Changes or Events                              7
3.09    Absence of Litigation                                             7
3.10    Contracts; No Default                                             7
3.11    Employee Benefit Plans                                            8
3.12    Taxes                                                             9
3.13    Intellectual Property Rights                                     10
3.14    Certain Business Practices and Regulations                       10
3.15    Insurance                                                        10
3.16    Brokers                                                          10
3.17    Title to Properties                                              10
3.18    Inventory                                                        11
3.19    Title to Personal Property                                       11
3.20    Product Liability                                                11
3.21    Compliance with Environmental Laws                               11
3.22    Labor Matters                                                    12
3.23    Compliance with Law                                              13
3.24    Accounts Receivable                                              13
3.25    Major Customers and Suppliers                                    13
3.26    Product Warranty                                                 13
3.27    Disclosure                                                       13

                                                                        PAGE
                                                                        ----

                                 ARTICLE IV
                 REPRESENTATIONS AND WARRANTIES OF ACQUIROR
                              AND ACQUIROR SUB
4.01    Organization and Qualification; Subsidiaries                     13
4.02    Authority                                                        14
4.03    No Conflict; Required Filings and Consents                       14
4.04    Ownership of Acquiror and Acquiror Sub; No Prior Activities      14
4.05    Brokers                                                          15

                                 ARTICLE V
                                 COVENANTS
5.01    Affirmative Covenants of the Company                             15
5.02    Negative Covenants of the Company                                15
5.03    Acquisition Proposals                                            16

                                 ARTICLE VI
                           ADDITIONAL AGREEMENTS
6.01    Proxy Statement                                                  17
6.02    Meeting of Shareholders                                          17
6.03    Appropriate Action; Consents; Filings                            17
6.04    Update Disclosure; Breaches                                      18
6.05    Public Announcements                                             18
6.06    Indemnification                                                  18
6.07    Obligations of Acquiror Sub                                      19
6.08    Employee Benefits and Compensation                               19

                                ARTICLE VII
                             CLOSING CONDITIONS
7.01    Conditions to Obligations of Each Party Under This Agreement     20
7.02    Additional Conditions to Obligations of Acquiror and
        Acquiror Sub                                                     20
7.03    Additional Conditions to Obligations of the Company              22

                                ARTICLE VIII
                     TERMINATION, AMENDMENT AND WAIVER
8.01    Termination                                                      23
8.02    Effect of Termination                                            23
8.03    Expenses                                                         24

                                                                        PAGE
                                                                        ----

                                 ARTICLE IX
                             GENERAL PROVISIONS
9.01    Non-Survival of Representations and Warranties                   24
9.02    Notices                                                          24
9.03    Amendment                                                        25
9.04    Waiver                                                           25
9.05    Headings                                                         25
9.06    Severability                                                     25
9.07    Entire Agreement                                                 25
9.08    Assignment                                                       26
9.09    Parties in Interest                                              26
9.10    Governing Law                                                    26
9.11    Counterparts                                                     26

     THIS AGREEMENT AND PLAN OF MERGER dated as of April 30, 1997 (the "Agreement"), is made and entered into among CHOUCROUTE PARTNERS LLC, a Wisconsin limited liability company ("Acquiror"), FC SUB CORPORATION, a Wisconsin corporation and a wholly owned subsidiary of Acquiror ("Acquiror Sub"), and DAVID WHITE, INC., a Wisconsin corporation (the "Company").

                                    RECITAL

     The Manager of Acquiror and the respective Boards of Directors of Acquiror Sub and the Company have determined that it is advisable and in the best interests of the respective corporations and their shareholders that Acquiror Sub be merged with and into the Company in accordance with the Wisconsin Business Corporation Law (the "Wisconsin Law") and the terms of this Agreement, pursuant to which the Company will be the surviving corporation and will become a wholly owned subsidiary of Acquiror (the "Merger").

                                   AGREEMENTS

     In consideration of the representations, warranties, covenants and agreements set forth in this Agreement, the parties agree:

                                   ARTICLE I

                                   THE MERGER

     1.01 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Wisconsin Law, at the Effective Time, Acquiror Sub shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Acquiror Sub shall cease and the Company shall continue as the surviving corporation of the Merger (the "Surviving Corporation"). Acquiror Sub and the Company are sometimes collectively referred to in this Agreement as the "Constituent Corporations."

     1.02 Effective Time. As promptly as practicable after the satisfaction or, if permissible, waiver of the conditions set forth in Article VII, the parties shall cause the Merger to be consummated by filing articles of merger (the "Articles of Merger") with the Department of Financial Institutions of the State of Wisconsin in such form as required by, and executed in accordance with, the relevant provisions of the Wisconsin Law and shall take all such further actions as may be required by law to make the Merger effective upon the issuance of a certificate of merger by the Department of Financial Institutions of the State of Wisconsin (the date and time of such issuance being the "Effective Time").

     1.03 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the Wisconsin Law. Without limiting the generality of, and subject to the provisions of, the Wisconsin Law, at the Effective Time, except as otherwise provided in this Agreement, all the property, interests, assets, rights, privileges, immunities, powers and franchises of Acquiror Sub and the Company shall vest in the Surviving Corporation, and all debts, liabilities, duties and obligations of Acquiror Sub and the Company shall become the debts, liabilities, duties and obligations of the Surviving Corporation.

     1.04 Articles of Incorporation; By-Laws. At the Effective Time, the Articles of Incorporation, as amended by the amendments thereto set forth in
Exhibit 1.04 (which amendments shall become effective only at the Effective
Time), and the By-Laws of Acquiror Sub shall be the Articles of Incorporation and the By-Laws of the Surviving Corporation. The name of the Surviving Corporation shall be David White, Inc.

     1.05 Directors and Officers. The directors of Acquiror Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Articles of Incorporation and By-Laws of the Surviving Corporation, and the officers of Acquiror Sub immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified.

     1.06 Taking Necessary Action; Further Action. Acquiror, Acquiror Sub and the Company, respectively, shall each use its reasonable efforts to take all such action as may be necessary or appropriate to effectuate the Merger under the Wisconsin Law at the time specified in section 1.02. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all properties, interests, assets, rights, privileges, immunities, powers and franchises of either of the Constituent Corporations, the officers of the Surviving Corporation are fully authorized in the name of each Constituent Corporation or otherwise to take, and shall take, all such lawful and necessary action.

     1.07 The Closing. The closing of the transactions contemplated by this Agreement (the "Closing") will take place at the offices of Reinhart, Boerner, Van Deuren, Norris & Rieselbach, s.c., 1000 North Water Street, Milwaukee, Wisconsin 53202, within ten business days after the satisfaction or waiver of the conditions set forth in Article VII, or at such other time or place as the parties hereto shall mutually agree, and will be effective at the Effective Time.

                                   ARTICLE II

                            CONVERSION OF SECURITIES

     2.01 Conversion of Securities. At the Effective Time by virtue of the Merger and without any further action on the part of Acquiror, Acquiror Sub, the Company, the Surviving Corporation or the holders of any of the following securities:

     (a) each share of the $3.00 par value common stock, of the Company ("Company Common Stock") issued and outstanding immediately prior to the Effective Time (other than (i) shares of Company Common Stock owned by Acquiror, Acquiror Sub or the Company or any direct or indirect subsidiary of Acquiror, Acquiror Sub or the Company and (ii) any Dissenting Shares (as defined in section 2.02)) shall be canceled and extinguished and be converted into and become a right to receive a cash payment of $12.00 per share, without interest (the "Merger Consideration");

     (b) each share of Company Common Stock issued and outstanding immediately prior to the Effective Time and owned by Acquiror, Acquiror Sub or the Company or any direct or indirect subsidiary of Acquiror, Acquiror Sub or the Company shall be canceled and extinguished and no payment shall be made with respect thereto; and

     (c) each share of common stock, $.01 par value, of Acquiror Sub issued and outstanding immediately prior to the Effective Time shall be converted into one fully paid and nonassessable share of common stock, $.01 par value, of the Surviving Corporation ("Surviving Corporation Common Stock").

     2.02 Dissenting Shares.

     (a) Notwithstanding anything in this Agreement to the contrary, if sections
180.1301 through 180.1331 of the Wisconsin Law ("Subchapter XIII") shall be applicable to the Merger, shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time and which are held by shareholders who have not voted such shares in favor of the Merger, who shall have delivered, prior to any vote on the merger, a written objection to the Merger in the manner provided in Subchapter XIII and who as of the Effective Time, shall not have effectively withdrawn or lost such right to dissenters' rights ("Dissenting Shares") shall not be converted into or represent a right to receive the Merger Consideration pursuant to section 2.01, but the holders thereof shall be entitled only to such rights as are granted by Subchapter XIII. Each holder of Dissenting Shares who becomes entitled to payment for such shares pursuant to Subchapter XIII shall receive payment therefor from the Surviving Corporation in accordance with the Subchapter XIII; provided, however, that if any such holder of Dissenting Shares shall have effectively withdrawn such holder's demand for appraisal of such shares or lost such holder's right to appraisal and payment of such shares under Subchapter XIII, such holder or holders (as the case may be) shall forfeit the right to appraisal of such shares and each such share shall thereupon be deemed, as of the Effective Time, to have been canceled, extinguished and converted into and represent the right to receive payment from the Surviving Corporation of the Merger Consideration as provided in section 2.01.

     (b) The Company shall give Acquiror (i) prompt notice of any written demand for fair value, any withdrawal of a demand for fair value and any other instrument served pursuant to Subchapter XIII received by the Company, and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for fair value under such Subchapter XIII. The Company shall not, except with the prior written consent of Acquiror, voluntarily make any payment with respect to any demand for fair value or offer to settle or settle any such demand.

     2.03 Exchange of Certificates.

     (a) Prior to the Effective Time, Acquiror shall designate a bank or trust company (the "Exchange Agent") to act as exchange agent in effecting the exchange of the Merger Consideration for certificates representing shares of Company Common Stock entitled to payment pursuant to section 2.01 (the "Certificates"). Immediately prior to the Effective Time, Acquiror shall deposit with the Exchange Agent an amount equal to the aggregate Merger Consideration (assuming there are no Dissenting Shares). The Exchange Agent shall hold such sums in escrow for the purposes set forth in section 2.01(b).

     (b) Promptly after the Effective Time, the Exchange Agent shall mail to each record holder of Certificates a letter of transmittal and instructions for use in surrendering Certificates and receiving the applicable Merger Consideration therefor. The form of the transmittal letter shall have been prepared by Acquiror, subject to the approval of the Company, prior to the Effective Time. Upon the surrender of each Certificate, together with such letter of transmittal duly executed and completed in accordance with the instructions thereto, the holder of such Certificate shall be entitled to receive in exchange therefor an amount equal to the applicable Merger Consideration multiplied by the number of shares of Company Common Stock represented by such Certificate, and such Certificate shall be canceled. Until so surrendered and exchanged, each such Certificate shall represent solely the right to receive an amount equal to the Merger Consideration multiplied by the number of shares of Company Common Stock represented by such Certificate. No interest shall be paid or accrued on the Merger Consideration upon the surrender of the Certificates. If any Merger Consideration is to be paid to a person other than the person in whose name the Certificate surrendered in exchange therefor is registered, it shall be a condition to such exchange that the person requesting such exchange shall pay to the Exchange Agent any transfer or other similar taxes required by reason of the payment of such Merger Consideration to a person other than the registered holder of the Certificate surrendered, or such person shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable. Notwithstanding the foregoing, neither the Exchange Agent nor any party hereto shall be liable to a holder of shares of Company Common Stock for any Merger Consideration delivered to a public official pursuant to applicable abandoned property, escheat and similar laws.

     (c) Promptly following the date which is 180 days after the Effective Time, the Exchange Agent's duties shall terminate and any portion of the sum not disbursed pursuant to section 2.01(b) shall be released to the Surviving Corporation. Thereafter, each holder of a Certificate may surrender Certificates to the Surviving Corporation and (subject to applicable abandoned property, escheat and similar laws) receive in exchange therefor an amount equal to the Merger Consideration multiplied by the number of shares of Company Common Stock represented by such Certificate, without any interest thereon, but shall have no greater rights against the Surviving Corporation than may be accorded to general creditors of the Surviving Corporation.

     (d) After the Effective Time there shall be no transfers on the stock transfer books of the Surviving Corporation of any shares of Company Common Stock. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Exchange Agent, they shall be canceled and exchanged for the Merger Consideration, as provided in this Article II, subject to applicable law in the case of Dissenting Shares.

     2.04 Stock Options. At the Effective Time, each outstanding option to purchase shares of Company Common Stock (a "Company Stock Option") issued pursuant to any stock option plan of the Company (together, the Company Common Stock "Company Stock Plans") shall be canceled and extinguished and be converted into and become the right to receive a cash payment equal in amount to the difference between

(i) the Merger Consideration and (ii) the exercise price of such Company Stock Option. At Closing, the Surviving Corporation shall pay out such amount, without interest, on each Company Stock Option to the extent vested at the Effective Time (including those that vest solely as a result of the Merger).

                                  ARTICLE III

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     The term "Company Material Adverse Effect" as used in this Agreement shall mean any change or effect that, individually or when taken together with all other such changes or effects, is materially adverse to the condition (financial or otherwise), results of operations, businesses, properties, assets or liabilities of the Company, taken as a whole.

     The term "Affiliate" as used in this Agreement shall mean, with respect to any Person, a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with the first mentioned Person. The term "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management or policies of a Person whether through the ownership of stock or as trustee or executor, by contract or credit arrangement or otherwise.

     The term "knowledge of the Company" as used in this Agreement shall mean the collective actual knowledge of the members of the senior management of the Company based upon reasonable inquiry of those employees of the Company responsible for the relevant area.

     The term "Person" as used in this Agreement shall mean an individual, corporation, partnership, association, trust, unincorporated organization, other entity or group (as defined in section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the "Exchange Act")).

     The Company makes the following representations and warranties to Acquiror and Acquiror Sub.

     3.01 Organization and Qualification; Subsidiaries. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of Wisconsin incorporation, has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted and is duly qualified and in good standing to do business in each jurisdiction in which the nature of the business conducted by it or the ownership or leasing of its properties makes such qualification necessary, except such jurisdictions if any, where the failure to be so qualified would not have a Company Material Adverse Effect. The Company has no subsidiaries and does not own any equity interests of any other business entity.

     3.02 Articles of Incorporation; By-Laws. The Company has furnished to Acquiror complete and correct copies of the Articles of Incorporation and the By-Laws, as amended or restated, of the Company. The Company is not in violation of any of the provisions of its Articles of Incorporation or By-Laws, as amended or restated.

     3.03 Capitalization.

     (a) As of the date of this Agreement, the authorized capital stock of the Company consists of 5,000,000 shares of Company Common Stock and 1,000,000 shares of Preferred Stock, of which 457,323 shares of Common Stock were issued and outstanding, 46,750 shares of Common Stock were reserved for issuance pursuant to the Company Stock Plans and 46,750 Company Stock Options are outstanding (excluding Company Stock Options granted to Acquiror in connection with this Agreement).

     (b) Except as described in this section 3.03, no shares of Company Common Stock are reserved for any other purpose. Since December 31, 1996, no shares of Company Common Stock have been issued by the Company, except pursuant to the exercise of outstanding Company Stock Options in accordance with their terms. Except as contemplated by this Agreement or as described on Schedule 3.03(c), there have been no changes in the terms of any outstanding Company Stock Options or the grant of any additional Company

Stock Options since December 31, 1996. All outstanding shares of Company Common Stock have been duly authorized and are validly issued, fully paid and nonassessable (except as provided in section 180.0622(2)(b) of the Wisconsin Law, as interpreted) and are not subject to preemptive rights under the Wisconsin Law, the Company's Articles of Incorporation or By-Laws or any agreement to which the Company is a party. Except as contemplated by this Agreement or described in section 3.03(a) there are no options, warrants or other rights, agreements, arrangements or commitments to which the Company is a party of any character relating to the issued or unissued capital stock of, or other equity interests in, the Company or obligating the Company to grant, issue, sell or register for sale any shares of the capital stock of, or other equity interests in, the Company. Except as set forth on Schedule 3.03(c), as of the date of this Agreement, there are no obligations, contingent or otherwise, of the Company to repurchase, redeem or otherwise acquire any shares of Company Common Stock. The transactions contemplated by this Agreement will not cause the Company's Common Stock Repurchase Rights to become exercisable.

     3.04 Authority; Vote Required.

     (a) The Company has the requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations under this Agreement and to consummate the transactions contemplated by this Agreement, subject to required shareholder approval. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action, including such corporate action as may be required by section 180.1140 et seq. of the Wisconsin Law, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated by this Agreement (other than with respect to the approval of this Agreement by the holders of Company Common Stock in accordance with the Wisconsin Law and the Company's Articles of Incorporation and By-Laws). This Agreement has been duly executed and delivered by the Company and constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, moratorium and other similar laws relating to or affecting the rights and remedies of creditors generally and by general principles of equity including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance, injunctive relief or other equitable remedies, regardless of whether enforceability is considered in a proceeding in equity or at law.

     (b) The affirmative vote of the holders of at least a majority of the outstanding shares of Company Common Stock is the only vote of the holders of any class or series of capital stock of the Company necessary to approve the Merger.

     3.05 No Conflict; Required Filings and Consents.

     (a) The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company will not: (i) violate the Articles of Incorporation or By-Laws of the Company; (ii) subject to (x) obtaining the requisite approval of this Agreement by the holders of at least a majority of the outstanding shares of Company Common Stock in accordance with the Wisconsin Law and the Company's Articles of Incorporation and By-Laws, (y) obtaining the consents, approvals, authorizations and permits of, and making filings with or notifications to, any governmental or regulatory authority, domestic or foreign ("Governmental Entities"), pursuant to the applicable requirements, if any, of the Exchange Act, the requirements of the National Association of Securities Dealers, Inc. ("NASD") or the NASDAQ Small Cap Market System, and the filing and recordation of appropriate merger documents as required by the Wisconsin Law, and (z) giving the notices and obtaining the consents, approvals, authorizations or permits described on Schedule 3.05(a), violate any laws applicable to the Company or by which any of their respective properties is bound, other than a potential violation under any federal or state antitrust or similar laws, rules or regulations; or (iii), except as set forth on Schedule 3.05(a) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of the Company pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company is a party or by which the Company or any of the Company's properties is bound except for such breaches or defaults described in clause (iii) as would not have a Company Material Adverse Effect.

     (b) The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company shall not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entities, except for applicable requirements, if any, of (i) the Exchange Act, and the requirements of the NASD and the NASDAQ Small Cap Market System, (ii) the consents, approvals, authorizations or permits described on
Schedule 3.05(a) and (iii) the filing and recordation of appropriate merger documents as required by the Wisconsin Law.

     3.06 Permits; Compliance. Except as set forth on Schedule 3.06, the Company is in possession of all franchises, authorizations, licenses, permits, easements, variances, exemptions, consents, certificates, approvals and orders necessary for the Company to own, lease and operate its properties or to carry on its business as it is now being conducted (the "Company Permits"). To the knowledge of the Company, no suspension, revocation or cancellation of any of the Company Permits is pending or threatened. The Company is not operating in default under or violation of (i) any law applicable to the Company or by which any of the Company's properties is bound or (ii) any of the Company Permits.

     3.07 Reports; Financial Statements.

     (a) Since December 31, 1996, (x) the Company has filed all forms, reports, statements and other documents required to be filed with (i) the Securities and Exchange Commission (the "SEC") including, without limitation, (A) all Annual Reports on Form 10-KSB, (B) all Quarterly Reports on Form 10-QSB, (C) all proxy statements relating to meetings of shareholders (whether annual or special), (D) all required Current Reports on Form 8-K, (E) all other reports or registration statements and (F) all amendments and supplements to all such reports and registration statements, which amendments and supplements have been, to the knowledge of the Company, required to be filed (collectively, as amended or supplemented, the "Company SEC Reports"), and (ii) any applicable state securities authorities; and (y) the Company has filed all forms, reports, statements and other documents required to be filed with any other applicable federal or state regulatory authorities, except as set forth on Schedule 3.07(a) (all such forms, reports, statements and other documents in clauses (x) and (y) of this section 3.07(a) being collectively referred to as the "Company Reports"). Such Company SEC Reports and Company Reports do not contain any untrue statement of a material fact or omit any material fact required to be stated therein or necessary to make the statements therein not misleading.

     (b) Each of the consolidated financial statements (including, in each case, any related notes to such statements) contained in the Company SEC Reports (i) have been prepared in all material respects in accordance with the published rules and regulations of the SEC and generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods involved (except
(x) to the extent required by changes in GAAP and (y) as may be indicated in the notes thereto) and (ii) fairly represent the consolidated financial position of the Company as of the respective dates thereof and the consolidated results of operations and cash flows for the periods indicated (subject to normal year-end adjustments in the case of any unaudited interim financial statements).

     (c) Except as and to the extent reflected on, or reserved against in, the consolidated balance sheet of the Company at December 31, 1996, including all notes thereto (the "Company Balance Sheet"), or as set forth on Schedule 3.07(c), the Company does not have any liabilities or obligations (whether accrued, absolute, contingent or otherwise) that would be required to be reflected on, or reserved against in, a balance sheet of the Company or in the notes thereto, prepared in accordance with the published rules and regulations of the SEC and GAAP, except for liabilities or obligations incurred in the ordinary course of business since December 31, 1996, consistent with the Company's past practice, that, individually or in the aggregate, would not have a Company Material Adverse Effect.

     3.08 Absence of Certain Changes or Events. Except as disclosed in the Company SEC Reports (or the notes thereto) or as contemplated by this Agreement, since December 31, 1996:

     (a) the Company has conducted its business in the ordinary course and consistent with the Company's past practice;

     (b) there has not been any Company Material Adverse Effect;

     (c) the Company has not made any material increase in compensation to officers or key employees or any material increase in any or created any new bonus, insurance, pension or other employee benefit plan, payment or arrangement (including, but not limited to, the granting of stock options) other than in the ordinary course of business and consistent with the Company's past practice;

     (d) the Company has not made any loans or advances to any officer, director, shareholder or Affiliate of the Company (except for travel and business expenses payments);

     (e) there has not been any change in the accounting methods or practices followed by the Company, except as required by GAAP;

     (f) the Company has not entered into any commitment or other agreement to do any of the foregoing;

     (g) there has not been any notice or indication to the Company (i) that any customer of the Company which accounted for 2% or more of the Company's total net sales for the 12 months ended December 31, 1996 may terminate or significantly reduce its relationship with the Company or (ii) of termination or potential termination of any other material contract, lease or relationship, including relationships with suppliers, which, in any case or in the aggregate, has or may have a Company Material Adverse Effect;

     (h) there has not been any (i) failure by the Company to replenish its inventories and supplies in a normal and customary manner consistent with its prior practice; or (ii) other change in the selling, pricing, advertising or personnel practices inconsistent with the Company's prior practice; and

     (i) there has not been any labor union organizing activity, any actual or threatened employee strikes, work stoppages, slow-downs or lockouts or any material adverse change in the Company's relations with its employees, agents, customers or suppliers.

     3.09 Absence of Litigation.

     (a) Schedule 3.09(a) lists all claims, actions, suits, litigations, or arbitrations or, to the knowledge of the Company, investigations or proceedings affecting the Company, at law or in equity, which are pending or, to the knowledge of the Company, threatened. There is no action pending seeking to enjoin or restrain the Merger.

     (b) Except as set forth on Schedule 3.09(b), the Company is not subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with or, to the knowledge of the Company, continuing investigation by, any Governmental Entity.

     3.10 Contracts; No Default.

     (a) Schedule 3.10(a) sets forth as of the date of this Agreement a list of each contract or agreement of the Company:

          (i) concerning a partnership or joint venture with another Person; or

          (ii) which is material to the Company.

     (b) Schedule 3.10(b) lists each contract or agreement to which the Company is a party materially limiting the right of the Company prior to the Effective Time, or Acquiror or any of its Subsidiaries at or after the Effective Time, to engage in, or to compete with any Person in, any business including each contract or agreement containing exclusivity provisions restricting the geographical area in which, or the method by which, any business may be conducted by the Company prior to the Effective Time, or by the Acquiror after the Effective Time. For the purpose of this Agreement "Company Contract" means the contracts and agreements listed on Schedules 3.10(a) and 3.10(b). Correct and complete copies of all written Company Contracts have been made available to Acquiror.

     (c) Each Company Contract is in full force and effect, each is a valid and binding contract or agreement enforceable against the Company in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, moratorium and other similar laws relating to or affecting the rights and remedies of creditors generally and by general principles of equity including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance, injunctive relief or other equitable remedies, regardless of whether enforceability is considered in a proceeding in equity or at law, and there is no default by the Company in the performance of any obligation to be performed or paid under any such contract or agreement.

     3.11 Employee Benefit Plans.

     (a) Schedule 3.11 lists all "employee pension benefit plans," as such term is defined in section 3(2) of the Employee Retirement Income Security Act of 1974 ("ERISA") without regard to any exemptions from any requirements thereunder issued by the United States Department of Labor in regulations or otherwise, maintained, sponsored or contributed to by the Company (the "Pension Plans"). The term "Pension Plan" shall also include any terminated "employee pension benefit plan" previously maintained, sponsored or contributed to by the Company which, as of the Closing Date, has not distributed all of its assets in full satisfaction of accrued benefits.

     (b) The Company has made available to Acquiror true and complete copies of
(i) the documents governing each of the Pension Plans as in effect on the Closing Date; (ii) the most recent annual report prepared on the appropriate Internal Revenue Service Form 5500 series, including all required attachments, for each of the Pension Plans subject to such reporting requirements; and (iii) the most recent determination letter issued by the Internal Revenue Service concerning the qualification of any Pension Plan pursuant to section 401(a) of the Internal Revenue Code of 1986, as amended (the "Code").

     (c) None of the assets of the Company are subject to any lien, constructive or otherwise, arising under ERISA section 4068.

     (d) The Company maintains a Savings Plan (the "Profit Sharing Plan"). The Profit Sharing Plan is subject to a favorable determination letter issued by the Internal Revenue Service, dated April 26, 1995 relating to the tax qualification of the Profit Sharing Plan under Code section 401(a). There are no amendments necessary to maintain the Profit Sharing Plan as a qualified plan under Code section 401(a). The Profit Sharing Plan has operated in accordance with the requirements of the Code in all material respects, including but not limited to, compliance with Code sections 401(k)(3) and 401(m).

     (e) Schedule 3.11 lists all "employee welfare benefit plans," as defined in ERISA section 3(1) without regard to any exemptions from any requirements thereunder issued by the United States Department of Labor in regulations or otherwise, maintained, sponsored or contributed to by the Company (the "Welfare Plans"). The term "Welfare Plans" shall also include any terminated employee welfare benefit plan previously maintained, sponsored or contributed to by the Company which, as of the Closing Date, has not a distributed all of its assets.

     (f) The Company has made available to Acquiror true and complete copies of the documents governing or relating to each of the Welfare Plans as in effect on the Closing Date.

     (g) The schedule to this section lists all plans, agreements or programs to provide fringe or other benefits to the Company's employees (other than Pension Plans, Profit Sharing Plan and Welfare Plans) including, but not limited to, vacation, holiday, sick leave, disability, retirement, stock bonus, savings, thrift, bonus, stock appreciation, deferred compensation, severance, employment, consulting, medical, hospitalization, welfare, life insurance and other insurance plans, group insurance or other benefit plans, agreements or programs (the "Fringe Benefit Plans").

     (h) The Company has made available to Acquiror true and complete copies of the documents governing or affecting each Fringe Benefit Plan together with any summary plan description or other document describing such Fringe Benefit Plan.

     (i) Except as described in Schedule 3.11, the Company has no direct or indirect, formal or informal, plan, fund or program to change any Pension Plan, Profit Sharing Plan, Welfare Plan or Fringe Benefit Plan (collectively, the "Plans") that would affect any of the Company employees to be hired by Acquiror. The Company has made no material modification, within the meaning of ERISA section 102 and the regulations thereunder, to any existing Plans.

     (j) Except as disclosed on the schedule to this section, the Company has never been obligated to contribute to any multi-employer plan within the meaning of ERISA section 3(37).

     (k) Except as set forth on Schedule 3.11, neither the Company nor any employee benefit Plan maintained or contributed to by the Company provides or has any obligation to provide (or contribute towards the cost of) post-retirement, welfare benefits with respect to current or former employees of the Company or any other entity, including, without limitation, post-retirement, medical, dental, life insurance, severance, or any other similar benefit, whether provided on an insured or self insured basis.

     (l) Except as disclosed on Schedule 3.11, with respect to each of the Plans
(i) all payments due from any such Plan (or from the Company with respect to any such Plan) have been made, and all amounts properly accrued to date as liabilities of the Company which have not been paid have been properly recorded on the books of the Company; (ii) the Company has complied with, and each such Plan conforms in form and operation to, all applicable laws and regulations, including, but not limited to, ERISA and the Code in all material respects, and all reports and information relating to such Plans required to be filed with any governmental entity have been timely filed; (iii) all reports and information required to be disclosed or provided to participants or the beneficiaries have been timely disclosed or provided; (iv) there have been no prohibited transactions within the meaning of sections 406 and 407 of ERISA or section 4975 of the Code with respect to any Plan resulting from actions or omissions of the Company or any of its employees; (v) no event or omission has occurred in connection with any Plan that would subject the Company or the Plan to a fine, penalty, tax or liability, whether pursuant to any agreement, instrument, indemnification obligation, or statute regulation or rule of law; and (vi) there are no actions, suits or claims pending (other than routine claims for benefits) or, to the knowledge of the Company, threatened with respect to any Plan or against the assets of any Plan.

     (m) Except as set forth in Schedule 3.11, the consummation of the transactions contemplated by this Agreement will not entitle any current or former employee of the Company to severance pay, unemployment compensation or any other payment, or accelerate the time of payment or vesting, or increase the amount of compensation due to any such employee or former employee. Except as set forth in Schedule 3.11, the Company has not announced any new type of plan or binding commitment to create any additional employee benefit or fringe benefit or to amend or modify any existing Plan.

     3.12 Taxes. The Company has filed or caused to be filed with the appropriate Governmental Entities, all federal, state, municipal, and local income, franchise, excise, real and personal property, and other tax returns and reports that are required to be filed and the Company is not delinquent in the payment of any material taxes shown on such returns or response or on any material assessments for any such taxes received by it and has otherwise complied in all material respects with all legal requirements applicable to the Company with respect to all income, sales, use, real or personal property, excise or other taxes. The Company Balance Sheet includes adequate reserves for the payment of all accrued but unpaid federal, state, municipal and local taxes of the Company, including, without limitation, interest and penalties, whether or not disputed, for the year ended December 31, 1996 and for all fiscal years prior thereto. The Company has not executed or filed with the Internal Revenue Service any agreement extending the period for assessment and collection of any federal tax. The Company is not a party to any pending action or proceeding, nor, to the knowledge of the Company, has any action or proceeding been threatened, by any Governmental Entity for assessment or collection of taxes, and no claim for assessment or collection of taxes has been asserted against the Company.

     3.13 Intellectual Property Rights. The Company owns or possesses the right to use (in the manner and the geographic areas in which they are currently used) all patents, patents pending, trademarks, service marks, trade names, service names, slogans, registered copyrights, trade secrets and other intellectual property rights it currently uses, without any conflict or alleged conflict with the rights of others.

     3.14 Certain Business Practices and Regulations. Neither the Company, nor any of its or their respective executive officers or directors has (i) made or agreed to make any contribution, payment or gift to any customer, supplier, governmental official, employee or agent where either the contribution, payment or gift or the purpose thereof was illegal under any law; (ii) established or maintained any material unrecorded fund or asset of the Company for any improper purpose or made any material false entries on its books and records for any reason; or (iii) made or agreed to make any contribution, or reimbursed any political gift or contribution made by any other Person, to any candidate for federal, state or local public office in violation of any law.

     3.15 Insurance. All policies and binders of insurance for professional liability, directors and officers, property and casualty, fire, liability, worker's compensation and other customary matters held by or on behalf of the Company ("Insurance Policies") have been made available to Acquiror. The Insurance Policies are in full force and effect. To the knowledge of the Company, the Company has not failed to give any notice of any claim under any Insurance Policy in due and timely fashion, nor to the knowledge of the Company, has any coverage for claims been denied, which failure or denial has had or would have a Company Material Adverse Effect.

     3.16 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon any arrangements made by or on behalf of the Company, with the exception of advisory fees and expenses in the amount payable to Cleary, Gull, Reiland & McDevitt, Inc. pursuant to the engagement letter, a copy of which is attached as Schedule 3.16.

     3.17 Title to Properties.

     (a) Schedule 3.17 sets forth a true and complete list and description of all real property owned, used or occupied by the Company (the "Real Property") including a description of all land, and all encumbrances, easements, or rights of way of record (or, if not of record, of which the Company has notice or knowledge) granted on or otherwise affecting such real property. Except as set forth on Schedule 3.17, there are no leases, contracts, options, agreements or enforceable rights or obligations relating to or affecting the Real Property to which the Company is a party or by which the Real Property is otherwise bound or affected. There are no material structural or nonstructural defects (including, without limitation, inadequacy for normal use of mechanical systems and fixtures) in any building or its systems or fixtures (including, without limitation, the HVAC system, plumbing system, electrical system, sprinkler system and sewer and water systems) or other improvements situated on the Real Property and all building systems, fixtures, structures, fixtures and improvements, owned, leased or used by the Company, are in all material respects in good condition and working order (reasonable wear and tear excepted) and are adequate in quality and quantity for the normal operation of the Company's business and the Real Property. None of the Real Property is located in a recognized wetland, flood prone area, flood risk area, flood plain or similarly restricted area or is subject to any shoreland regulations. The Company has no notice or knowledge of capital expenditures on the Real Property (excluding only normal repair made consistently with past practice and which are required to be expensed for federal income tax purposes) that would be necessary to conduct the Company's business as presently conducted nor are any such expenditures planned by the Company. The Company has all easements and rights, including without limitation, easements for all utilities, services, roadways, and other ways on ingress and egress, adequate and sufficient to conduct the Company's business. Neither the whole or any portion of the Real Property has been condemned, requisitioned or otherwise taken by any public authority, no notice of such condemnation, requisition or taking has been served upon the Company and to the Company's knowledge, no such condemnation, requisition or taking is threatened or contemplated. No public improvements have been commenced and to the Company's knowledge there are no public improvements planned which may reasonably be expected to result in special assessments against or otherwise adversely affect any of the Real Property. Except for increases consistent with past experience, the Company has no notice or knowledge of any proposed increases in any real estate taxes or assessed valuations applicable to the Real Property, and there are no challenges or appeals pending regarding the amount and/or payments of such real estate taxes or assessed valuations. No governmental agency has issued any work order, and there have been no court orders requiring repairs, alterations or corrections of any condition on the Real Property. As of the date of Closing, all work performed or materials furnished for the Real Property shall have been fully paid for, the Company shall deliver an affidavit to that effect to Acquiror's title insurance company at Closing, and the Company shall provide Acquiror with appropriate lien waivers from any and all contractors, subcontractors, laborers or material men furnishing labor or material for the improvement of the Real Property during the six months preceding the date of Closing.

     3.18 Inventory. The Company's inventory is of a quality and quantity usable and salable in the ordinary course of business consistent with the Company's past practice without discount for obsolescence. The value at which the Company carried its inventory on the Company Balance Sheet reflects its customary inventory valuation policy of stating inventory on the FIFO method at the lesser of cost or market all in accordance with generally accepted accounting principles. No inventory has been consigned to others. The quantity of inventory is sufficient and adequate for, but is not materially in excess of the level appropriate to, the conduct of the Company's business as it previously has been conducted. The Company has not made any purchase commitments in excess of normal, ordinary and usual requirements.

     3.19 Title to Personal Property. The Company has good and marketable title to all personal property shown on the Company Balance Sheet, free and clear of all mortgages, security interests, title retention agreements, options to purchase, rights of first refusal, liens, easements, encumbrances and other restrictions of any nature whatsoever ("Liens"), except for those Liens described on Schedule 3.19.

     3.20 Product Liability. There have been no product liability Claims relating to products manufactured or sold by the Company, or services rendered by the Company which are presently pending or which, to the Company's knowledge, are threatened, or which have been asserted or commenced against the Company within the five years prior to the date hereof, in which a party thereto either requested injunctive relief (whether temporary or permanent) or alleged damages in excess of $25,000 (whether or not covered by insurance). The Company's products have been designed and manufactured so as to meet and comply with all applicable governmental standards and specifications currently in effect.

     3.21 Compliance with Environmental Laws.

     (a) The term "Environmental Laws" shall mean all federal, state and local laws including statutes, regulations and other governmental restrictions and requirements relating to the discharge of air pollutants, water pollutants or process wastewater or the disposal of solid or hazardous waste or otherwise relating to the environment or hazardous substances or employee health and safety.

     (b) The term "Hazardous Substances" shall mean all hazardous and toxic substances, wastes and materials; any pollutants or contaminants (including, without limitation, petroleum products, asbestos and raw materials which include hazardous constituents); and any other similar substances or materials which are regulated under Environmental Laws.

     (c) Schedule 3.21 describes:

          (i) With expiration dates, all permits, licenses, approvals and consents issued by or received from government agencies (including local sewerage districts) relating to Environmental Laws or Hazardous Substances which are held by the Company (the "Environmental Permits").

          (ii) In general terms, the storage, use or generation of Hazardous Substances by the Company at the Real Property during the period the Company has owned or occupied the Real Property or of which the Company has notice or knowledge.

          (iii) All above- and below-ground storage tanks on the Real Property and identifies all products and materials ever to have been stored in such tanks.

     (d) The Environmental Permits are in full force and effect and constitute all permits, licenses, approvals and consents relating to Environmental Laws or Hazardous Substances required of the Company for the conduct of the Business and the use of the Real Property (as presently conducted and used). No applications for permits or reports filed by the Company in connection with any Environmental Law or Environmental Permit contained any untrue statement of material fact or omitted any statement of material fact necessary to make the statements made not misleading.

     (e) The Company has filed all reports, returns and other filings required to be filed with respect to the Real Property and the Company's business under Environmental Laws and the Environmental Permits. The Company has furnished Acquiror complete copies of all environmental filings made by the Company since January 1, 1992.

     (f) Except as disclosed on Schedule 3.21: (i) the Company's business and the Real Property have been and are being operated by the Company in accordance with all Environmental Laws and Environmental Permits; and (ii) the Company has not received any notice nor does the Company have any knowledge that the Company's business or the Real Property are not in compliance with all Environmental Laws and Environmental Permits and no proceeding for the suspension, revocation or cancellation of any Environmental Permit is pending or, to the Company's knowledge, threatened.

     (g) Except as disclosed on Schedule 3.21, there are no actions pending, or to the Company's knowledge, actions, claims or investigations threatened against the Company, the business or the Real Property, which in any case asserts or alleges (i) the Company or the Real Property violated any Environmental Law or Environmental Permit or is in default with respect to any Environmental Permit or any order, writ, judgment, variance, award or decree of any government authority; (ii) the Company is required to clean up or take remedial or other responsive action due to the disposal, discharge or other release of any Hazardous Substance on the Real Property or elsewhere; (iii) the Company is required to contribute to the cost of any past, present or future cleanup or remedial or other response action which arises out of or is related to the disposal, discharge or other release of any Hazardous Substance by the Company; or (iv) the Company and the Real Property are not subject to any judgment, stipulation, order, decree or other agreement arising under any Environmental Laws.

     (h) Except as disclosed on Schedule 3.21: (i) no Hazardous Substances have been treated, recycled or disposed of (intentionally or unintentionally) on, under or at the Real Property; (ii) there has been no release or threatened release of any Hazardous Substance from the Real Property; (iii) there have not been nor are there now any materials containing asbestos or PCBs on the Real Property; and (iv) there have been no activities on the Real Property which would subject the Company or any subsequent owner or lessee of the Real Property to damages, penalties, injunctive relief or cleanup costs under any Environmental Laws or common law theory of liability. Except as disclosed on
Schedule 3.21, to the Company's knowledge, no property adjacent to the Real Property has ever been used for the treatment, recycling or disposal (intentional or unintentional) of Hazardous Substances nor has there been a release or threatened release of any Hazardous Substances from such adjacent property.

     3.22 Labor Matters.

     (a) Except as set forth on Schedule 3.22, the Company is not a party to or bound by any union collective bargaining agreements or other labor contracts. The Company is not a party to any pending arbitration or grievance proceeding or other claim relating to any labor contract nor, to the Company's knowledge, is any such action threatened and no set of facts would reasonably be expected to constitute a basis for any such action. Within the last five years, the Company has not experienced any labor disputes, union organization attempts or any work stoppage due to labor disagreements in connection with its business, and there is currently no labor strike, dispute, request for representation, slow down or stoppage actually pending, or to the Company's knowledge, threatened against or affecting the Company nor a secondary boycott with respect to the products of the Company.

     (b) The Company is not bound by any court, administrative agency, tribunal, commission or board decree, judgment, decision, arbitration agreement or settlement relating to collective bargaining agreements, conditions of employment, employment discrimination or attempts to organize a collective bargaining unit. The Company has no notice or knowledge of any employment discrimination, safety or unfair labor practice or other employment-related investigation, claim or allegation against the Company or any set of facts which would reasonably be expected to constitute a basis for such an action.

     (c) The Company has provided Acquiror all of the Company's written employment policies presently in effect.

     3.23 Compliance with Law. To the knowledge of the Company, the Company is in substantial compliance with all applicable federal, state, local and international laws or ordinances and any other rule or regulation of any international federal, state or local agency or body, including, without limitation, all energy, safety, environmental, zoning, health, export, import, trade practice, antidiscrimination, antitrust, wage, hour and price control laws, orders, rules or regulations. Schedule 3.23 lists all citations issued to the Company in the three years prior to the date hereof from any city, state or federal agency. All citations that have been issued have been properly remedied. No notice from any governmental body or other person has been served upon the Company claiming any violation or alleged violation of any law, ordinance, code, rule or regulation with which the Company has not complied.

     3.24 Accounts Receivable. All accounts receivable reflected on the Company Balance Sheet and those existing as of the Closing Date represent valid claims for bona fide, arms length sales of goods and services actually made by the Company in the ordinary course of its business and none of such accounts or notes receivable is subject to any set off or counterclaim or is in dispute.
Schedule 3.24 sets forth an aging schedule of the accounts and notes receivable of the Company as of March 31, 1997, and such schedule is correct and complete in all material respects.

     3.25 Major Customers and Suppliers. Schedule 3.25 sets forth a true and correct list of the ten largest customers of the Company for each of the fiscal years ended December 31, 1996 and December 31, 1995 (determined on the basis of the total dollar amount of net revenues) showing the dollar amount of net revenues from each such customer during each such year. Schedule 3.25 also sets forth a true and correct list of the ten largest suppliers of the Company in terms of dollar volume of purchases during such fiscal years.

     3.26 Product Warranty. Section 3.26 sets forth a description of all warranties provided by the Company with respect to its products.

     3.27 Disclosure. To the knowledge of the Company, no warranty or representation by the Company contained, or deemed to be made by the Company, in this Agreement or in any writing to be furnished pursuant hereto or previously furnished to Acquiror contains or will contain any untrue statement of fact or omits or will omit to state any fact required to make the statements therein contained not misleading. All statements and information contained in any certificate, instrument, disclosure schedule or documents delivered by or on behalf of the Company to Acquiror or its representatives pursuant hereto shall be deemed representations and warranties by the Company.

                                   ARTICLE IV

                         REPRESENTATIONS AND WARRANTIES
                          OF ACQUIROR AND ACQUIROR SUB

     The term "Acquiror Material Adverse Effect" as used in this Agreement shall mean any change or effect that, individually or when taken together with all such other changes or effects, is materially adverse to the condition (financial or otherwise), results of operations business, properties, assets or liabilities of Acquiror and its Subsidiaries, taken as a whole.

     Acquiror and Acquiror Sub jointly and severally represent and warrant to the Company that:

     4.01 Organization and Qualification; Subsidiaries. Acquiror is a limited liability company, duly organized and validly existing under the laws of the State of Wisconsin, with all requisite limited liability company power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. Acquiror Sub is a corporation, duly incorporated, validly existing and in good standing under the laws of Wisconsin, and Acquiror Sub has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted.

     4.02 Authority. Each of Acquiror and Acquiror Sub has the requisite limited liability company or corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder, and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Acquiror and Acquiror Sub, and the consummation by Acquiror and Acquiror Sub of the transactions contemplated hereby, have been duly authorized by all necessary corporate action and no other limited liability company or corporate proceedings on the part of Acquiror or Acquiror Sub are necessary to authorize this Agreement or to consummate the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by Acquiror and Acquiror Sub and constitutes a legal, valid and binding obligation of Acquiror and Acquiror Sub enforceable against Acquiror and Acquiror Sub in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, moratorium and other similar laws relating to or affecting the rights and remedies of creditors generally and by general principles of equity including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance, injunctive relief or other equitable remedies, regardless of whether enforceability is considered in a proceeding in equity or at law.

     4.03 No Conflict; Required Filings and Consents.

     (a) The execution and delivery of this Agreement by Acquiror Sub does not, and the performance of this Agreement by Acquiror Sub will not, (i) violate the Articles of Organization or Operating Agreement of Acquiror or the Articles of Incorporation or By-Laws of Acquiror Sub, (ii) subject to the filing and recordation of appropriate merger documents as required by the Wisconsin Law, conflict with or violate any laws applicable to Acquiror or Acquiror Sub or by which any of their respective properties is bound or affected, except such as would not have an Acquiror Material Adverse Effect.

     (b) The execution and delivery of this Agreement by Acquiror and Acquiror Sub do not, and the performance of this Agreement by Acquiror and Acquiror Sub shall not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entities, except as described in section 4.03(a) above.

     4.04 Ownership of Acquiror and Acquiror Sub; No Prior Activities.

     (a) Each of Acquiror and Acquiror Sub was formed for the purpose of engaging in the transactions contemplated by this Agreement.

     (b) As of the Effective Time, all of the outstanding capital stock of Acquiror Sub will be owned directly by Acquiror. All of the outstanding member interests of Acquiror are owned by entities controlled by or affiliated with Robert T. Foote, Jr. As of the Effective Time, there will be no options, warrants or other rights (including registration rights), agreements, arrangements or commitments to which Acquiror or Acquiror Sub is a party of any character relating to the issued or unissued capital stock of, or other equity interests in, Acquiror or Acquiror Sub or obligating Acquiror or Acquiror Sub to grant, issue or sell any shares of the capital stock of, or other equity interests in, Acquiror or Acquiror Sub, by sale, lease, license or otherwise. There are no obligations, contingent or otherwise, of Acquiror or Acquiror Sub to repurchase, redeem or otherwise acquire any shares of the capital stock of Acquiror or Acquiror Sub.

     (c) As of the date hereof and the Effective Time, except for obligations or liabilities incurred in connection with its incorporation or organization and the transactions contemplated by this Agreement, neither Acquiror nor Acquiror Sub has incurred, directly or indirectly, through any subsidiary or affiliate, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreement or arrangements with any Person.

     4.05 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Acquiror.

                                   ARTICLE V

                                   COVENANTS

     5.01 Affirmative Covenants of the Company. The Company covenants and agrees that prior to the Effective Time, unless otherwise contemplated by this Agreement or consented to in writing by Acquiror, the Company will:

     (a) operate its business in the ordinary course of business and consistent with its past practice;

     (b) use reasonable efforts to preserve intact its business organization and assets, maintain its rights and franchises, retain the services of its respective officers and key employees and maintain the relationships with its respective key customers and suppliers;

     (c) use reasonable efforts to keep in full force and effect liability insurance and bonds comparable in amount and scope of coverage to that currently maintained;

     (d) confer with Acquiror at its reasonable request to report operational matters of a material nature and to report the general status of the ongoing operations of the business of the Company; and

     (e) From the date hereof until the Closing Date, the Company (i) will give Acquiror, its counsel, financial advisors, auditors and other authorized representatives reasonable access to the offices, properties, books and records of the Company, (ii) will furnish to Acquiror, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information relating to the Company as such persons may reasonably request, and (iii) will instruct the employees, counsel and financial advisors of the Company to cooperate in all reasonable respects with Acquiror in its investigation of the Company; provided that no investigation pursuant to this subsection shall affect any representation or warranty given by the Company hereunder.

     5.02 Negative Covenants of the Company. Except as contemplated by this Agreement or consented to in writing by Acquiror, from the date of this Agreement until the Effective Time, the Company shall not do any of the following:

     (a) (i) increase the compensation payable to any director, officer or employee of the Company; (ii) grant any severance or termination pay (other than pursuant to the normal severance policy of the Company currently in effect) to, or enter into any severance agreement with, any director or officer; (iii) subject to clause (i), enter into or amend any employment agreement with any director or officer that would extend beyond the Effective Time except on an at-will basis; or (iv) establish, adopt, enter into or amend any Employee Benefit Plan, except as may be required to comply with applicable law;

     (b) declare or pay any dividend on, or make any other distribution in respect of, outstanding shares of capital stock;

     (c) (i) redeem, purchase or otherwise acquire any shares of its capital stock or any securities or obligations convertible into or exchangeable for any shares of its capital stock, or any options, warrants or conversion or other rights to acquire any shares of its capital stock; (ii) effect any reorganization or recapitalization; or (iii) split, combine or reclassify any of its capital stock (except for the issuance of shares upon the exercise of options or warrants in accordance with their terms);

     (d) issue, deliver, award, grant or sell, or authorize the issuance, delivery, award, grant or sale (including the grant of any security interests, liens, claims, pledges, limitations on voting rights, charges or other encumbrances) of, any shares of any class of its capital stock, any securities convertible into or exercisable or exchangeable for any such shares, or any rights, warrants or options to acquire any such shares (except for the issuance of shares upon the exercise of options or warrants in accordance with their terms), or amend or otherwise modify the terms of any such rights, warrants or options the effect of which shall be to make such terms more favorable to the holders thereof, except as contemplated by this Agreement;

     (e) to the extent material, acquire or agree to acquire, by merging or consolidating with, by purchasing an equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets of any other Person (other than the purchase of assets from suppliers or vendors in the ordinary course of business and consistent with the Company's past practice);

     (f) sell, lease, exchange, mortgage, pledge, transfer or otherwise dispose of, or agree to sell, lease, exchange, mortgage, pledge, transfer or otherwise dispose of, any material amount of any of its assets, except for dispositions in the ordinary course of business and consistent with the Company's past practice;

     (g) adopt any amendments to its Articles of Incorporation or By-Laws;

     (h) except as set forth in Schedule 5.02(h); (A) change any of its methods of accounting in effect at December 31, 1994 or (B) make or rescind any express or deemed election relating to taxes, settle or compromise any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to taxes, or change any of its methods of reporting income or deductions for federal income tax purposes from those employed in the preparation of the federal income tax returns for the taxable year ending December 31, 1994, except in either case as may be required by law, the IRS, or GAAP or in the ordinary course of business consistent with past practice;

     (i) except with respect to increased bank debt pursuant to the Company's existing revolving credit facility, incur any obligation for borrowed money or purchase money indebtedness, whether or not evidenced by a note, bond, debenture or similar instrument, except as approved by Acquiror in advance; or

     (j) agree in writing or otherwise to do any of the foregoing.

     5.03 Acquisition Proposals. Upon execution of this Agreement, the Company and its officers, directors, employees, agents and advisors will immediately cease any existing discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Proposal (as hereinafter defined). The Company may, directly or indirectly, furnish information and access, in each case only in response to requests that were not solicited by the Company (or any officer, director, employee, agent or advisor on its behalf) after the date of this Agreement, to any corporation, partnership, person or other entity or group (each, a "Potential Acquiror") pursuant to confidentiality agreements, and may participate in discussions and negotiate with a Potential Acquiror concerning any merger, sale of assets, sale of shares of capital stock or similar transaction involving the Company, if such Potential Acquiror has submitted a written proposal to the Board of Directors relating to any such transaction, and the Board of Directors determines in good faith after consultation with independent legal counsel that the failure to provide such information or access or to engage in such discussions or negotiations would be inconsistent with their fiduciary duties to the Company's shareholders under applicable law. The Company shall notify Acquiror immediately if any such request or proposal, or any inquiry or contact with any Person with respect thereto, is made and shall keep Acquiror apprised of all developments that could reasonably be expected to culminate in the Board withdrawing, modifying or amending its recommendation of the Merger and the other transactions contemplated by this Agreement. For purposes of this section 5.03, the term "Acquisition Proposal" means any proposal or offer for a merger, asset acquisition or other business combination (other than the Merger contemplated by this Agreement) involving the Company and any Potential Acquiror, or any proposal or offer to acquire a significant equity interest in, or a significant portion of the assets of, the Company by a Potential Acquiror.

                                   ARTICLE VI

                             ADDITIONAL AGREEMENTS

     6.01 Proxy Statement.

     (a) As promptly as practicable after the execution of this Agreement, the Company shall prepare and file with the SEC a proxy statement and a form of proxy to be sent to the shareholders of the Company in connection with the meeting of the Company's shareholders to consider the Merger (the "Shareholders' Meeting") (such proxy statement, together with any amendments thereof or supplements thereto, in each case in the form or forms mailed to the Company's shareholders, being the "Proxy Statement"). The Proxy Statement shall include the recommendation of the Company's Board of Directors in favor of the Merger and approval of this Agreement, unless outside legal counsel to the Company advise the Company's Board of Directors that the directors' fiduciary duties under applicable law require them not to do so.

     (b) The information included in the Proxy Statement shall not, at the date the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to shareholders or at the time of the Shareholders' Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements, therein, in light of the circumstances under which they are made, not misleading. If at any time prior to the Shareholders' Meeting, any event or circumstance relating to the Company, or its officers or directors, is discovered by the Company which should be set forth in a supplement to the Proxy Statement, the Company shall promptly inform Acquiror. All documents that the Company is responsible for filing with the SEC in connection with the transactions contemplated herein will comply as to form and substance in all material respects with the applicable requirements of the Exchange Act.

     (c) Acquiror and Acquiror Sub each consents to the use of its name and to the inclusion of business information relating to such party (in each case, to the extent required by applicable securities laws) in the Proxy Statement. The Company, Acquiror and Acquiror Sub each hereby agrees to (i) use its reasonable efforts to obtain the written consent of any Person retained by it which may be required to be named (as an expert or otherwise) in the Proxy Statement; provided, that such party shall not be required to make any material payment to such Person in connection with such party's efforts to obtain any such consent, and (ii) cooperate, and agrees to use its reasonable efforts to cause its Affiliates to cooperate, with any legal counsel, investment banker, accountant or other agent or representative retained by any of the parties in connection with the preparation of any and all information required as determined after consultation with each party's counsel, by applicable securities laws to be disclosed in the Proxy Statement.

     6.02 Meeting of Shareholders. The Company shall take all action necessary in accordance with the Wisconsin Law and its Articles of Incorporation and By-Laws to convene the Shareholders' Meeting, and the Company shall consult with Acquiror in connection therewith. The Company shall use reasonable efforts to solicit from the shareholders of the Company proxies in favor of the Merger and shall take all other actions necessary or advisable to secure the vote or consent of shareholders required by the Wisconsin Law to approve this Agreement, including the retention of proxy solicitation agents if requested by Acquiror, unless otherwise required by the applicable fiduciary duties of directors or officers of the Company.

     6.03 Appropriate Action; Consents; Filings.

     (a) Subject to the terms and conditions herein provided, the Company, Acquiror and Acquiror Sub shall use all reasonable efforts to (i) take, or cause to be taken, all appropriate action, and do or cause to be done, all things necessary, proper or advisable under applicable law or otherwise to consummate and make effective the transactions contemplated by this Agreement as promptly as practicable, (ii) obtain from any Governmental Entities any consents, licenses or orders required to be obtained by Acquiror or the Company in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement, including, without limitation, the Merger, and (iii) make all necessary notifications and filings and thereafter make any other required submissions with respect to this Agreement and the Merger required under (A) the Exchange Act and any other applicable federal or state securities laws, and (B) any other applicable law; provided that Acquiror and the Company shall cooperate with each other in connection with the making of all such filings. The Company and Acquiror shall furnish to each other all information required for any application or other filing to be made pursuant to the rules and regulations of any applicable law (including all information required to be included in the Proxy Statement) in connection with the transactions contemplated by this Agreement.

     (b) (i) The Company and Acquiror shall give any notices to third parties, and use all reasonable efforts to obtain any third-party consents, (A) necessary to consummate the transactions contemplated in this Agreement, (B) disclosed or required to be disclosed in the disclosure schedules to this Agreement, or (c) required to prevent a Company Material Adverse Effect from occurring prior to the Effective Time.

          (ii) In the event that any party shall fail to obtain any third-party consent described in subsection (b)(i) above, such party shall use reasonable efforts, and shall take any such actions reasonably requested by the Company and Acquiror to minimize any adverse effect upon the Company and its businesses resulting, or which could reasonably be expected to result after the Effective Time, from the failure to obtain such consent.

     (c) From the date of this Agreement until the Effective Time, the Company shall promptly notify Acquiror in writing of any pending or, to the knowledge of the Company, threatened action, proceeding or investigation by any Governmental Entity or any other Person (i) challenging or seeking material damages in connection with the Merger, (ii) alleging that the consent of such Governmental Entity or Person may be required in connection with the Merger or this Agreement or (iii) seeking to restrain or prohibit the consummation of the Merger or otherwise limit the right of Acquiror or, to the knowledge of the Company, to own or operate all or any portion of the businesses or assets of the Company.

     (d) From the date of this Agreement until the Effective Time, Acquiror shall promptly notify the Company in writing of any pending or, to the knowledge of Acquiror, threatened action, proceeding or investigation by any Governmental Entity or any other Person (i) challenging or seeking material damages in connection with the Merger or (ii) seeking to restrain or prohibit the consummation of the Merger or otherwise limit the right of Acquiror to own or operate all or any portion of the business or assets of the Company.

     6.04 Update Disclosure; Breaches. From and after the date of this Agreement until the Effective Time, each party shall promptly notify the other parties hereto by written update to its disclosure schedules ("Update Schedule") of (i) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which would be reasonably likely to cause any condition to the obligations of any party to effect the Merger and the other transactions contemplated by this Agreement not to be satisfied, (ii) the failure of the Company or Acquiror, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it pursuant to this Agreement which would be reasonably likely to result in any condition to the obligations of any party to effect the Merger and the other transactions contemplated by this Agreement not to be satisfied, or (iii) of any changes to the information contained in its disclosure schedule (including any change to any representations or warranties herein as to which no schedule has been created as of the date hereof but as to which a schedule would have been required hereunder to have been created on or before the date hereof if such change had existed on the date hereof); provided, however, that the delivery of any Update Schedule pursuant to this section 6.04 shall not cure any breach of any representation or warranty requiring disclosure of such matter prior to the date of this Agreement or otherwise limit or affect the remedies available to the party receiving such notice.

     6.05 Public Announcements. The parties to this Agreement shall consult in good faith with each other before issuing any press release or otherwise making any public statements with respect to the Merger and shall not issue any such press release or make any such public statement without the prior written agreement of the other party, except as may be required by law or the requirements of the NASDAQ market.

     6.06 Indemnification.

     (a) From and after the Effective Time, Acquiror shall, and shall cause the Surviving Corporation to, indemnify, defend and hold harmless the present and former officers, directors, employees, agents and representatives of the Company (collectively, the "Indemnified Parties") against all losses, expenses, claims, damages or liabilities arising out of actions or omissions occurring at or prior to the Effective Time (including, without limitation, the transactions contemplated by this Agreement) to the full extent permitted or required under the Wisconsin Law or other applicable state law (and shall also advance reasonable expenses as incurred to the fullest extent permitted under the Wisconsin Law or other applicable state law, provided that the persons to whom expenses are advanced provides an undertaking to repay such advances contemplated by the Wisconsin Law). Acquiror and Acquiror Sub agree that all rights to indemnification, including provisions relating to advances of expenses incurred in defense of any claim, action, suit, proceeding or investigation (a "Claim") existing in favor of the Indemnified Parties as provided in the Company's Articles of Incorporation or By-Laws or other agreement or provisions, as in effect as of the date hereof, with respect to matters occurring through the Effective Time, shall survive the Merger and shall continue in full force and effect.

     (b) Without limiting the foregoing, in the event any Claim is brought against any Indemnified Party (whether arising before or after the Effective
Time) after the Effective Time (i) the Indemnified Parties may retain counsel satisfactory to them (subject to approval by Acquiror and the Surviving Corporation, which approval will not be unreasonably withheld or delayed), (ii) Acquiror and the Surviving Corporation shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received subject to the ability of Acquiror and the Surviving Corporation to receive such information relative to the legal services provided as is customarily provided and reasonably requested by Acquiror and the Surviving Corporation, and (iii) Acquiror and the Surviving Corporation will use all reasonable efforts to assist in the vigorous defense of any such matter, provided that neither Acquiror nor the Surviving Corporation shall be liable for any settlement of any Claim effected without its written consent, which consent, however, shall not be unreasonably withheld or delayed. Any Indemnified Party wishing to claim indemnification under this section 6.06, upon learning of any such Claim, shall notify Acquiror (but the failure so to notify Acquiror shall not relieve it from any liability which it may have under this section 6.06 except to the extent such failure materially prejudices Acquiror). The Indemnified Parties as a group may retain only one law firm to represent them with respect to each such matter unless there is, as evidenced by the written opinion of counsel reasonably acceptable to Acquiror and the Surviving Corporation, under applicable standards of professional conduct, a conflict on any significant issue between the positions of any two or more Indemnified Parties.

     (c) The Surviving Corporation shall use reasonable efforts to obtain extended reporting endorsements on the fiduciary liability, professional liability and directors and officers liability policies currently covering the Company or any of the Indemnified Parties, and will submit to the applicable insurer a full and complete list of any potential claims under the policy issued by such insurer. In the event the Surviving Corporation is unable to obtain extended coverage under its existing directors and officers liability insurance policies, Acquiror shall use reasonable efforts to provide similar coverage for the Indemnified Parties under policies then maintained by Acquiror; provided that such similar coverage is available to Acquiror at a cost not substantially higher than the Company's present coverage.

     (d) This section 6.06 is intended to benefit the Indemnified Parties and shall be binding on all successors and assigns of Acquiror, Acquiror Sub, the Company and the Surviving Corporation.

     6.07 Obligations of Acquiror and Acquiror Sub. Acquiror shall take all action necessary to cause Acquiror Sub to perform its obligations under this Agreement and the bank commitment letter referred to below and to consummate the Merger on the terms and conditions set forth in this Agreement. Upon the execution of this Agreement, Acquiror has delivered to the Company a letter, in a form typical to such a transaction, from a financial institution evidencing such institution's commitment to provide acquisition and working capital financing sufficient to allow Acquiror and Acquiror Sub to consummate the Merger.

     6.08 Employee Benefits and Compensation. After the Effective Time, the employee benefit plans of the Surviving Corporation shall recognize for eligibility, vesting, accrual and all other purposes the credited service of employees of the Company and its Subsidiaries credited as of the Effective Time under the Company's Employee Benefit Plans on a basis that is consistent with the manner in which the Employee Benefit Plans of the Company recognized such employment for similar purposes.

                                  ARTICLE VII

                               CLOSING CONDITIONS

     7.01 Conditions to Obligations of Each Party Under This Agreement. The respective obligations of each party to effect the Merger and the other transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Effective Time of the following conditions, any or all of which may be waived, in whole or in part, to the extent permitted by applicable law:

     (a) Shareholder Approval. This Agreement and the Merger shall have been approved by the requisite vote of the shareholders of the Company.

     (b) No Action or Proceeding. There shall not have been instituted and there shall not be pending any action or proceeding by a Governmental Entity, and no such action or proceeding shall have been approved by a Governmental Entity with authority to institute such an action or proceeding, before any court of competent jurisdiction or governmental agency or regulatory or administrative body, and no order or decree shall have been entered in any action or proceeding before such court, agency or body of competent jurisdiction: (i) imposing or seeking to impose limitations on the ability of Acquiror to acquire or hold or to exercise full rights of ownership of any securities of the Company; (ii) imposing or seeking to impose limitations on the ability of Acquiror to combine and operate the business and assets of the Company with Acquiror or Acquiror Sub; (iii) imposing or seeking to impose other sanctions, damages or liabilities arising out of the Merger on Acquiror, Acquiror Sub, the Company or any of their officers or directors; (iv) requiring or seeking to require divestiture by Acquiror of all or any material portion of the business, assets or property of the Company; or (v) restraining, enjoining or prohibiting or seeking to restrain, enjoin or prohibit the consummation of the Merger, in each case, with respect to clauses (i) through (iv) above, which would or is reasonably likely to result in a Company Material Adverse Effect at or prior to or after the Effective Time or, with respect to clauses (i) through (v) above, which would or is reasonably likely to subject any of their respective officers or directors to any penalty or criminal liability. Notwithstanding the foregoing, prior to invoking the condition set forth in this section 7.01(b), the party seeking to invoke it shall have used its reasonable efforts to have any pending or approved such action or proceeding withdrawn or dismissed or such order or decree vacated.

     (c) Other Approvals or Notices. All other consents, waivers, approvals and authorizations required to be obtained from, and all filings or notices required to be made with, any Government Entity by Acquiror or the Company prior to consummation of the transactions contemplated in this Agreement (other than the filing and recordation of Merger documents in accordance with the Wisconsin Law) shall have been obtained from and made with all required Governmental Entities, except for such consents, waivers, approvals or authorizations which the failure to obtain, or such filings or notices which the failure to make, would not have a Company Material Adverse Effect prior to or after the Effective Time or an Acquiror Material Adverse Effect before or after the Effective Time or be reasonably likely to subject the Company, Acquiror or Acquiror Sub or any of their respective officers, directors, employees, agents or representatives to substantial penalty or criminal liability.

     7.02 Additional Conditions to Obligations of Acquiror and Acquiror Sub. The obligations of Acquiror and Acquiror Sub to effect the Merger and the other transactions contemplated in this Agreement are also subject to the satisfaction at or prior to the Effective Time of the following conditions, any or all of which may be waived, in whole or in part:

     (a) Representations and Warranties. Each of the representations and warranties of the Company contained in this Agreement shall have been true and correct in all material respects when made and the information contained therein, as updated by any Update Schedule, taken as a whole, shall not have materially adversely changed; each of the representations and warranties contained in this Agreement shall be true and correct in all material respects as of the Effective Time. Acquiror shall have received a certificate of the Chief Executive Officer and Chief Financial Officer of the Company to that effect.

     (b) Agreements and Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time, except to the extent failure to perform is caused by or is consented to by Acquiror or Acquiror Sub. Any breach by the Company of its obligations under section 5.02(d) shall be deemed to be material noncompliance for purposes of this section 7.02(b). Acquiror shall have received a certificate of the Chief Executive Officer and Chief Financial Officer of the Company to that effect.

     (c) Consents Under Agreements. The Company shall have obtained the third-party consents described in subsection 6.03(b)(i), except those for which the failure to obtain such consents and approvals would not have a Company Material Adverse Effect prior to or after the Effective Time or an Acquiror Material Adverse Effect before or after the Effective Time, other than as contemplated by subsection 6.03(b)(ii).

     (d) Opinion of Counsel. The Acquiror and the Acquiror Sub shall have received an opinion of von Briesen, Purtell & Roper, s.c. counsel to the Company, addressed to Acquiror and Acquiror Sub, dated as of the Effective Time, and satisfactory in form and substance to Acquiror, Acquiror Sub and its counsel, to the following effect:

          (i) The Company is a corporation existing under the laws of the State of Wisconsin and, based solely on a certificate of the Secretary of State of Wisconsin, (a) has filed with the Secretary of State during its most recently completed report year the required annual report; (b) is not the subject of a proceeding under Wisconsin Statutes section 180.1421, to cause its administrative dissolution; (c) no determination has been made by the Secretary of State that grounds exist for such action with respect to the Company; (d) no filing has been made with the Secretary of State of a decree of dissolution with respect to the Company; and (e) Articles of Dissolution of the Company have not been filed with the Secretary of State. The Company has the corporate power to carry on their respective businesses as currently being conducted.

          (ii) The Agreement and Plan of Merger (the "Agreement") is a legal, valid and binding obligation of the Company (a) except as the Agreement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally; (b) subject to general principles of equity including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance, injunctive relief or other equitable remedies, regardless of whether considered in a proceeding in equity or at law. The execution, delivery and performance by the Company of the Agreement have been duly authorized by all necessary corporation action, including the requisite approval of the shareholders of the Company. Under the Wisconsin Business Corporation Law and the Company's Articles of Incorporation and By-Laws, the Company's shareholders and Board of Directors properly approved the Merger in accordance with the terms of the Agreement. Upon filing the Articles of Merger as contemplated by the Agreement, the Merger shall be effective under Wisconsin law.

          (iii) The execution and delivery of the Agreement and the performance by the Company of its terms do not [a] contravene or conflict with any provision of the Articles of Incorporation or By-Laws of the Company; or [b] violate any order, judgment or decree of any Wisconsin or federal court or governmental instrumentality to which the Company is subject and of which such counsel has knowledge.

          (iv) The authorized capital stock of the Company consists of 6,000,000 shares of capital stock which are comprised of 1,000,000 shares of preferred stock, par value $1.00 per share, none of which are issued and outstanding, and 5,000,000 authorized shares of Company Common Stock, par value $3.00 per share, of which 457,323 shares are issued and outstanding, fully paid and nonassessable except as set forth in Wisconsin Statutes section 180.0622(2)(b), as interpreted. To the knowledge of such counsel, the Company does not have outstanding any stock or securities convertible into or exchangeable for any shares of capital stock or any preemptive rights or other rights to subscribe for or to purchase, or any options for the purchase of, or any agreements providing for the issuance (contingent or otherwise) of, or any calls, commitments, rights or claims of any other character relating to the issuance of, any capital stock or any stock or securities convertible into or exchangeable for any capital stock other than as set forth in [a] the Articles of Incorporation and [b] the Agreement or the Disclosure Schedules. To the knowledge of such counsel, except as set forth in the Articles of Incorporation and as set forth in the Agreement or the Disclosure Schedules, the Company is not subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of capital stock of the Company. The transactions contemplated by this Agreement will not cause the Company's Common Stock Repurchase Rights to become exercisable.

          (v) There are no preemptive rights of stockholders under the Articles of Incorporation of the Company or as a matter of law under the Business Corporation Law of Wisconsin with respect to the Agreement or the Merger.

          (vi) To the knowledge of such counsel, there is no action, suit, investigation or proceeding pending or threatened against the Company or any properties or rights of the Company by or before any court, arbitrator or administrative or governmental body which questions the validity of the Agreement or any action which has been or is to be taken by the Company thereunder.

     (e) Financing. Acquiror shall have obtained acquisition and working capital financing on substantially the terms and conditions contained in the bank commitment letter described in section 6.07 of this Agreement.

     7.03 Additional Conditions to Obligations of the Company. The obligation of the Company to effect the Merger and the other transactions contemplated in this Agreement is also subject to the satisfaction at or prior to the Effective Time of the following conditions, any or all of which may be waived, in whole or in part;

     (a) Representations and Warranties. Each of the representations and warranties of Acquiror contained in this Agreement: (A) with respect to those representations and warranties that are qualified by reference to "materiality" or "Acquiror Material Adverse Effect," shall be true and correct in all respects as of the Effective Time, as though made on and as of the Effective Time and (B) with respect to all other representations and warranties, shall be true and correct in all material respects as of the Effective Time, as though made on and as of the Effective Time. The Company shall have received a certificate of the Chief Executive Officer and Chief Financial Officer of Acquiror to that effect.

     (b) Agreements and Covenants. Acquiror and Acquiror Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by each of them on or prior to the Effective Time. The Company shall have received a certificate of the Chief Executive Officer and Chief Financial Officer of Acquiror to that effect.

     (c) Opinion of Counsel. The Company shall have received an opinion of Reinhart, Boerner, Van Deuren, Norris & Rieselbach, s.c., counsel to Acquiror and Acquiror Sub, addressed to the Company, dated as of the Effective Time, and satisfactory in form and substance to the Company and its counsel, to the following effect:

          (i) Acquiror is a corporation existing under the laws of the State of Wisconsin and, based solely on a certificate of the Secretary of State of Wisconsin, (a) has filed with the Secretary of State during its most recently completed report year the required annual report; (b) is not the subject of a proceeding under Wisconsin Statutes section 180.1421, to cause its administrative dissolution; (c) no determination has been made by the Secretary of State that grounds exist for such action with respect to Acquiror; (d) no filing has been made with the Secretary of State of a decree of dissolution with respect to Acquiror; and (e) Articles of Dissolution of Acquiror have not been filed with the Secretary of State. Acquiror has the corporate power to carry on their respective businesses as currently being conducted.

          (ii) The execution, delivery and performance of the Agreement and Plan of Merger (the "Agreement") has been duly authorized by all requisite corporate action on the part of Acquiror and Acquiror Sub. The Agreement constitutes the legally valid and binding obligations of Acquiror and Acquiror Sub, enforceable in accordance with its terms, subject to the following qualifications: [a] the enforceability against Acquiror or Acquiror Sub of the Agreement in accordance with its terms may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally; [b] the enforceability of the Agreement is subject to the effect of general principles of equity and the possible unavailability of specific performance or injunctive relief regardless of whether considered in a proceeding in equity or at law; and [c] no opinion is expressed as to any provision of the Agreement providing for the indemnification of persons for liability under federal or other securities laws.

                                  ARTICLE VIII

                       TERMINATION, AMENDMENT AND WAIVER

     8.01 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of this Agreement and the Merger by the shareholders of the Company:

     (a) by mutual written consent of Acquiror and the Company;

     (b) by either Acquiror or the Company in the event the conditions to such party's (the "Nonfailing Party") obligations under Article VII shall not have been met or waived by the Nonfailing Party on or prior to July 31, 1997 (provided, however, that this date may be extended by any party by written notice to the other parties for not more than 60 days thereafter if the Merger shall not have been consummated as a direct result of such party's (the "Failing Party") having failed (i) to satisfy the conditions in subsection 7.01(c), (ii) to resolve any action or proceeding as required by subsection 7.01(b) or (iii) to cure any failure by the Failing Party to perform in all material respects any other covenant or agreement required by this Agreement to be performed or complied with by the Failing Party prior to the Effective Time which is capable of being cured), but only if the party terminating has not caused the condition giving rise to termination to be not satisfied through its own action or inaction;

     (c) by either Acquiror or the Company if any decree, permanent injunction, judgment, order or other action by any court of competent jurisdiction or any Governmental Entity preventing or prohibiting consummation of the Merger shall have become final and nonappealable;

     (d) by Acquiror, if (A) the Board of Directors of the Company withdraws, modifies or changes in a manner materially adverse to Acquiror its recommendation of this Agreement or Merger or shall have resolved to do any of the foregoing, or (B) the Board of Directors of the Company shall have recommended to the shareholders of the Company any proposed acquisition of the Company by any Person or any "group" (as such term is defined under section 13(d) of the Exchange Act) other than Acquiror and its Affiliates by (i) merger, consolidation, share exchange, business combination or other similar transaction, (ii) purchase of all or a substantial part of the assets of the Company and its Subsidiaries, taken as a whole, or (iii) the acquisition of more than 50% of the Company's outstanding equity securities (a "Competing Transaction") or resolved to do so, or (C) a tender offer or exchange offer for 50% or more of the outstanding shares of capital stock of the Company is commenced, the Board of Directors of the Company, within 10 business days after such tender offer or exchange offer is so commenced, either fails to recommend against acceptance of such tender offer or exchange offer by its shareholders or takes no position with respect to the acceptance of such tender offer or exchange offer by its shareholders;

     (e) by the Company if, in the exercise of its judgment as to its fiduciary duties to its shareholders as imposed by applicable law and, after consultation with and receipt of advice from outside legal counsel, the Company's Board of Directors determines that such termination is required by reasons of any Competing Transaction being made or proposed.

     (f) by Acquiror, if any Update Schedule contains disclosures of any fact or condition which makes untrue, or shows to have been untrue, any representation or warranty by the Company in this Agreement, unless concurrently with the delivery of the Update Schedule, the Company represents and warrants that the disclosed fact or condition can and will be corrected at the Company's expense prior to the Effective Time; provided that the effect of the fact or condition so disclosed upon the representation or warranty so affected constitutes a Company Material Adverse Effect.

     8.02 Effect of Termination. Subject to the remedies of the parties set forth in section 8.03(c), in the event of the termination of this Agreement pursuant to section 8.01, this Agreement shall forthwith become void, and, subject to sections 8.03(c) and (d), there shall be no liability under this Agreement on the part of Acquiror, Acquiror Sub or the Company or any of their respective officers or directors and all rights and obligations of each party hereto shall cease. The Acquiror's Confidentiality Agreement shall survive any termination of this Agreement.

     8.03 Expenses.

     (a) If the Merger is consummated, all Expenses will be paid by the Surviving Corporation. If the Merger is not consummated and this Agreement is terminated, all Expenses incurred by the parties shall be borne solely and entirely by the party which has incurred the same, except as provided in section 8.03(d).

     (b) "Expenses" as used in this Agreement shall include all reasonable out-of-pocket expenses (including, without limitation, all fees and expenses of counsel, accountants, experts and consultants to a party and its Affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement, the preparation, printing, filing and mailing of the Proxy Statement, the solicitation of shareholder approvals and all other matters related to the closing of the transactions contemplated by this Agreement.

     (c) If all conditions to the obligations of a party at Closing contained in
Article VII of this Agreement have been satisfied (or waived by the party entitled to waive such conditions), and the other party does not proceed with the Closing, the right to seek specific performance of this Agreement shall be preserved and shall survive any termination of this Agreement.

     (d) The Company agrees that if this Agreement is terminated pursuant to section 8.01(d) or section 8.01(e), the Company shall reimburse Acquiror for all Expenses incurred subsequent to the date of this Agreement and shall in addition pay to Acquiror the sum of $200,000. If the Agreement is terminated pursuant to section 8.01(b) as a direct result of a material intentional breach by a party of any of its covenants or agreement contained in this Agreement, the party in breach shall reimburse the other party for all Expenses (whether incurred before or after the date of this Agreement) and shall in addition pay such party the sum of $200,000. If the Agreement is terminated by the Acquiror as a result of its inability to obtain financing (except for such inability as arises as a result of the Company's failure to accurately disclose relevant facts or circumstances to Acquiror, Acquiror Sub or Acquiror's financing sources), the Acquiror shall reimburse the Company for all Expenses incurred subsequent to April 15, 1997, but such Expenses shall not exceed $75,000, in any event.

                                   ARTICLE IX

                               GENERAL PROVISIONS

     9.01 Non-Survival of Representations and Warranties. The respective representations and warranties of the parties in this Agreement shall expire with, and be terminated and extinguished upon, consummation of the Merger or termination of this Agreement, and thereafter neither the Company, Acquiror nor any of their respective officers, directors or employees shall have any liability whatsoever with respect to any such representation or warranty. This section 9.01 shall have no effect upon any other obligation of the parties hereto, whether to be performed before or after consummation of the Merger.

     9.02 Notices. All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed to have been duly given or made upon receipt, if delivered personally, on the third business day following deposit in the U.S. mail if mailed by registered or certified mail (postage prepaid, return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like changes of address) or when sent by electronic transmission to the telecopier number specified below with receipt acknowledged:

     (a) If to Acquiror or Acquiror Sub:

         Choucroute Partners LLC
         32451 Oakland Road
         Nashotah, WI 53058
         Telecopier No.: 414-367-3323
         Attention: Robert T. Foote, Jr.

         With a copy to:

         Reinhart, Boerner, Van Deuren,
         Norris & Rieselbach, s.c.
         1000 North Water Street
         Suite 2100
         Milwaukee, WI 53202
         Telecopier No.: 414-298-8097
         Attention: Michael T. Pepke, Esq.

     (b) If to the Company:

         David White, Inc.
         11711 River Lane
         Germantown, WI 53022
         Telecopier No.: 414-251-5696

         With a copy to:

         von Briesen, Purtell & Roper, s.c.
         411 East Wisconsin Avenue, Suite 700
         Milwaukee, WI 53202
         Telecopier No.: 414-273-7897
         Attention: Robert J. Loots, Esq.

     9.03 Amendment. This Agreement may be amended by the parties by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time; provided, however, that after approval of this Agreement by the shareholders of the Company, no amendment may be made without further approval of such shareholders, which amendment would reduce the amount or change the type of consideration into which each share of Company Common Stock shall be converted pursuant to this Agreement upon consummation of the Merger. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

     9.04 Waiver. At any time prior to the Effective Time, any party may (a) extend the time for the performance of any of the obligations or other acts of any other party, (b) waive any inaccuracies in the representations and warranties of any other party contained in this Agreement or in any document delivered pursuant to this Agreement and (c) waive compliance by any other party with any of the agreements or conditions contained in this Agreement. Notwithstanding the foregoing, no failure or delay by either party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by a party or parties to be bound thereby.

     9.05 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     9.06 Severability. If any term or other provision of this Agreement is finally adjudicated by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

     9.07 Entire Agreement. This Agreement (together with the disclosure schedules to this Agreement and the other documents delivered pursuant hereto), constitutes the entire agreement of the parties and supersedes all prior agreements and undertakings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof. The parties hereby acknowledge that, no party shall have the right to acquire or shall be deemed to have acquired shares of common stock of the other party pursuant to the Merger until the consummation thereof.

     9.08 Assignment. This Agreement shall not be assigned, whether by operation of law or otherwise.

     9.09 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of and be enforceable by each party and its respective successors, and nothing in this Agreement, express or implied, other than pursuant to section 2.04 and sections 6.06 and 6.08 or the right to receive the consideration payable in the Merger pursuant to Article II, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

     9.10 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Wisconsin, regardless of the laws that might otherwise govern under applicable principles of conflicts of law.

     9.11 Counterparts. This Agreement may be executed by facsimile and in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

                                          CHOUCROUTE PARTNERS LLC

                                          BY  /s/ ROBERT T. FOOTE, JR.
                                            ------------------------------------
                                              Robert T. Foote, Jr., Manager

                                          FC SUB CORPORATION

                                          BY  /s/ ROBERT T. FOOTE, JR.
                                            ------------------------------------
                                              Robert T. Foote, Jr., President

                                          DAVID WHITE, INC.

                                          BY  /s/ TONY L. MIHALOVICH
                                            ------------------------------------
                                              Tony L. Mihalovich, President

                                                                       EXHIBIT B

              [LETTERHEAD OF CLEARY GULL REILAND & MCDEVITT INC.]

May 14, 1997

The Board of Directors
David White, Inc.
11711 River Lane
Germantown, WI 53022

Dear Gentlemen:

     You have requested our opinion as to the fairness, from a financial point of view, to the holders (the "Stockholders") of the outstanding shares of common stock, par value $3.00 per share (the "Common Stock"), of David White, Inc. ("David White" or the "Company") of the consideration to be received by the Stockholders pursuant to the terms of the Merger Agreement dated as of April 30, 1997 (the "Merger Agreement") by and among Choucroute Partners LLC ("Choucroute"), FC Sub Corporation, a wholly owned subsidiary of Choucroute ("Choucroute Sub") and David White, pursuant to which Choucroute Sub will be merged with and into the Company (the "Merger").

     Under the Merger Agreement, each issued and outstanding share of Common Stock (other than (i) shares owned by Choucroute, Choucroute Sub, the Company or any of their direct or indirect subsidiaries or (ii) any "Dissenting Shares" (as defined in the Merger Agreement)) will be canceled and converted into the right to receive $12.00 per share in cash. The terms and conditions of the Merger are more fully set forth in the Merger Agreement.

     In arriving at our opinion, we have, among other things: (i) reviewed the financial terms and conditions of the Merger Agreement; (ii) analyzed certain historical business and financial information relating to the Company; (iii) reviewed various financial budgets and schedules and other data provided to us by the Company; (iv) held discussions with the President and Chief Financial Officer with respect to the business and prospects of the Company; (v) reviewed public information with respect to certain other companies in lines of business we believed to be generally comparable to the business of the Company; (vi) reviewed the historical prices and trading volumes of the Common Stock; (vii) calculated the unleveraged after-tax discounted cash flow of the Company; (viii) compared the purchase price premium to be paid for the Common Stock to premiums paid in certain other mergers in lines of business we believe to be generally comparable to the business of the Company, and the premiums to be paid for similar-sized mergers, and in other industries generally; and (ix) conducted such other financial studies, analyses and investigations as we deemed relevant and appropriate.

     In connection with our review, we have not independently verified any of the foregoing information and have relied on its being complete and accurate in all material respects. We have not made an independent evaluation or appraisal of any assets or liabilities (contingent or otherwise) of David White. With respect to the financial plans, estimates and analyses provided to us by David White, we have assumed, with your permission, that all such information was reasonably prepared on bases reflecting the best currently available estimates and judgment of management of David White as to future financial performance and was based upon the historical performance of David White and certain estimates and assumptions which were reasonable at the time made. Our opinion is based on economic, monetary and market conditions existing on the date hereof.

     Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the consideration to be received by the Stockholders pursuant to the Merger Agreement is fair, from a financial point of view, to the Stockholders.

     We are acting as financial advisor to the Board of Directors of David White in this transaction and will receive a fee for our services, a significant portion of which is contingent upon the approval and consummation of the Merger. In addition, David White has agreed to indemnify us for certain liabilities that may arise out of the rendering of this opinion.

     This opinion is for the use and benefit of the Board of Directors of David White and is rendered to the Board of Directors of David White in connection with its consideration of the Merger. We are not making any recommendation regarding whether or not it is advisable for Stockholders to vote in favor of the Merger. We have not been requested to opine as to, and our opinion does not in any manner address, David White's underlying business decision to proceed with or effect the Merger.

Very truly yours,

CLEARY GULL REILAND & McDEVITT INC.

                                    PROXY
                              DAVID WHITE, INC.


               SPECIAL MEETING OF SHAREHOLDERS -- JULY 30, 1997
         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.



The undersigned hereby appoints Tony L. Mihalovich and Marshall A. Loewi, or either one of them, with full power of substitution and resubstitution, as proxy or proxies of the undersigned to attend the Special Meeting of Shareholders of David White, Inc. (the "Company") to be held on July 30, 1997 at 10:00 a.m., local time, at the Company's corporate offices at 11711 River Lane, Germantown, Wisconsin, 53022, and any adjournment thereof, there to vote all shares of Common Stock of the Company that the undersigned would be entitled to vote if personally present as specified below upon the following matters, and in their discretion upon such other matters as may properly come before the meeting.


        1. APPROVAL AND ADOPTION OF AGREEMENT AND PLAN OF MERGER, DATED AS OF APRIL 30, 1997, BY AND AMONG CHOUCROUTE PARTNERS LLC, FC SUB CORPORATION AND DAVID WHITE, INC.


             /  / FOR                /  / AGAINST              /  / ABSTAIN



        2. GRANT AUTHORITY TO THE PROXIES TO VOTE, IN THEIR DISCRETION, IN FAVOR OF ANY PROPOSAL TO POSTPONE OR ADJOURN THE SPECIAL MEETING.


             /  / FOR                /  / AGAINST              /  / ABSTAIN




        3. In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the meeting.


        The undersigned hereby acknowledges receipt of the Notice of Special Meeting of Shareholders and the accompanying Proxy Statement, and ratifies all that said proxies or their substitutes may lawfully do by virtue hereof.



Please sign exactly as your name appears hereon, date and return this Proxy. UNLESS OTHERWISE SPECIFIED, THIS PROXY WILL BE VOTED FOR THE APPROVAL AND ADOPTION OF THE AGREEMENT AND PLAN OF MERGER. IF OTHER MATTERS PROPERLY COME BEFORE THE MEETING, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE BEST JUDGMENT OF THE PROXIES APPOINTED.



                                Dated:_____________________________,1997

                                 _______________________________________
                                 (SIGNATURE OF SHAREHOLDER)

                                 _______________________________________
                                 (SIGNATURE IF JOINTLY HELD)

                                 If signing for a corporation or
                                 partnership or as an attorney, executor, adminisrator, trustee or guardian, please add your full title as such. If shares are held by two or more persons, all holders must sign the Proxy.


PLEASE MARK, SIGN AND RETURN PROMPTLY IN ACCOMPANYING ENVELOPE